    As filed with the Securities and Exchange Commission on August 22, 1996

                                                     Registration No. 333-
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------
                                    FORM S-1
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                            ------------------------
                          TRANSCEND THERAPEUTICS, INC.
             (Exact name of registrant as specified in its charter)
                            ------------------------

           DELAWARE                         2836                        04-3174575
(State or other jurisdiction of  (Primary Standard Industrial        (I.R.S. Employer
incorporation or organization)   Classification Code Number)      Identification Number)

                            ------------------------
       640 MEMORIAL DRIVE, CAMBRIDGE, MASSACHUSETTS 02139 (617) 374-1200 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                            ------------------------
                          HECTOR J. GOMEZ, M.D., PH.D.
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                          TRANSCEND THERAPEUTICS, INC.
                               640 MEMORIAL DRIVE
                 CAMBRIDGE, MASSACHUSETTS 02139 (617) 374-1200
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                            ------------------------
                                   Copies to:

            STEVEN D. SINGER, ESQ.                    CHARLES W. MULANEY, JR., ESQ.
            SUSAN W. MURLEY, ESQ.                  SKADDEN, ARPS, SLATE, MEAGHER & FLOM
                HALE AND DORR                        333 W. Wacker Drive, Suite 2100
               60 State Street                           Chicago, Illinois 60606
         Boston, Massachusetts 02109                          (312) 407-0700
                (617) 526-6000

                            ------------------------
        Approximate date of commencement of proposed sale to the public:
            As soon as practicable after the effective date hereof.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. / /
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                            ------------------------
                        CALCULATION OF REGISTRATION FEE
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
- --------------------------------------------------------------------------------
                                                              Proposed Maximum   Proposed Maximum
          Title of each Class of             Amount to be         Offering           Aggregate          Amount of
       Securities to be Registered           Registered(1)   Price Per Share(2)  Offering Price(2)  Registration Fee

  ------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value per share....  2,300,000 shares       $14.00           $32,200,000          $11,104
- ------------------------------------------------------------------------------------------------------------------
- ------------------------------------------------------------------------------------------------------------------

(1) Includes 300,000 shares which the Underwriters have the option to purchase from the Company to cover over-allotments, if any. See "Underwriting."
(2) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(a) under the Securities Act of 1933.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR
DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL
FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION
STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF
THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME
EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY
DETERMINE.
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- --------------------------------------------------------------------------------

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES
     MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY
     NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                  SUBJECT TO COMPLETION, DATED AUGUST 22, 1996

PROSPECTUS
                                2,000,000 SHARES
                                      LOGO
                                  COMMON STOCK

     All of the 2,000,000 shares of Common Stock offered hereby are being sold by Transcend Therapeutics, Inc. ("Transcend" or the "Company"). Prior to the Offering, there has been no public market for the Common Stock of the Company. It is currently estimated that the initial public offering price will be between $12.00 and $14.00 per share. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price. The Company has applied to list the Common Stock for quotation on the Nasdaq National Market under the symbol "TSND."

     THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS," BEGINNING ON PAGE 5.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
    EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
       SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
          COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
              PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS
                 A CRIMINAL OFFENSE.
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                                                             UNDERWRITING
                                                                            DISCOUNTS AND            PROCEEDS TO
                                                   PRICE TO PUBLIC          COMMISSIONS(1)            COMPANY(2)
  ------------------------------------------------------------------------------------------------------------------
  Per Share....................................            $                      $                       $
- ------------------------------------------------------------------------------------------------------------------
  Total(3).....................................            $                      $                       $

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

(1) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(2) Before deducting expenses of the Offering payable by the Company, estimated at $600,000.

(3) The Company has granted the Underwriters a 30-day option to purchase up to 300,000 additional shares of Common Stock on the same terms and conditions set forth above, solely to cover over-allotments, if any. If such option is exercised in full, the total Price to Public, Underwriting Discounts and
    Commissions and Proceeds to Company will be $      , $      , and $      ,
    respectively. See "Underwriting."

                          ---------------------------

     The shares of Common Stock offered by the Underwriters are subject to prior sale, receipt and acceptance by them and subject to the right of the Underwriters to reject any order in whole or in part and certain other conditions. It is expected that delivery of such shares will be made at the offices of the agent of Vector Securities International, Inc., in New York, New
York, on or about                , 1996.

                          ---------------------------

Vector Securities International, Inc.  Tucker Anthony
                                                              Incorporated

          , 1996

                    [GRAPHIC DESCRIPTION OF THE TEXT BELOW]

IN CONNECTION WITH THE ONSET OF ACUTE RESPIRATORY DISTRESS SYNDROME ("ARDS"), NEUTROPHILS ACTIVATE AND ADHERE TO THE SURFACE OF PULMONARY CAPILLARIES. THESE NEUTROPHILS THEN RELEASE REACTIVE OXYGEN SPECIES ("ROS") AND PROTEASE ENZYMES WHICH CAUSE DAMAGE TO LUNG TISSUE. GLUTATHIONE, WHICH IS NORMALLY PRESENT IN LUNG CELLS AND LUNG FLUID IN HIGH CONCENTRATIONS, NEUTRALIZES OR INACTIVATES THESE ROS AND LIMITS OXIDATIVE DAMAGE. ANTI-PROTEASE ENZYMES ARE PRESENT IN THE LUNG UNDER NORMAL CONDITIONS AND PROTECT THE LUNG AGAINST DAMAGE. THE PROTECTIVE EFFECT OF ANTI-PROTEASES IS LOST IN THE PRESENCE OF EXCESSIVE ROS. GLUTATHIONE CAN ALSO PREVENT FURTHER LUNG DAMAGE INDIRECTLY BY BLOCKING ROS INHIBITION OF ANTI-PROTEASES.

                    [GRAPHIC DESCRIPTION OF THE TEXT BELOW]

PROCYSTEINE IS A SMALL MOLECULE THAT READILY ENTERS CELLS AND IS THEN CONVERTED INTO CYSTEINE. CYSTEINE THEN COMBINES WITH GLUTAMATE AND GLYCINE TO FORM GLUTATHIONE. PROCYSTEINE HAS NOT BEEN APPROVED BY THE UNITED STATES FOOD AND DRUG ADMINISTRATION (THE "FDA") OR ANY FOREIGN REGULATORY AGENCY. THERE CAN BE NO ASSURANCE THAT PROCYSTEINE WILL BE APPROVED BY THE FDA OR ANY FOREIGN REGULATORY AGENCY ON A TIMELY BASIS, OR AT ALL. SEE "RISK FACTORS -- NO ASSURANCE OF FDA APPROVAL; COMPREHENSIVE GOVERNMENT REGULATION."
                            ------------------------

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

     Transcend Therapeutics and Procysteine are trademarks of Transcend Therapeutics, Inc. All other trademarks or trade names referred to in this Prospectus are the property of their respective owners.

                               PROSPECTUS SUMMARY

    The following summary is qualified in its entirety by the more detailed information and Financial Statements and Notes thereto appearing elsewhere in this Prospectus, including information under "Risk Factors."

                                  THE COMPANY

    Transcend Therapeutics, Inc. ("Transcend" or the "Company") is developing novel pharmaceuticals for the treatment of diseases caused by oxidative stress and resultant tissue damage, with a particular therapeutic focus on critical care. The Company's lead product candidate, Procysteine(R), has been evaluated in two Phase II clinical trials involving patients with acute respiratory distress syndrome ("ARDS"). In the first quarter of 1997, the Company plans to begin a pivotal Phase III clinical trial of Procysteine to determine its safety and efficacy in the treatment of ARDS. Transcend is also conducting pilot clinical trials with Procysteine to determine its potential application for the treatment of amyotrophic lateral sclerosis ("ALS") and atherosclerotic cardiovascular disease ("ASCVD").

    The Company's initial product candidates are small molecule, glutathione-repleting agents designed to prevent or limit oxidative damage from reactive oxygen species ("ROS"), highly reactive toxic molecules produced as part of the body's immune response. Glutathione is one of the body's principal mechanisms for neutralizing ROS. Animal and human studies have demonstrated that in some conditions involving massive acute inflammation, including severe infection, multiple trauma and extensive burns, large quantities of ROS may be produced. Studies have also indicated decreased levels of glutathione in such conditions. When the body's production of ROS increases and exceeds the capacity of glutathione and other antioxidant systems to combat oxidative stress, damage to the body's major organs can result.

    ARDS, a disorder characterized by severe lung dysfunction, is a devastating complication of conditions associated with massive acute inflammation. This disorder affects an estimated 150,000 patients in the United States annually, has a mortality rate of approximately 40 percent and is often associated with dysfunction of other organs such as the kidneys, liver and heart. There are currently no commercially available drug treatments for ARDS. Patients suffering from ARDS are generally treated in a hospital intensive care unit with only supportive care, consisting of highly invasive mechanical support with a ventilator, until lung function returns. Mechanical ventilation involves forcing air containing high concentrations of oxygen into the lungs through an endotracheal tube inserted through a patient's nose or mouth. While on mechanical ventilation, a patient is at an increased risk of serious complications, including hospital-acquired infection with drug resistant organisms.

    Procysteine represents a novel pharmacological approach to the treatment of diseases associated with oxidative damage. Procysteine is a system for introducing into cells the amino acid cysteine, an essential building block of glutathione. Preclinical studies have documented Procysteine's ability to increase intracellular levels of glutathione and prevent ROS damage. The Company has developed intravenous and oral formulations of Procysteine and has characterized the safety profile and pharmacokinetics of these formulations in clinical trials involving over 250 subjects in total.

    Company-sponsored Phase II trials with intravenously administered Procysteine have provided data to support its use in the treatment of patients with ARDS. In the first Phase II trial, which involved 32 patients treated with Procysteine or placebo, Procysteine-treated patients gained independence from mechanical ventilation more rapidly than did placebo-treated patients. Consistent with the first trial, the second Phase II trial, which involved a total of 25 patients, indicated a trend toward a reduction in median days on mechanical ventilation among Procysteine-treated patients as compared with placebo-treated patients. Procysteine-treated patients also regained efficiency in transporting oxygen to the blood stream to a greater degree than did placebo-treated patients.

    The Company's strategy is to exploit the potential of the glutathione-repleting agents currently in its portfolio, with a particular therapeutic focus on critical care, and to enhance its product pipeline through collaborations with academic and research institutions. The Company plans to commercialize its product candidates through strategic alliances and to retain strategically important development, marketing or co-promotion rights in order to enhance its product development opportunities.

    Based on Procysteine's mechanism of action, the Company believes that the drug has potential applications in a number of diseases. Transcend is conducting pilot, clinical proof-of-principle studies with Procysteine in patients with ALS and ASCVD. The Company plans to use the results of these studies, if successful, to select at least one indication to advance into Phase II clinical trials during 1997.

    The Company was organized in Delaware in December 1992 under the name Free Radical Sciences, Inc. and changed its name to Transcend Therapeutics, Inc. in June 1995. The Company's executive office is located at 640 Memorial Drive, Cambridge, Massachusetts 02139 and its telephone number is (617) 374-1200.

                                  THE OFFERING

Common Stock offered...............................  2,000,000 shares
Common Stock to be outstanding after the
  Offering.........................................  5,749,126 shares(1)
Use of proceeds....................................  To fund clinical trials, research and development programs and for other general corporate purposes.
Proposed Nasdaq National Market symbol.............  TSND

                             SUMMARY FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                          SIX MONTHS
                                                                      YEAR ENDED DECEMBER 31,           ENDED JUNE 30,
                                                                   ------------------------------     -------------------
                                                                    1993       1994        1995        1995        1996
                                                                   ------     -------     -------     -------     -------
STATEMENT OF OPERATIONS DATA:
  Revenue........................................................  $6,095     $    --     $    --     $    --     $    --
  Total operating expenses.......................................   6,123       3,742       4,384       1,923       1,922
                                                                   ------     -------     -------     -------     -------
  Loss from operations...........................................     (28)     (3,742)     (4,384)     (1,923)     (1,922)
  Other income (expense).........................................      --         139         (66)         68        (312)
                                                                   ------     -------     -------     -------     -------
  Net loss.......................................................  $  (28)    $(3,603)    $(4,450)    $(1,855)    $(2,234)
                                                                   ======     =======     =======     =======     =======
  Net loss to common stockholders................................  $  (28)    $(4,714)    $(5,931)    $(2,596)    $(2,975)
                                                                   ======     =======     =======     =======     =======
  Pro forma net loss per common share (2)........................                         $ (1.55)    $  (.68)    $  (.78)
                                                                                          =======     =======     =======
  Pro forma weighted average common shares outstanding (2).......                           3,833       3,831       3,833
                                                                                          =======     =======     =======

                                                                                       JUNE 30, 1996
                                                                        -------------------------------------------
                                                                                                      PRO FORMA
                                                                         ACTUAL    PRO FORMA(3)    AS ADJUSTED(4)
                                                                        --------   ------------   -----------------
BALANCE SHEET DATA:
  Cash and cash equivalents...........................................  $    546     $  2,550         $  26,130
  Working capital (deficit)...........................................    (2,944)       2,165            25,745
  Total assets........................................................     1,112        3,116            26,696
  Redeemable preferred stock (5)......................................    10,850           --                --
  Deficit accumulated during the development stage....................   (10,316)     (17,857)          (17,857)
  Stockholders' equity (deficit)......................................   (13,270)       2,689            26,269

- ---------------
(1) Based on shares outstanding as of August 20, 1996. Includes the issuances described in Footnote 3 below. Excludes (i) 379,721 shares of Common Stock issuable upon exercise of outstanding options as of August 20, 1996 at a weighted average exercise price of $1.17 per share; (ii) 471,639 shares of Common Stock reserved for future grants of options or awards under the Company's Amended and Restated 1994 Equity Incentive Plan; and (iii) 5,000 shares reserved for issuance upon exercise of a warrant at an exercise price of $5.00 per share. See "Management -- Amended and Restated 1994 Equity Incentive Plan" and "Description of Capital Stock."
(2) See Note 1 of Notes to Financial Statements for information concerning the computation of pro forma net loss per share.
(3) Presented on a pro forma basis to give effect to (i) the sale by the Company of an aggregate of 851,064 shares of Series C Convertible Preferred Stock (convertible into 170,213 shares of Common Stock upon the closing of the Offering) and the receipt of approximately $2.0 million in proceeds therefrom, which is expected to close on or about August 30, 1996; (ii) the exchange of all of the Company's outstanding Nonconvertible Redeemable Preferred Stock for an aggregate of 3,404,255 shares of Series C Convertible Preferred Stock (convertible into 680,851 shares of Common Stock upon the closing of the Offering), which is expected to close on or about August 30, 1996; (iii) the conversion of $3.1 million in aggregate principal amount of, and interest on, the Company's senior secured convertible notes into an aggregate of 2,098,631 shares of Series A Convertible Preferred Stock and 690,775 shares of Series B Convertible Preferred Stock (convertible into an aggregate of 557,881 shares of Common Stock upon the closing of the Offering), upon the closing of the sale of shares of Series C Convertible Preferred Stock as described in (i) above; (iv) the issuance of 789,894 shares of Series A Convertible Preferred Stock (convertible into 157,979 shares of Common Stock upon the closing of the Offering) upon exercise of Series A Preferred Stock warrants, which is expected to occur on or about August 30, 1996; (v) the automatic conversion of all of the outstanding shares of Series A, Series B and Series C Convertible Preferred Stock upon the closing of the Offering; and (vi) the exercise of an option to purchase 8,000 shares of Common Stock.
(4) As adjusted to give effect to the sale of 2,000,000 shares of Common Stock offered hereby, at an assumed initial public offering price of $13.00 per share (after deducting estimated underwriting discounts and commissions and estimated expenses of the Offering) and the receipt of the estimated net proceeds therefrom. See "Use of Proceeds" and "Capitalization."
(5) Includes all issued and outstanding shares of Series A, Series B and Series C Convertible Preferred Stock and Nonconvertible Redeemable Preferred Stock. See "Capitalization" and "Description of Capital Stock."

                            ------------------------

    Except as otherwise noted, all information in this Prospectus, including financial information, share and per share data: (i) has been adjusted to reflect the conversion of all outstanding shares of Series A, Series B and Series C Convertible Preferred Stock into an aggregate of 2,972,485 shares of Common Stock upon the closing of the Offering; (ii) has been adjusted to reflect a one-for-five reverse split of the Common Stock to be effected prior to the closing of the Offering; and (iii) assumes no exercise of the Underwriters' over-allotment option. See "Certain Transactions," "Description of Capital Stock" and "Underwriting."

                                  RISK FACTORS

     IN ADDITION TO THE OTHER INFORMATION IN THIS PROSPECTUS, THE FOLLOWING FACTORS SHOULD BE CONSIDERED CAREFULLY IN EVALUATING AN INVESTMENT IN THE COMMON STOCK OFFERED BY THIS PROSPECTUS. THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS MAY DIFFER SIGNIFICANTLY FROM THE RESULTS DISCUSSED IN THE FORWARD-LOOKING STATEMENTS. FACTORS THAT MIGHT CAUSE SUCH DIFFERENCES INCLUDE THOSE DISCUSSED BELOW.

     EARLY STAGE OF PRODUCT DEVELOPMENT. The Company has not completed development of any drugs and does not expect that any drugs resulting from its development efforts will be available for several years, if at all. All of the Company's potential products are in research, preclinical development or clinical trials. Product development of new pharmaceuticals, including Procysteine and the Company's other glutathione-repleting agents (the TR-500 compounds), is highly uncertain, and unanticipated developments, clinical or regulatory delays, unexpected adverse side effects or inadequate therapeutic efficacy could slow or prevent the product development efforts of the Company and have a materially adverse effect on the Company's business, financial condition and results of operations. There can be no assurance that the Company's current potential products or any future potential products will advance to clinical trials, prove safe and effective in clinical trials, meet applicable regulatory standards, be capable of being produced in commercial quantities at acceptable cost or be successfully marketed.

     DEPENDENCE ON PROCYSTEINE. Since its inception, the Company has devoted its efforts almost entirely to the development of its lead product, Procysteine, which is the only potential product currently under development by the Company that is in human clinical trials. Procysteine will require substantial additional clinical testing and substantial further investment to determine whether it will prove to be safe and effective. Clinical testing of safety and efficacy can take several years. There can be no assurance that any such testing, including the Company's Phase III acute respiratory distress syndrome ("ARDS") clinical trial, will confirm that Procysteine is safe or efficacious. In addition, the successful commercialization of Procysteine is subject to the risks of failure inherent in the development of drug and biological products and products based on new technologies. These risks include the possibility that the use of Procysteine as an approach to the treatment of ARDS or other indications targeted by the Company will not be successful; that Procysteine will not be safer, more effective or more economical than products currently on the market or subsequently introduced; that third parties will market superior or equivalent products for the treatment of ARDS or other indications targeted by the Company; that Procysteine will not prove safe or effective or will fail to receive necessary regulatory clearance; that Procysteine will be difficult or uneconomical to manufacture on a large scale; or that proprietary rights of third parties will preclude the Company from marketing Procysteine, any of which would have a material adverse effect on the Company's business, financial condition and results of operations and could result in the Company being forced to discontinue operations. The Company does not currently conduct any internal discovery or research. In addition, the Company's product development efforts are based on its approach of repleting glutathione to treat or prevent diseases associated with oxidative damage. As a result, in the event that the Company is unsuccessful in completing the development and commercialization of Procysteine as a treatment for ARDS or other indications targeted by the Company or if such approach is otherwise unsuccessful, the Company will be required to identify and license or acquire alternative technologies or compounds in order to develop product candidates, of which there can be no assurance. In the event that Procysteine does not prove to be safe, effective and commercially attractive, it is unlikely that the Company would continue to pursue development of the use of intracellular glutathione-repleting agents for the treatment of oxidative stress, and the Company's business, financial condition and results of operations would be materially and adversely affected.

     HISTORY OF LOSSES; UNCERTAINTY OF FUTURE PROFITABILITY. The Company is a development stage company that commenced operations in January 1993. The Company has incurred operating losses since its inception, and had a deficit accumulated during the development stage of approximately $10.3 million as of June 30, 1996. No revenues have been generated from product sales, and product sales revenues, if any, are not anticipated for a number of years, if at all. The continued development of the Company's products will require the commitment of substantial resources to conduct or contract with others to conduct research and preclinical development and clinical testing, and to establish sales, marketing, quality control, regulatory and administrative capabilities. Accordingly, the Company expects to continue to incur substantial operating losses for at least the next several years. The size of net losses and the time required by the Company to reach and to sustain profitability are highly uncertain. To achieve profitability, the Company must, alone or with others, successfully complete development of Procysteine, obtain necessary regulatory approvals, establish manufacturing, sales and marketing capabilities and successfully market such product. As such, there can be no assurance that the Company will be able to achieve or, if achieved, sustain, profitability.

     UNCERTAINTY ASSOCIATED WITH CLINICAL TRIALS. Before obtaining regulatory approvals for the commercial sale of any of the Company's potential products, the products will be subjected to extensive preclinical and clinical testing to demonstrate their safety and efficacy in humans. Preclinical studies of product candidates may not predict and do not ensure safety or efficacy in humans and are not necessarily indicative of the results that may be achieved in clinical trials with humans. To date, the Company has tested its lead product, Procysteine, in limited numbers of subjects in Phase I and Phase II clinical trials. The results from these clinical trials are not necessarily predictive of results that will be obtained from subsequent more extensive clinical testing, including Phase III clinical trials. There can be no assurance that additional clinical trials, including Phase III clinical trials, will demonstrate the safety and efficacy of Procysteine to the extent necessary to obtain regulatory approvals. Companies in the biotechnology industry have suffered significant setbacks in advanced clinical trials, even after promising results in earlier trials. The dosage level of Procysteine expected to be administered in the Phase III clinical trial is higher than that administered in the earlier human clinical trials. There can be no assurance that administration of Procysteine at the dosage level contemplated in the Phase III trial proposed by Transcend, or at such other dosage level required for therapeutic efficacy, will result in a safety profile comparable to or more favorable than earlier studies. The failure to adequately demonstrate the safety and efficacy of Procysteine or any other product candidate could delay or prevent regulatory approval and would have a material adverse effect on the business, financial condition and results of operations of the Company. See "Business -- Product Development Programs."

     The rate of completion of clinical trials is dependent upon, among other factors, the enrollment of patients. Patient accrual is a function of many factors, including the size of the patient population, the proximity of patients to clinical sites, the eligibility criteria for the trial to be performed and the existence of competitive clinical trials. Delays in planned patient enrollment in the Company's Phase III clinical testing of Procysteine or future clinical trials of Procysteine or other potential products may result in increased costs, program delays or both, which would have a material adverse effect on the Company. In addition, the Company has a limited clinical staff and, as a result, will rely on third parties to assist it in overseeing and monitoring the Phase III clinical trials, which may result in delays in completing, or failure to complete, clinical trials if such third parties fail to perform under their agreements with the Company or fail to meet regulatory standards in the performance of their obligations under such agreements. There can be no assurance that, if Phase III clinical trials of Procysteine are completed, the Company will be able to submit a new drug application ("NDA") or its equivalent in countries outside the United States as scheduled or that any such application will be reviewed and approved by the United States Food and Drug Administration (the "FDA") or comparable agencies in foreign countries in a timely manner, or at all. See "Business -- Government Regulation." Even if cleared by the FDA or the regulatory authorities of other countries, Procysteine may later be shown to be unsafe or to not have its purported effect, thereby preventing its widespread use or requiring its withdrawal from the market.

     UNCERTAINTY OF MARKET ACCEPTANCE. The Company's success, growth and profitability will depend primarily on market acceptance of Procysteine, if cleared for marketing by the FDA, for the treatment of ARDS and other indications targeted by the Company. Physicians may be reluctant or unwilling to prescribe a product such as Procysteine unless they determine that the clinical benefits to the patient and the cost savings achieved through the use of Procysteine are significant. Such determination will depend, in part, upon Procysteine's effectiveness, safety, ease of use and level of third-party reimbursement. Even if the benefits of Procysteine are established as clinically significant, physicians, pharmacists and other health care providers may elect not to purchase, prescribe or administer Procysteine for any number of reasons. As a result, there can be no assurance that demand for Procysteine will be sufficient to allow for profitable operations. Because Procysteine represents the Company's primary product focus, if Procysteine does not achieve a significant level of market acceptance, the Company's business, financial condition and results of operation would be materially and adversely affected.

     NEED FOR SUBSTANTIAL ADDITIONAL FUNDS. The Company expects negative cash-flows from operations to continue and to increase for the foreseeable future. The Company will need substantial additional funds to fund its existing and planned preclinical studies and clinical trials, and other operating expenses. The Company anticipates that the net proceeds from the Offering, including interest thereon, together with the Company's existing funds, will be sufficient to fund its operating expenses and capital requirements as currently planned for at least the next 18 months. However, there can be no assurance that the Company's assumptions regarding future operating losses and operating expenses will be accurate. The Company's actual working capital needs and funding requirements will depend upon numerous factors, including the progress of the external research and development programs being supported by the Company, the magnitude and scope of these activities, the timing and results of preclinical development and clinical testing, the timing and costs of obtaining regulatory approvals, the level of resources that the Company commits to the development of manufacturing, marketing and sales capabilities, if any, the ability of the Company to establish collaborative arrangements with other companies to provide funding to the Company, the technological advances and activities of competitors, the cost involved in preparing, filing, prosecuting, maintaining, enforcing and defending patent claims and other intellectual property rights, developments related to regulatory and reimbursement matters and other factors. The Company intends to seek additional funding through corporate collaborations. There can be no assurance that the Company will be able to negotiate such agreements on acceptable terms, or at all. The Company will also seek additional funding through public or private financings. If additional funds are raised by issuing equity securities, further dilution to stockholders will result. Debt financing, if available, may involve restrictive covenants. If adequate funds are not available, the Company may be required to delay, scale back or eliminate certain of its product development programs, license to others rights to commercialize products or technologies that the Company would otherwise seek to develop and commercialize itself or cease operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

     NO ASSURANCE OF FDA APPROVAL; COMPREHENSIVE GOVERNMENT REGULATION. The research, development, clinical testing, manufacturing and marketing of therapeutic products are subject to extensive regulation by numerous governmental authorities in the United States and other countries. All of the Company's potential products will require governmental approvals for commercialization, which approvals have not yet been obtained and are not expected to be obtained for several years, if at all. Preclinical and clinical trials and manufacturing of many of the Company's potential products, including its lead product candidate, Procysteine, will be subject to the rigorous testing and approval processes of the FDA and corresponding foreign regulatory authorities. The regulatory process, which includes preclinical studies and clinical testing of potential products to establish their safety and efficacy, requires many years to complete and the expenditure of substantial resources. Data obtained from preclinical and clinical activities are susceptible to varying interpretations which could delay, limit or prevent regulatory approval. In addition, delays or rejection may be encountered based upon changes in, or additions to, regulatory policies for drug approval during the period of product development and regulatory review. The Company, an independent Institutional Review Board ("IRB") or the FDA may suspend clinical trials at any time if the participants in such trials are being exposed to unacceptable health risks. Delays in obtaining such approvals could adversely affect the marketing of products developed by the Company and the Company's ability to generate commercial product revenues. There can be no assurance that requisite regulatory approvals will be obtained within a reasonable period of time, if at all. Moreover, if regulatory approval of a product is granted, such approval may impose limitations on the indicated uses for which such product may be marketed. Further, even if such regulatory approval is obtained, a marketed product, its manufacturer and its manufacturing facilities are subject to continual review and periodic inspections. Among the conditions for product approval and continued marketing approval is that the quality control and manufacturing procedures of the Company or its collaborative partners or contract manufacturers conform to the FDA's current good manufacturing practice ("cGMP") regulations which must be followed at all times. In complying with cGMP requirements, manufacturers must expend time, money and effort on a continuing basis in production, record keeping and quality control. Manufacturing establishments, both domestic and foreign, are subject to inspection by or under the authority of the FDA and by other federal, state and local agencies. Failure to pass such inspections may subject the manufacturer to possible FDA actions such as the suspension of manufacturing, seizure of the product, withdrawal of approval or other regulatory sanctions. The FDA also may require the manufacturer to recall a product from the market. The failure by the Company, its corporate collaborators or contract manufacturers to comply with cGMP could have a material adverse effect on the business, financial condition and results of operations of the Company.

     Discovery of previously unknown problems with a product, manufacturer or facility may result in restrictions on such product or manufacturer, including withdrawal of the product from the market. Failure to comply with the applicable regulatory requirements can, among other things, result in fines, suspensions of regulatory approvals, product recalls, operating restrictions and criminal prosecution. The Company is also subject to numerous environmental, health and workplace safety laws and regulations, including those governing laboratory procedures and the handling of biohazardous materials. Any violation of, and the cost of compliance with, such laws and regulations could adversely affect the Company's operations. See "Business -- Government Regulation."

     DEPENDENCE ON RESEARCH COLLABORATORS AND SCIENTIFIC ADVISORS. The Company does not have any research and development facilities and does not intend to conduct internal discovery activities. The Company's strategy for development and commercialization of products depends upon the formation of collaborations with academic and other institutions to perform research and development functions for the Company and to access technology. The Company is dependent upon creating and maintaining relationships with collaborators at academic and other institutions who conduct a substantial portion of the Company's research. Such collaborators are not employees of the Company. All of the Company's consultants are employed by employers other than the Company and may have commitments to, or consulting or advisory contracts with, other entities that may limit their availability to the Company. As a result, the Company has limited control over their activities and, except as otherwise required by its collaboration and consulting agreements, can expect only limited amounts of their time to be spent on the Company's activities. The Company also seeks to protect its proprietary technology, including technology which may not be patented or patentable, in part by confidentiality agreements and, if applicable, inventor's rights agreements with its collaborators, advisors, employees and consultants. There can be no assurance that these agreements will not be breached, that the Company will have adequate remedies for any breach, or that the Company's trade secrets will not be otherwise disclosed to, or discovered by, competitors. Any unauthorized dissemination of the Company's confidential information could have an adverse effect on the Company's business. The Company's implementation of the proposed Phase III clinical trial for Procysteine and the research and development of and access to other potential products or technologies will depend on continued collaborations with researchers at academic and other institutions. There can be no assurance that the Company will be able to negotiate additional acceptable collaborations with collaborators at academic and other institutions or that its existing research collaborations will be successful.

     RAPID TECHNOLOGICAL CHANGE; INTENSE COMPETITION. The biotechnology and pharmaceutical industries are subject to rapid and significant technological change. The Company competes with all entities developing and producing pharmaceuticals for critical care or other diseases which may be the subject of future product development efforts of the Company. Competitors of the Company in the United States and abroad are numerous and include, among others, pharmaceutical and biotechnology companies, universities and other research institutions. The Company's competitors may succeed in identifying and developing products that are more effective than those of the Company or in obtaining regulatory approvals of their drugs more rapidly than the Company and such success could render the Company's products obsolete or non-competitive and have a material adverse effect on the Company's business, financial condition and results of operations. As a result, the Company's success depends upon developing and maintaining a competitive position in the development of products and technologies in its area of focus.

     Competition in the pharmaceutical and biotechnology industry is intense and is expected to continue to increase. Many of the Company's competitors are actively engaged in the research and development of products in the Company's targeted areas. Many of these competitors have substantially greater financial and technical resources and product and marketing capabilities than the Company, as well as considerable experience in preclinical testing, human clinical trials and other regulatory approval procedures, and certain of these competitors may compete with the Company in establishing development and marketing agreements with pharmaceutical companies. There is currently no commercially available drug to treat ARDS. However, The Liposome Company, Inc. ("Liposome") initiated in September 1995 a Phase III study for a drug designed to treat ARDS through a mechanism different from that of Procysteine. There can be no assurance that research and development by Liposome or others will not render any of the Company's planned products obsolete or uneconomical, or result in therapies superior to any developed by the Company, or that any products developed by the Company will be preferred to any existing or newly developed technologies.

     LIMITED SOURCE OF SUPPLY; DEPENDENCE ON THIRD-PARTY MANUFACTURERS. To be successful, the Company's products, including Procysteine, if successfully developed, must be manufactured in commercial quantities in accordance with regulations prescribed by the FDA, at acceptable costs and on a timely basis. The Company does not have the capability to manufacture products under cGMP regulations prescribed by the FDA and does not intend to develop such a capability in the near future. Accordingly, the Company anticipates that, for the foreseeable future, it will pursue a strategy of seeking production capability from outside vendors or corporate collaborators. The Company does not have a long term, fixed price supply agreement for Procysteine, but rather obtains Procysteine by issuing purchase orders to its supplier on an as needed basis. There can be no assurance that the Company's existing or future outside vendors or prospective corporate collaborators will be able to manufacture Procysteine or any other product which is successfully developed by the Company on a commercial scale or that any collaborator or vendor will be able to manufacture such products on a timely basis or in quantities of a quality or at prices which will be commercially viable or beneficial for the Company. If the Company encounters difficulty in obtaining third-party manufacturing on commercially acceptable terms and on a timely basis, its ability to commercialize products may be delayed or foreclosed, in which case its business, financial condition and results of operations would be materially and adversely affected.

     LACK OF COMMERCIAL SALES AND MARKETING EXPERIENCE; DEPENDENCE ON STRATEGIC ALLIANCES. The Company does not have experience in marketing, sales, distribution or support of commercial products. To succeed in marketing any of its products, the Company must develop and maintain a sales force with sufficient marketing and technical expertise to commercialize and provide support for its products. Alternatively, the Company must obtain such capabilities through third parties. Toward this end, the Company is seeking a strategic partner with the necessary sales, distribution and support capabilities to assist in the commercialization of Procysteine and future products of the Company. To date, the Company has not entered into any distribution arrangements or strategic alliances for its products. There can be no assurance that the Company will be able to establish in-house sales and distribution capabilities or gain market acceptance for its products or enter into a strategic relationship without undue delays or expenditures. Any such delay or expenditure could have a material adverse effect on the Company's business, financial condition and results of operations. If the Company enters into any such strategic relationship, there can be no assurance that any such collaborative partner would commit sufficient marketing and other resources towards developing, promoting and commercializing its products. Further, competitive conflicts may arise among these third parties that could prevent them from working cooperatively with the Company. The amount and timing of resources devoted to these activities by such parties generally would be controlled by such partners. In addition, its strategic relationships generally provide the collaborator with the right to terminate an agreement in part or in full under certain circumstances. Any termination of a strategic relationship for any reason could substantially reduce the likelihood that the collaborative product candidate would be developed, would obtain regulatory approvals and be successfully commercialized on a timely basis, if at all, and any such termination could, therefore, have a material adverse effect on the Company's business, financial condition and results of operations. The Company's royalties from sales of products licensed to collaborators, if any, may be less than the revenues the Company could have generated had it commercialized and marketed products itself. There can be no assurance that the Company would be successful in establishing or maintaining future collaborative arrangements, that any collaborative partners would be successful in developing and commercializing products or that the Company would generate revenues from royalties sufficient to offset the Company's significant investment in research and development and other costs.

     PATENTS AND PROPRIETARY RIGHTS; THIRD-PARTY RIGHTS. The Company's commercial success will depend, to a significant extent, on the Company's and its licensor's ability to obtain patent protection for its products and methods, including methods for treating or preventing human disease. The Company is conducting research and expects to seek additional patents in the future. The Company's success will depend to a significant extent on its ability to obtain and enforce patents, maintain trade secret protection and operate without infringing the patents and proprietary rights of third parties. The patent positions of pharmaceutical and biotechnology firms, including the Company, are uncertain and involve complex legal and factual questions for which important legal principles are largely unresolved, particularly in regard to methods for treating or preventing human diseases, and most particularly for diseases such as ARDS and multiple organ dysfunction ("MOD") for which there is currently no commercially available drug for prevention or treatment. Substantial periods of time pass before the United States Patent & Trademark Office ("USPTO") responds on the merits to patent applications and submissions on behalf of the inventors. In addition, the coverage originally claimed in a patent application can be significantly reduced or modified before and after a patent is issued. Consequently, there can be no assurance that any of the Company's or any licensor's pending or future patent applications will result in the issuance of patents or, if any patents are issued, whether the patents will be subjected to further proceedings limiting their scope, and whether they will provide significant proprietary protection or competitive advantage, or will be circumvented or invalidated. Because patent applications in the United States are maintained in secrecy until patents issue and patent applications in certain other countries generally are not published until more than 18 months after they are filed, and since publication of inventions in scientific or patent literature often lags behind actual dates of invention, the Company cannot be certain that it or any licensor was the first inventor of inventions covered by pending patent applications or that it or such licensor was the first to file patent applications on such inventions.

     There can be no assurance that the Company's or licensor's patents, if issued, would not be found invalid or unenforceable by a court or that such patents would cover products or technologies of the Company's competitors. Competitors or potential competitors may have filed applications for or received patents, and may obtain additional patents and proprietary rights relating to products or methods for treating or preventing human disease that are competitive with those of the Company. To protect its proprietary rights, the Company may be required to participate in interference proceedings declared by the USPTO to determine priority of invention, which could result in substantial cost to the Company. Moreover, even if the Company's patents issue, there can be no assurance that they will provide sufficient proprietary protection or will not be later limited, circumvented or invalidated.

     There is substantial uncertainty concerning whether human clinical data will be required for the issuance of patents for methods of treating or preventing human disease, particularly for diseases such as ARDS and MOD, for which there is currently no commercially available drug for prevention or treatment. If such data is required, the Company's ability to obtain patent protection could be delayed or otherwise adversely affected. Although the USPTO issued new utility guidelines in July 1995 that address the requirements for demonstrating utility for biotechnology inventions, including inventions relating to methods for treating or preventing human diseases, there can be no assurance that USPTO patent examiners will follow such guidelines or that the USPTO's position will not change with respect to what is required to establish utility for methods of using Procysteine or future potential products of the Company in the treatment of human diseases. Nor can it be assured that compliance with such guidelines will result in patents that are valid and enforceable. Furthermore, the enactment of legislation implementing the General Agreement on Trade and Tariffs has resulted in certain changes to United States Patent laws that became effective on June 8, 1995. Most notably, the term of patents that issue from patent applications filed on or after June 8, 1995 is no longer a period of 17 years from the date of grant. The new term of United States patents will commence on the date of issuance and terminate 20 years from the earliest claimed filing date of the application. Because the time from filing to issuance of biotechnology patent applications is often more than three years, a 20-year term from the claimed date of filing may result in a substantially shortened term of patent protection, which may adversely impact the Company's patent position. In addition, if this change results in a shorter period of patent coverage, and if the Company negotiates royalties based on the existence of a valid patent, the Company's business could be adversely affected.

     Legislation currently is pending in Congress that, if enacted, would amend the Patent Laws regarding the patentability of certain medical procedures and limitations on damages and other remedies for infringement of patents on such medical procedures. The Company cannot predict whether this or similar legislation concerning patent protection for medical procedures will be enacted. There can be no assurance that any such legislation will not have a material adverse effect on the Company's business, financial condition or results of operations.

     The Company has obtained an exclusive license from the Cornell Research Foundation (the "Cornell Agreement") under certain patents covering methods of using Procysteine, the Company's lead product candidate, to increase intracellular levels of glutathione and/or cysteine. The last of these United States patents licensed from Cornell expires in 2004. The Company has also licensed corresponding patents in Canada, United Kingdom, Germany, France, Austria and Sweden. The Company's rights under the Cornell Agreement further include an exclusive license under a United States patent to a composition of matter for the TR-500 series of glutathione-repleting agents. In addition, the Company owns a United States patent application for the use of Procysteine in treating pulmonary disease, including ARDS, with corresponding applications in Canada, Australia, Japan and in the European Patent Office (designating countries including Austria, Denmark, France, Germany, Italy, Spain, Sweden, Switzerland and the United Kingdom). The Company may be required to obtain licenses to patents or other proprietary rights of third parties in addition to its license from Cornell. No assurance can be given that any licenses required under any such patents or proprietary rights would be made available on terms acceptable to the Company, if at all. If the Company does not obtain such licenses, it could encounter delays in product market introductions while it attempts to design around such patents or other rights, or it may be unable to develop, manufacture or sell products.

     The Company was independently approached by two individuals, each claiming to be the first and sole inventor of the use of Procysteine in the treatment of ALS patients. One of those individuals is employed by Massachusetts General Hospital, where the Company has sponsored a clinical trial for the administration of Procysteine to ALS patients. Two identical patent applications, each naming one of the individuals as sole inventor, have been filed at the Company's expense and with full disclosure of the two patent applications to each individual and Massachusetts General Hospital. There can be no assurance that the subject matter of these patent applications is patentable over prior art, or that either of these pending patent applications will be licensed to the Company, if at all, on terms acceptable to the Company. With assent of the individuals and Massachusetts General Hospital, the Company intends to investigate fully the issue of priority of invention and, if agreement can be reached, only the patent application of the first inventor will be pursued. However, in the event that agreement as to priority cannot be reached and the claims are found allowable in each application, it is expected that an interference will be declared between the two patent applications and the USPTO will determine priority of invention.

     The Company also seeks to protect its proprietary technology, including technology which may not be patented or patentable, in part by confidentiality agreements and, if applicable, inventor's rights agreements with its collaborators, advisors, employees and consultants. There can be no assurance that these agreements will not be breached, that the Company will have adequate remedies for any breach, or that the Company's trade secrets will not be otherwise disclosed to, or discovered by, competitors. Moreover, the Company conducts a significant amount of research through academic advisors and collaborators who are prohibited from entering into confidentiality or inventor's rights agreements by their academic institutions. Any unauthorized dissemination of the Company's confidential information could have an adverse effect on the Company's business.

     POTENTIAL FOR CONFLICT WITH CLINTEC. In connection with the formation of the Company and the contribution of certain assets and technology to the Company by Clintec Nutrition Company ("Clintec"), the Company became the exclusive licensee of certain patents covering methods of using Procysteine to increase intracellular levels of glutathione and/or cysteine. The Company has granted to Clintec an exclusive, royalty-free right to the use of this technology for certain nutritional applications while retaining exclusive rights to all pharmaceutical applications. Although no disputes have arisen to date regarding the exclusive rights of the Company and Clintec in their respective fields, such a dispute could have a material adverse effect on the Company's ability to enter into corporate alliances and license arrangements, and if resolved in a manner adverse to the Company would have a material adverse effect on the Company's business, financial condition and results of operations. See
"Business -- Technology and License Agreements."

     PRODUCT LIABILITY. The testing, marketing and sale of human therapeutic products entail an inherent risk of exposure to product liability claims by consumers, health care providers, pharmaceutical and biotechnology companies or other sellers of the Company's products. There can be no assurance that substantial product liability claims will not be asserted against the Company. While the Company has liability insurance with respect to clinical trials, there can be no assurance that the Company will be able to maintain clinical trial liability insurance on acceptable terms or that such insurance will provide adequate coverage against potential liabilities. The Company does not have product liability insurance coverage for the commercial sale of Procysteine, the Company's lead product candidate. The Company will seek to obtain product liability insurance coverage for commercial sales if and when its products are commercialized. However, there can be no assurance that adequate insurance coverage will be available in sufficient amounts and at acceptable costs, if at all. In addition, pursuant to the terms of the licensing agreements entered into by the Company, including the agreement licensing methods of using Procysteine in the treatment of human diseases, the Company has agreed to indemnify certain third parties with respect to losses incurred as a result of the manufacture, supply or sale of potential product candidates. Any indemnification or product liability claim or product recall could inhibit or prevent commercialization of products being developed by the Company, and otherwise have a material adverse effect on the Company's business, financial condition and results of operations.

     UNCERTAINTY OF PHARMACEUTICAL PRICING, REIMBURSEMENT AND RELATED
MATTERS. The Company's business, financial condition and results of operations may be materially adversely affected by the continuing efforts of government and third-party payors to contain or reduce the costs of health care through various means. For example, in certain foreign markets, pricing and profitability of prescription pharmaceuticals are subject to government control. In the United States, the Company expects that there will continue to be a number of federal and state proposals to implement similar government control. While the Company cannot predict whether any such regulatory proposals will be adopted or the effect such proposals may have on its business, the pendency of such proposals could have a material adverse effect on the Company's ability to raise capital, and the adoption of such proposals could have a material adverse effect on the Company in general. In addition, increasing emphasis on managed care in the United States will continue to put pressure on the pricing of pharmaceutical products. Cost control initiatives could decrease the price that the Company or its strategic partners, if any, receive for any products in the future and could have a material adverse effect on the Company's business, financial condition and results of operations.

     The ability of the Company to commercialize pharmaceutical products may depend in part on the extent to which reimbursement for the products will be available from government and health administration authorities, private health insurers and other third-party payors. Significant uncertainty exists as to the reimbursement status of newly approved health care products. Third-party payors, including Medicare, increasingly are challenging the price and cost effectiveness of medical products and services. Government and other third-party payors are increasingly attempting to contain health care costs by limiting both coverage and the level of reimbursement for new therapeutic products and by refusing in some cases to provide coverage for uses of approved products for disease indications for which the FDA has not granted labeling approval. There can be no assurance that any third-party insurance will cover use by patients of Procysteine or products developed by the Company or its strategic partners, if any, or that adequate third-party reimbursement will be available to enable the Company to maintain price levels sufficient to realize an appropriate return on its investment in product development. Failure to achieve sufficient price levels for its drugs could adversely affect the Company's business, financial condition and results of operations. In addition, if adequate coverage and reimbursement levels are not provided by government and other third-party payors for the Company's products, the market acceptance of these products may be reduced, which may have a material adverse effect on the Company's business, financial condition and results of operations.

     DEPENDENCE ON KEY PERSONNEL. The Company is highly dependent on the members of its management and scientific staff, the loss of one or more of whom could have a material adverse effect on the Company. The Company's employment agreements with each of its executive officers may be terminated by the employee upon short notice. The Company also depends on its collaborators and scientific advisors, all of whom have commitments that may limit their availability to the Company. In addition, the Company believes that its future success will depend in large part upon its ability to attract and retain highly skilled scientific, managerial and marketing personnel, particularly as the Company expands its activities in clinical trials, the regulatory approval process and sales and marketing. The Company faces significant competition for such personnel from other companies, research and academic institutions, government entities and other organizations. There can be no assurance that the Company will be successful in hiring or retaining the personnel it requires for continued growth. The failure to hire and retain such personnel could materially and adversely affect the Company's prospects.

     MANAGEMENT DISCRETION AS TO USE OF PROCEEDS. The Company anticipates using the net proceeds of the Offering primarily to fund research and development activities, the expansion of facilities, working capital and general corporate purposes. The Company also may use the net proceeds of the Offering for other purposes, including the acquisition of technology rights, products or businesses. Accordingly, management will retain broad discretion over the use of the net proceeds of the Offering. There can be no assurance as to the timing or application of such proceeds. See "Use of Proceeds."

     SHARES ELIGIBLE FOR FUTURE SALE; REGISTRATION RIGHTS. Sales of substantial amounts of Common Stock in the public market after the Offering, or the possibility of such sales occurring, could adversely affect prevailing market prices for the Common Stock or the future ability of the Company to raise capital through an offering of equity securities. Of the 5,749,126 shares to be outstanding after the Offering, the 2,000,000 shares of Common Stock offered hereby will be freely tradeable without restriction in the public market unless such shares are held by "affiliates" of the Company, as that term is defined in Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"). The remaining 3,749,126 shares of Common Stock are restricted securities under the Securities Act, and may be sold in the public market only if they are registered or if they qualify for exemption from registration under Rule 144 or Rule 701 under the Securities Act. Pursuant to "lock-up" agreements, certain of the Company's stockholders and employees and all of its executive officers and directors, who collectively hold 3,652,486 of such restricted securities have agreed not to offer, sell or otherwise dispose of (i) any of their restricted securities for a period of 180 days from the date of this Prospectus (the "Initial Lock-Up Period") and (ii) in excess of 50 percent of such restricted securities for a period of 90 days following the Initial Lock-Up Period (the "Secondary Lock-Up Period"), without the prior written consent of Vector Securities International, Inc. The Company has also agreed that it will not offer, sell or otherwise dispose of Common Stock for a period of 180 days from the date of this Prospectus without the prior written consent of Vector Securities International, Inc., other than pursuant to existing stock option plans or upon exercise of outstanding warrants. Upon termination of each of the Initial Lock-Up Period and the Secondary Lock-Up Period, approximately 1,409,415 of the restricted securities will be available for immediate sale in the public market, subject to certain volume, manner of sale, and other limitations under Rule 144. In addition, of the restricted securities not subject to lock-up agreements, approximately 44,109 shares will be eligible for sale without limitation under Rule 144(k) and 52,531 shares will be eligible for sale beginning 90 days after the date of this Prospectus, subject to certain volume, manner of sale and other limitations under Rule 144 and Rule 701. Vector Securities International, Inc. may, in its sole discretion and at any time without notice, release all or any portion of the shares subject to such lock-up agreements. The Securities and Exchange Commission has proposed revisions to Rule 144, the effect of which would be to shorten the holding periods under Rule 144. If enacted, these proposed revisions would increase, potentially substantially, the number of shares that would be available for sale in the public market following the expiration of the lock-up agreements. See "Description of Capital Stock" and "Shares Eligible for Future Sale."

     After the Offering, holders of an aggregate of 3,652,486 shares of Common Stock will be entitled to certain rights with respect to the registration of such shares for resale under the Securities Act. In addition, the Company intends to file a Registration Statement on Form S-8 after the date of this Prospectus to register an aggregate of 379,721 shares of Common Stock reserved for issuance upon exercise of outstanding options and an aggregate of 471,639 shares of Common Stock reserved for issuance pursuant to future option grants under the Company's 1994 Equity Incentive Plan. If such registrations cause a large number of shares to be registered and sold in the public market, such sales could have an adverse effect on the market price for the Company's Common Stock. See "Description of Capital Stock -- Registration Rights" and "Shares Eligible for Future Sale."

     CONTROL BY EXISTING STOCKHOLDERS. Following the Offering, the Company's directors, executive officers and principal stockholders and certain of their affiliates will beneficially own approximately 58.2 percent of the outstanding shares of Common Stock (55.4 percent if the Underwriter over-allotment option is exercised in full). Accordingly, they will have the ability to control the election of the Company's directors and other actions requiring stockholder approval. This concentration of ownership may have the effect of delaying or preventing a change of control of the Company.

     ABSENCE OF PRIOR TRADING MARKET; POTENTIAL VOLATILITY OF STOCK
PRICE. Prior to the Offering, there has been no public market for the Common Stock, and there can be no assurance that an active public market for the Common Stock will develop or be sustained after the Offering. The initial public offering price will be determined by negotiations between the Company and representatives of the Underwriters. The trading price of the Common Stock could be subject to wide fluctuations in response to quarterly variations in the Company's operating results, shortfalls in such operating results from levels forecast by securities analysts, announcements of technological innovations or new commercial products by the Company or its competitors, progress with clinical trials, government regulations, changes in third-party reimbursement, changes in the Company's relationships with future collaborative partners, public concern as to the safety and efficacy of drugs developed by the Company and its competitors and other events or factors. In addition, the stock market has, from time to time, experienced extreme price and volume fluctuations that have particularly affected the market prices for companies in the biotechnology and pharmaceutical industries and that have often been unrelated to the operating performance of the affected companies. Announcements of changes in reimbursement policies of third-party payors, regulatory developments, economic news and other external factors may have a significant impact on the market price of biotechnology and pharmaceutical stocks. Broad market fluctuations of this type may adversely affect the future market price of the Common Stock. See "Underwriting."

     ANTI-TAKEOVER PROVISIONS. Certain provisions of the Company's Restated Certificate of Incorporation and By-laws, as in effect upon the closing of the Offering, and Section 203 of the Delaware General Corporate Law may have the effect of deterring hostile takeovers or delaying or preventing changes in control or management of the Company, including transactions in which stockholders might otherwise receive a premium for their shares over then current market prices. In addition, these provisions may limit the ability of stockholders to approve transactions that they may deem to be in their best interests.. The Restated Certificate of Incorporation provides, among other things, for a classified Board of Directors, and members of the Board of Directors may be removed only for cause upon the affirmative vote of holders of at least two-thirds of the shares of capital stock of the Company entitled to vote. The Company's Board of Directors is also authorized to issue up to 5,000,000 shares of Preferred Stock and to determine the price, rights, preferences and privileges of those shares without further vote or action by the Company's stockholders. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any such shares of Preferred Stock that may be issued in the future. Any such Preferred Stock may have other rights, including economic rights senior to the Common Stock, and, as a result, the issuance thereof could have a material adverse effect on the market value of the Common Stock. Furthermore, the Company is subject to anti-takeover provisions of Section 203 of the Delaware General Corporation Law, which prohibits the Company from engaging in a "business combination" with an "interested stockholder," unless the business combination is approved in a prescribed manner. See "Description of Capital Stock -- Delaware Law and Certain Charter and By-Law Provisions."

     SUBSTANTIAL DILUTION TO NEW INVESTORS. The initial public offering price per share of the Company's Common Stock will be substantially higher than the book value per share of Common Stock. Investors purchasing shares of Common Stock in the Offering will experience immediate and substantial dilution of $8.50 per share. To the extent outstanding options and warrants to purchase Common Stock are exercised, there will be further dilution to new investors. See "Dilution."

     ABSENCE OF DIVIDENDS. The Company has never declared or paid cash dividends on the Common Stock. The Company currently anticipates that it will retain all future earnings for use in the operation and growth of its business and, therefore, does not anticipate paying any cash dividends in the foreseeable future. See "Dividend Policy."

                                USE OF PROCEEDS

     The net proceeds from the sale of the 2,000,000 shares of Common Stock offered hereby at an assumed public offering price of $13.00 per share are estimated to be $23.6 million ($27.2 million if the Underwriters' over-allotment option is exercised in full), after deducting estimated underwriting discounts and commissions and estimated expenses of the Offering.

     The Company intends to use approximately $12.0 million of the net proceeds to fund costs associated with the clinical development of Procysteine, and the balance of the net proceeds for research and development, preclinical and clinical programs, working capital and general corporate purposes. The Company may also use a portion of the net proceeds to acquire or license products or technologies complementary to the Company's business, although the Company has no agreements or commitments for any such acquisition. See "Risk Factors -- Need for Substantial Additional Funds."

     The Company anticipates that the net proceeds from the Offering, including interest thereon together with the Company's existing funds, will be sufficient to fund its operating expenses and capital requirements as currently planned for at least the next 18 months. However, there can be no assurance that the Company's assumptions regarding future operating losses and operating expenses will be accurate. The Company's actual working capital needs and funding requirements will depend upon numerous factors, including the progress of the external research and development programs being supported by the Company, the magnitude and scope of these activities, the timing and results of preclinical and clinical testing, the timing and costs of obtaining regulatory approvals, the level of resources that the Company commits to the development of manufacturing, marketing and sales capabilities, if any, the ability of the Company to establish new collaborative arrangements with other companies to provide funding to the Company, the technological advances and activities of competitors, the costs involved in preparing, filing, prosecuting, maintaining, enforcing and defending patent claims and other intellectual property rights, developments related to regulatory and reimbursement matters and other factors. If adequate funds are not available, the Company may be required to delay, scale back or eliminate certain of its product development programs, license to others rights to commercialize products or technologies that the Company would otherwise seek to develop and commercialize itself, or cease operations. See "Risk Factors -- Need for Substantial Additional Funds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

                                DIVIDEND POLICY

     The Company has never declared or paid cash dividends on the Common Stock. The Company currently anticipates that it will retain all future earnings for use in the operation and growth of its business and, therefore, does not anticipate paying any cash dividends in the foreseeable future.

                                 CAPITALIZATION

     The following table sets forth as of June 30, 1996 (i) the actual capitalization of the Company as if the one-for-five reverse split of the Common Stock had been effected prior to June 30, 1996; (ii) the pro forma capitalization of the Company as described in Note 1 below; and (iii) the pro forma capitalization of the Company as adjusted to reflect the issuance and sale of the 2,000,000 shares of Common Stock offered hereby at an assumed initial public offering price of $13.00 per share, after deducting estimated underwriting discounts and commissions and estimated expenses of the Offering. See "Use of Proceeds" and "Description of Capital Stock." This table should be read in conjunction with the Company's Financial Statements and the Notes thereto included elsewhere in this Prospectus.

                                                                                        JUNE 30, 1996
                                                                          -----------------------------------------
                                                                                                         PRO FORMA
                                                                           ACTUAL      PRO FORMA(1)     AS ADJUSTED
                                                                          --------     ------------     -----------
                                                                                       (IN THOUSANDS)
Short-term debt(2)....................................................    $  3,105       $     --        $      --
                                                                          ========     ==============   ============
Redeemable preferred stock:
  Series A Redeemable Convertible Preferred Stock, $.01 par value;
    12,991,000 shares authorized (actual and pro forma); 7,027,806 shares issued and outstanding (actual); no shares issued and outstanding (pro forma); no shares authorized, issued and
    outstanding (pro forma as adjusted)...............................    $  7,028       $     --        $      --
  Series B Redeemable Convertible Preferred Stock, $.01 par value;
    3,000,000 shares authorized (actual and pro forma); no shares issued and outstanding (actual and pro forma); no shares
    authorized, issued and outstanding (pro forma as adjusted)........          --             --              --
  Nonconvertible Redeemable Preferred Stock, $.01 par value; 9,000 shares authorized (actual and pro forma); 9,000 shares issued and outstanding (actual); no shares issued and outstanding (pro forma); no shares authorized, issued and outstanding (pro forma as
    adjusted).........................................................       3,822             --              --
Stockholders' equity (deficit):
  Common Stock, $.01 par value; 5,000,000 shares authorized (actual and pro forma); 3,749,126 shares issued and outstanding (pro forma); 25,000,000 authorized, 5,749,126 shares issued and
    outstanding (pro forma as adjusted)(3)............................           8             37               57
  Preferred Stock, $.01 par value; no shares authorized (actual and pro forma); 5,000,000 shares authorized, no shares issued and
    outstanding (pro forma as adjusted)...............................          --             --               --
    Additional paid-in capital........................................         371         20,509           44,069
  Accretion of dividend on Nonconvertible Redeemable Preferred
  Stock...............................................................      (1,418)            --               --
  Accretion of liquidation preference on Nonconvertible Redeemable
    Preferred Stock...................................................      (1,915)            --               --
  Deficit accumulated during the development stage....................     (10,316)       (17,857)         (17,857)
    Total stockholders' equity (deficit)..............................     (13,270)         2,689           26,269
                                                                          --------     ------------     -----------
      Total short-term debt and capitalization........................    $    685       $  2,689        $  26,269
                                                                          ========     ==============   ============

- ---------------
(1) Presented on a pro forma basis to give effect to (i) the sale by the Company of an aggregate of 851,064 shares of Series C Convertible Preferred Stock (convertible into 170,213 shares of Common Stock upon the closing of the Offering) and the receipt of approximately $2.0 million in proceeds therefrom, which is expected to close on or about August 30, 1996; (ii) the exchange of all of the Company's outstanding Nonconvertible Redeemable Preferred Stock for an aggregate of 3,404,255 shares of Series C Convertible Preferred Stock (convertible into 680,851 shares of Common Stock upon the closing of the Offering), which is expected to close on or about August 30, 1996; (iii) the conversion of $3.1 million in aggregate principal amount of, and interest on, the Company's senior secured convertible notes into an aggregate of 2,098,631 shares of Series A Convertible Preferred Stock and 690,775 shares of Series B Convertible Preferred Stock (convertible into an aggregate of 557,881 shares of Common Stock upon the closing of the Offering), upon the closing of the sale of shares of Series C Convertible Preferred Stock as described in (i) above; (iv) the issuance of 789,894 shares of Series A Convertible Preferred Stock (convertible into 157,979 shares of Common Stock upon the closing of the Offering) upon exercise of Series A Convertible Preferred Stock warrants, which is expected to occur on or about August 30, 1996; (v) the conversion of all outstanding shares of Series A, Series B and Series C Redeemable Convertible Preferred Stock; and
    (vi) the exercise of an option to purchase 8,000 shares of Common Stock.
(2) Consists of $3.0 million in senior secured convertible notes and $105,000 in interest payable thereon at June 30, 1996.
(3) Excludes (i) 257,521 shares of Common Stock issuable upon exercise of stock options outstanding as of June 30, 1996, at an exercise price of $0.50 per share; (ii) 1,839 additional shares of Common Stock reserved for future grants of options under the Company's 1994 Equity Incentive Plan as of June 30, 1996; and (iii) 5,000 shares of Common Stock reserved for issuance upon exercise of a warrant outstanding as of June 30, 1996 at an exercise price of $5.00 per share. See "Description of Capital Stock" and "Management -- Amended and Restated 1994 Equity Incentive Plan."

                                    DILUTION

     The pro forma net tangible book value of the Company as of June 30, 1996 was $2,272,000 or $.61 per share. Pro forma net tangible book value per share is equal to the Company's pro forma net tangible assets (pro forma tangible assets less pro forma total liabilities), divided by the pro forma number of shares of Common Stock outstanding on June 30, 1996 (as if the one-for-five reverse stock split of the Company's Common Stock had occurred prior to June 30, 1996), assuming (i) the sale by the Company of an aggregate of 851,064 shares of Series C Convertible Preferred Stock (convertible into 170,213 shares of Common Stock upon the closing of the Offering) and the receipt of approximately $2.0 million in proceeds therefrom, which is expected to close on or about August 30, 1996;
(ii) the exchange of all of the Company's outstanding Nonconvertible Redeemable Preferred Stock for an aggregate of 3,404,255 shares of Series C Convertible Preferred Stock (convertible into 680,851 shares of Common Stock upon the closing of the Offering) which is expected to close on or about August 30, 1996;
(iii) the conversion of $3.1 million in aggregate principal amount of, and interest on, the Company's senior secured convertible notes into an aggregate of 2,098,631 shares of Series A Convertible Preferred Stock and 690,775 shares of Series B Convertible Preferred Stock (convertible into 557,881 shares of Common Stock upon the closing of the Offering), upon the closing of the sale of shares of Series C Convertible Preferred Stock as described in (i) above; (iv) the issuance of 789,894 shares of Series A Convertible Preferred Stock (convertible into 157,979 shares of Common Stock upon the closing of the Offering) upon exercise of Series A Preferred Stock warrants, which is expected to occur on or about August 30, 1996; (v) the automatic conversion of all of the outstanding shares of Series A, Series B and Series C Convertible Preferred Stock upon the closing of the Offering; and (vi) the exercise of an option to purchase 8,000 shares of Common Stock. Without taking into account any other changes in pro forma net tangible book value other than to give effect to the sale of the 2,000,000 shares of Common Stock in the Offering (at an assumed initial public offering price of $13.00 per share) and the receipt of the estimated net proceeds therefrom, the pro forma net tangible book value of the Company as of June 30, 1996 would have been approximately $25.9 million or $4.50 per share. This represents an immediate increase in pro forma net tangible book value of $3.89 per share to existing stockholders and an immediate dilution in pro forma net tangible book value of $8.50 per share to new investors. The following table sets forth the per share dilution to new investors in the Offering:

     Assumed initial public offering price per share...................            $13.00
       Pro forma net tangible book value per share as of June 30,
          1996.........................................................  $ .61
       Increase per share attributable to new investors................   3.89
                                                                         -----
     Pro forma net tangible book value per share after the Offering....              4.50
                                                                                   ------
     Dilution per share to new investors...............................            $ 8.50
                                                                                   ======

     The following table sets forth, on a pro forma basis as of June 30, 1996, the differences between existing stockholders and new investors with respect to the number of shares of Common Stock purchased from the Company, the total consideration paid and the average price paid per share (at an assumed initial public offering price of $13.00 per share and before deducting estimated underwriting discounts and commissions and estimated expenses of the Offering):

                                                 SHARES PURCHASED          TOTAL CONSIDERATION        AVERAGE
                                               ---------------------     -----------------------     PRICE PER
                                                NUMBER       PERCENT       AMOUNT        PERCENT       SHARE
                                               ---------     -------     -----------     -------     ---------
    Existing stockholders....................  3,749,126        65%      $13,029,000        33%       $  3.48
    New investors............................  2,000,000        35        26,000,000        67          13.00
                                               ---------     -------     -----------     -------
         Total...............................  5,749,126       100%      $39,029,000       100%
                                               =========     =======     ============    =======

     The foregoing tables assumes no exercise of any outstanding stock options or warrants subsequent to June 30, 1996, except as described above. As of August 20, 1996, there were (i) 379,721 shares of Common Stock issuable upon exercise of outstanding stock options, with a weighted average exercise price of $1.17 per share; and (ii) 5,000 shares of Common Stock issuable upon the exercise of a warrant at an exercise price of $5.00 per share. To the extent that these options or this warrant are exercised, there will be further dilution to new investors. See "Management -- Executive Compensation."

                            SELECTED FINANCIAL DATA

     The following table sets forth selected financial data of the Company since its inception. The selected financial data for the years ended December 31, 1993, 1994 and 1995 are derived from the Financial Statements of the Company and have been audited by Ernst & Young LLP, independent auditors. Ernst & Young LLP's report on the Financial Statements for the three years ended December 31, 1995, which appears elsewhere herein, includes a description of uncertainties regarding the Company's ability to continue as a going concern described in Note 1 to the Financial Statements. The statements of operations for the six-month periods ended June 30, 1995 and 1996 and the balance sheet data as of June 30, 1996 have been derived from unaudited financial statements included elsewhere herein. The unaudited financial statements include all adjustments, consisting of normal recurring accruals, which the Company's management considers necessary for a fair presentation of the financial position and results of operations for these periods. Operating results for the six months ended June 30, 1996 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 1996. The data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Financial Statements and related Notes thereto, and other financial information included elsewhere herein.

                                                                                                      SIX MONTHS ENDED
                                                                  YEAR ENDED DECEMBER 31,                 JUNE 30,
                                                              --------------------------------     ----------------------
                                                               1993        1994         1995        1995           1996
                                                              -------     -------     --------     -------       --------
                                                                         (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
  Revenue...................................................  $ 6,095     $    --     $     --     $    --       $     --
  Operating expenses:
    Research and development................................    4,498       2,627        2,739       1,116            941
    General administration..................................    1,625       1,115        1,645         807            981
                                                               ------     -------      -------     -------
      Total operating expenses..............................    6,123       3,742        4,384       1,923          1,922
                                                               ------     -------      -------     -------
  Loss from operations......................................      (28)     (3,742)      (4,384)     (1,923)        (1,922)
  Other income (expense)....................................       --         139          (66)         68           (312)
                                                               ------     -------      -------     -------
  Net loss..................................................      (28)     (3,603)      (4,450)     (1,855)        (2,234)
  Accretion of dividends and liquidation preference on
    Redeemable Nonconvertible Preferred Stock...............       --      (1,111)      (1,481)       (741)          (741)
                                                               ------     -------      -------     -------
  Net loss to common stockholders...........................  $   (28)    $ 4,714     $ (5,931)    $(2,596)      $ (2,975)
                                                               ======     =======      =======     =======
  Pro forma net loss per common share(1)....................                          $  (1.55)    $  (.68)      $   (.78)
                                                                                       =======     =======
  Pro forma weighted average common shares outstanding(1)...                             3,833       3,831          3,833
                                                                                       =======     =======

                                                                        DECEMBER 31,
                                                              --------------------------------                   JUNE 30,
                                                               1993        1994         1995                       1996
                                                              -------     -------     --------                   --------
                                                                                    (IN THOUSANDS)
BALANCE SHEET DATA:
  Cash and cash equivalents.................................  $    66     $ 3,461     $  1,276                   $    546
  Working capital (deficit).................................      (63)      3,136          732                     (2,944)
  Total assets..............................................      107       4,257        1,866                      1,112
  Senior secured convertible notes..........................       --          --        2,000                      3,000
  Redeemable preferred stock(2).............................       --       8,100        9,581                     10,850
  Deficit accumulated during the development stage..........      (28)     (3,631)      (8,081)                   (10,316)
  Total stockholders' deficit...............................      (28)     (4,368)     (10,297)                   (13,270)

- ---------------
(1) See Note 1 of Notes to Financial Statements for information concerning the computation of pro forma net loss per share.
(2) Includes all issued and outstanding shares of Series A, Series B and Series C Convertible Preferred Stock and Nonconvertible Preferred Stock. See "Capitalization" and "Description of Capital Stock."

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis of the results of operations and financial condition of the Company should be read in conjunction with the Financial Statements and Notes thereto included elsewhere in this Prospectus.

OVERVIEW

     The Company is developing novel pharmaceuticals for the treatment of diseases involving oxidative stress and resulting tissue damage, with a particular therapeutic focus on critical care. Since inception, the Company has devoted substantially all of its resources to the development of Procysteine and related compounds. Transcend has generated no revenue from product sales and has been dependent upon funding from external financing, contract research and interest income. The Company has not been profitable since inception and has incurred accumulated net losses of $10.3 million through June 30, 1996. Losses have resulted principally from costs incurred for clinical and product development and from general and administrative expenses. The Company expects to incur additional operating losses over at least the next several years, and expects such losses to increase as the Company advances its clinical development programs. The Company's ability to achieve profitability is dependent on its ability to successfully complete development of, and obtain regulatory approval for, its planned products, obtain regulatory approvals for planned products, to enter into agreements for commercialization of such products and successfully market such products, as to which there can be no assurance. See "Risk Factors
- -- History of Losses; Uncertainty of Future Profitability."

RESULTS OF OPERATIONS

  SIX MONTHS ENDED JUNE 30, 1996 AND 1995

     The Company earned no revenue during the six-month periods ended June 30, 1996 and June 30, 1995. The Company's total operating expenses for the six-month periods ended June 30, 1996 and June 30, 1995 were $1.9 million for both periods. Research and development expenses for the six month periods ended June 30, 1996 and June 30, 1995 were $941,000 and $1.1 million, respectively. The decrease in research and development expenses for the first six months of 1996 compared to 1995 were due to reduced expenditures on the Company's AIDS clinical program, which was terminated in September 30, 1995, and reduced assay, formulation development, and clinical material costs. General and administrative expenses for the six months periods ended June 30, 1996 and June 30, 1995 were $981,000 and $807,000, respectively. This increase was due primarily to increased business development expenses.

     Other income (expense) for the six-month periods ended June 30, 1996 and June 30, 1995 comprises interest income and interest expense. Interest income for the six month periods ended June 30, 1996 and June 30, 1995 was $13,000 and $68,000, respectively. This decrease was due primarily to decreases in cash balances available for investment. The Company incurred interest expense, payable in shares of Series A and Series B Convertible Preferred Stock, in the six-month period ended June 30, 1996, of $325,000 related to the senior secured convertible notes. There were no senior secured convertible notes outstanding in the six-month period ended June 30, 1995.

     Net loss for the six-month periods ended June 30, 1996 and June 30, 1995 was $2.2 million and $1.9 million, respectively.

  YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

     The Company earned no revenue in 1995 and 1994. Revenue in 1993 of $6.1 million consisted of a one-time contract research fee from Clintec Nutrition Company, a joint venture formed by Baxter Healthcare Corporation and Nestle SA.

     The Company's total operating expenses for the years ended December 31, 1995, 1994 and 1993 were $4.4 million, $3.7 million and $6.1 million, respectively. Research and development expenses for the years ended December 31, 1995, 1994 and 1993 were $2.7 million, $2.6 million and $4.5 million, respectively. Research and development expenses increased in 1995 from 1994 due to higher clinical development expenditures for the ARDS and MOD programs. Research and development expenses decreased in 1994 from 1993 due primarily to reduced clinical material costs and lower expenditures related to the Company's AIDS clinical development program. General and administrative expenses for the years ended December 31, 1995, 1994 and 1993 were $1.6 million, $1.1 million and $1.6 million, respectively. General and administrative expenses increased in 1995 from 1994 due primarily to increased administrative personnel and recruitment costs and higher rent and office expenses. General and administrative expenses decreased in 1994 from 1993 due primarily to lower office and employee relocation and severance costs.

     Other income (expense) for the years ended December 31, 1995, 1994 and 1993 comprises interest income and interest expense. Interest income for the years ended December 31, 1995, 1994 and 1993 were $111,000, $138,000 and $0, respectively. Interest income decreased in 1995 as compared to 1994 primarily due to reduced cash balances available for investment. Interest income increased in 1994 compared to 1993 due to increases in cash balances available for investment. The Company incurred interest expense, payable in shares of Series A Convertible Preferred Stock, for the year ended December 31, 1995, of $178,000 related to the Company's senior secured convertible notes. There were no senior secured convertible notes outstanding in the years ended December 31, 1994 and 1993.

     Net loss for the years ended December 31, 1995, 1994 and 1993 were $4.5 million, $3.6 million and $28,000, respectively.

     No income tax provision or benefit has been provided for federal income tax purposes as the Company has incurred losses since inception. As of December 31, 1995, the Company had deferred tax assets of $3.2 million. Because of uncertainties surrounding the realization of these favorable tax attributes in future tax periods, all of the net deferred tax assets have been fully offset by a valuation allowance. As of December 31, 1995, the Company had total net operating loss carryforwards of $7.8 million and tax credits of approximately $125,000, both of which expire on dates beginning in 2008. The Company's ability to utilize the net operating loss carryforwards in future years may be limited in some circumstances, including significant changes in ownership interests, due to certain provisions of the Internal Revenue Code of 1986, as amended. See Note 5 to Notes to Financial Statements.

LIQUIDITY AND CAPITAL RESOURCES

     Since its inception, the Company has financed its operations primarily with $9.5 million from the private sale of equity securities and convertible notes, $6.0 million in contract research payments, and $263,000 in interest income. In April 1994, the Company sold an aggregate of 6,500,000 shares of Series A Convertible Preferred Stock resulting in proceeds to the Company of $6.0 million. In September 1995, the Company sold $2.0 million in aggregate principal amount of senior secured convertible notes due 1997 (the "Series A Notes"). The Series A Notes are convertible into, and interest on the Series A Notes is payable in, shares of the Company's Series A Convertible Preferred Stock. In January 1996, the Company sold an aggregate of 130,000 shares of Series A Convertible Preferred Stock resulting in proceeds of $130,000 to the Company. In May 1996, the Company issued an aggregate of $1.0 million in aggregate principal amount of senior secured convertible notes due 1997 (the "Series B Notes"). The Series B Notes are convertible into, and interest on the Series B Notes is payable in, shares of the Company's Series B Convertible Preferred Stock.

     The Company acquired rights to certain patents relating to methods of using Procysteine to treat human diseases and related technologies from Clintec Nutrition Company in exchange for 715,026 shares of Common Stock and 9,000 shares of Nonconvertible Redeemable Preferred Stock in April 1994. Concurrently, the Company entered into a license agreement with Cornell Research Foundation in return for 35,028 shares of Common Stock (of which 7,026 shares of Common Stock were subsequently returned to the Company). See "Certain Transactions."

     In August 1996, the Company entered into an agreement to issue and sell an aggregate of 851,604 shares of Series C Convertible Preferred Stock to certain investors of the Company (at a price of $11.75 per share on a Common Stock equivalent basis) (the "August 1996 Financing"). In addition, in August 1996, the Company entered into an agreement to issue 3,404,255 shares of Series C Convertible Preferred Stock in exchange for all of the outstanding shares of Nonconvertible Redeemable Preferred Stock (the "Nonconvertible Preferred Stock Exchange"). The August 1996 Financing and the Nonconvertible Preferred Stock Exchange are expected to close on or about August 30, 1996. See "Certain Transactions."

     Upon the closing of these transactions, (i) the Series A Notes, including interest thereon, will convert into an aggregate of 2,098,631 shares of Series A Convertible Preferred Stock and the Series B Notes, including interest thereon, will convert into an aggregate of 690,775 shares of Series B Convertible Preferred Stock; and (ii) Series A Convertible Preferred Stock warrants (the "Series A Warrants") will be exercised pursuant to a net exercise provision resulting in the issuance of an aggregate of 789,894 shares of Series A Convertible Preferred Stock. See "Certain Transactions."

     The Company expects negative cash flows from operations to continue and to increase for the foreseeable future. The Company anticipates that the net proceeds from the Offering, including interest thereon, together with the Company's existing funds, will be sufficient to fund its operating expenses and capital requirements as currently planned for at least the next 18 months. However, there can be no assurance that the Company's assumptions regarding future operating losses and operating expenses will be accurate. The Company's actual working capital needs and funding requirements will depend upon numerous factors, including the progress of the external research and development programs being supported by the Company, the magnitude and scope of these activities, the timing and results of preclinical and clinical testing, the timing and costs of obtaining regulatory approvals, the level of resources that the Company commits to the development of manufacturing, marketing and sales capabilities, if any, the ability of the Company to establish new collaborative arrangements with other companies to provide funding to the Company, the technological advances and activities of competitors, the costs involved in preparing, filing, prosecuting, maintaining, enforcing and defending patent claims and other intellectual property rights, developments related to regulatory and reimbursement matters and other factors. The Company intends to seek additional funding through corporate collaborations. There can be no assurance that the Company will be able to negotiate such agreements on acceptable terms, or at all. The Company will also seek additional funding through public or private financings. If additional funds are raised by issuing equity securities, further dilution to stockholders will result. Debt financing, if available, may involve restrictive covenants. If adequate funds are not available, the Company may be required to delay, scale back or eliminate certain of its product development programs, to license to others rights to commercialize products or technologies that the Company would otherwise seek to develop and commercialize itself or cease operations. See "Risk Factors -- Need for Substantial Additional Funds" and "Use of Proceeds."

EXCHANGE OF NONCONVERTIBLE REDEEMABLE PREFERRED STOCK

     In August 1996, the Company entered into an agreement to exchange all of its Nonconvertible Redeemable Preferred Stock for 3,404,255 shares of Series C Redeemable Convertible Preferred Stock which have been valued by the Company at $8.0 million. The difference between the carrying value of the Nonconvertible Redeemable Preferred Stock and the value of the Series C Redeemable Convertible Preferred Stock of $4.2 million will be an addition to the net loss to common stockholders in the calculation of net loss per share.

                                    BUSINESS

     The Company is developing novel pharmaceuticals for the treatment of diseases involving oxidative stress and resultant tissue damage, with a particular therapeutic focus on critical care. The Company's lead product candidate, Procysteine, an intracellular glutathione-repleting agent, has been evaluated in two Phase II clinical trials involving patients with ARDS. In the first quarter of 1997, the Company plans to begin a pivotal Phase III clinical trial of Procysteine to determine its safety and efficacy for the treatment of ARDS. The Company is also conducting pilot clinical trials with Procysteine to determine its potential application for the treatment of ALS and atherosclerotic cardiovascular disease ("ASCVD").

BACKGROUND ON OXIDATIVE DAMAGE

     While oxygen is vital to life, it can also be extremely toxic. As a by-product of normal metabolism, the body produces small amounts of highly reactive, toxic molecules called reactive oxygen species ("ROS"). In addition, larger quantities of ROS are produced by activation of neutrophils, a type of white blood cell, as part of the body's immune response against infection. Although ROS help kill infectious organisms, the excessive production of ROS, as part of the inflammatory response to infection, can also cause tissue damage, known as oxidative damage. In some conditions associated with massive acute inflammation, such as severe infection, multiple trauma and extensive burns, activation of neutrophils may produce such large quantities of ROS that severe tissue damage in organs occurs, leading to organ dysfunction and in many cases death. In addition, oxidative damage is believed to play a causative role in a number of chronic conditions, such as ALS, ASCVD and hemolytic anemias.

     The body employs a number of systems to neutralize or inactivate ROS by converting them into water and other harmless substances. One of the body's principal means for protecting cells from oxidative damage is the molecule glutathione, a small peptide found in abundance throughout the body. Glutathione is produced inside cells from three amino acids, L-cysteine, L-glutamic acid and glycine, and functions as one of the primary non-enzymatic, ROS-neutralizing compounds made in the body. Other means for neutralizing ROS include enzymes, such as superoxide dismutase and catalase, which are produced in the body and are supplemented by ingested vitamins. Most enzymatic systems can neutralize only certain types of ROS and cannot be restored rapidly within cells after depletion. The Company believes that intracellular glutathione repletion may be a more effective method for neutralizing ROS than other systems because glutathione can be rapidly constituted and can neutralize all types of ROS.

     A number of published studies have indicated decreased levels of glutathione in conditions where excessive production of ROS has caused severe tissue damage. In severe inflammatory conditions, the body's production of ROS increases and exceeds the capacity of glutathione and other antioxidant systems to combat oxidative stress, resulting in tissue damage.

     Ideally, direct replacement of glutathione within cells would reduce or eliminate additional oxidative damage. However, direct administration of glutathione does not offer intracellular protection against oxidative damage, because the physicochemical properties of glutathione inhibit its passage through cell membranes. Of the three amino acids which comprise glutathione, it is the lack of availability of cysteine that limits glutathione synthesis. Increasing available intracellular levels of cysteine to facilitate the production of glutathione may, therefore, be a viable therapeutic approach. However, direct administration of cysteine is not practical because it may be toxic when present outside of cells at the concentrations required to achieve a therapeutic effect.

PRODUCT DEVELOPMENT PROGRAMS

     Transcend is developing small molecule, intracellular glutathione-repleting agents to limit or prevent oxidative damage. Procysteine, the Company's first product candidate, is a delivery system for the introduction of the amino acid cysteine into cells. Procysteine readily enters cells, where it is converted into cysteine that is then available for glutathione synthesis.

     The Company has developed intravenous ("i.v.") and oral formulations of Procysteine. The ability of Procysteine to replenish glutathione when given orally or intravenously has been documented in published animal and human studies. In its clinical trials, Transcend is evaluating the use of this approach to treat or prevent conditions where oxidative stress results in tissue damage. To date, the safety profile and pharmacokinetics of Procysteine administered intravenously or orally have been characterized in over 250 subjects in clinical trials sponsored by Transcend. The observed serious adverse events in these trials were consistent with the underlying diseases and the Company believes that none of these adverse events were drug related. See "Business -- Procysteine- I.V. Formulation -- Acute Respiratory Distress Syndrome -- Clinical Program." The Company also intends to develop one or more of the TR-500 compounds, a group of glutathione derivatives, as additional glutathione-repleting agents.

     The Company's product development programs are described in the table below.

- -----------------------------------------------------------------------------------------------
 INDICATION                                PRODUCT CANDIDATE             STATUS(1)
- -----------------------------------------------------------------------------------------------
 Acute Respiratory Distress Syndrome       Procysteine (intravenous)     Phase II completed
 Multiple Organ Dysfunction                Procysteine (intravenous)     Phase II(2)
 Amyotrophic Lateral Sclerosis             Procysteine (oral)            Phase I/II
 Atherosclerotic Cardiovascular Disease    Procysteine (oral)            Phase I/II
 Hemolytic Anemias                         TR-500 compounds              Preclinical research
- -----------------------------------------------------------------------------------------------

(1) "Preclinical research" includes in vitro studies of product candidates and evaluation in animals. "Phase I/II" refers to clinical trials in which the compound is tested in a limited patient population for safety, pharmacokinetics and preliminary indications of biological activity in patients with the targeted disease. "Phase II" refers to clinical trials in which the compound is tested in a limited patient population to assess the efficacy of the drug for a specific indication and to gather additional evidence relating to safety and potential adverse effects.

(2) Phase II trial data regarding the application of Procysteine for the prevention of MOD was obtained from the Company's latest Phase II ARDS trial. Additional trials will be required in order to complete a Phase II program for MOD. See "Business -- Procysteine - I.V. Formulation -- Multiple Organ Dysfunction."

  PROCYSTEINE - I.V. FORMULATION

     Acute Respiratory Distress Syndrome

     ARDS, a disorder characterized by severe lung dysfunction, is a devastating complication of conditions associated with massive acute inflammation, such as severe infection, multiple traumatic injury and extensive burns. The disorder affects an estimated 150,000 patients in the United States annually, with a mortality rate of approximately 40 percent. ARDS is often associated with dysfunction of other organs such as the kidneys, liver and heart.

     There are currently no commercially available drug treatments for ARDS. Patients suffering from ARDS are generally treated in a hospital intensive care unit with only supportive care, consisting of highly invasive mechanical support with a ventilator until lung function returns. Mechanical ventilation involves forcing air containing high concentrations of oxygen into the lungs through an endotracheal tube inserted through a patient's nose or mouth. Patients must be sedated because this process usually causes extreme discomfort. Patients requiring mechanical ventilation for more than two weeks generally require surgical insertion of a tracheostomy tube to avoid complications of prolonged nasotracheal or orotracheal intubation. As long as the patient is on mechanical ventilation, there is an increased risk of serious complications, including hospital-acquired infection with drug resistant organisms.

     ROS play a central role in ARDS. In connection with the onset of ARDS, neutrophils activate and adhere to the surface of pulmonary capillaries. These neutrophils then release ROS and protease enzymes which cause the damage to lung tissue. Glutathione, which is normally present in lung cells and in lung fluid in high concentrations, neutralizes or inactivates these ROS and limits oxidative damage. Anti-protease enzymes are present in the lung under normal conditions and protect the lung against damage. The protective effect of anti-proteases is lost in the presence of excessive ROS. Glutathione can prevent further lung damage indirectly, by blocking ROS inhibition. The clinical result of excess ROS in the lungs is a swelling of the normally thin walls lining the air spaces that impedes the movement of oxygen from the air spaces into the bloodstream. Patients with ARDS require supplemental oxygen and mechanical ventilation in order to maintain sufficient oxygen for the body's tissues, but the oxygen rich air provided by the ventilator has the potential to exacerbate oxidative damage.

     The Company believes that increasing glutathione levels by administering Procysteine may prevent additional ROS damage and speed recovery of lung function, thereby reducing the need for mechanical ventilation. Because of multiple complications associated with prolonged mechanical ventilation, the Company also believes that reduced time on the ventilator is a clinically important goal in the treatment of ARDS patients and will also likely reduce the cost of treating these patients.

     Clinical Program. Transcend has sponsored two randomized, double-blind placebo-controlled Phase II trials of Procysteine which have provided data that support its use in the treatment of patients with ARDS. An objective of the first Phase II trial was to assess the effect of Procysteine on patients with ARDS. Of the ARDS patients studied, 17 received 189 mg/kg/day (milligrams of drug/kilogram of body weight/day) of Procysteine for up to ten days, and 15 received a placebo. The study results provided evidence that Procysteine-treated patients regained independence from the ventilator more rapidly than did placebo-treated patients. There was a statistically significant difference in the duration on mechanical ventilation between patients treated with Procysteine and placebo-treated patients.

     The objective of the second Phase II trial was to assess the effect of Procysteine on blood glutathione levels. This study was conducted in 25 patients with sepsis syndrome and organ dysfunction, 23 of whom suffered from pulmonary dysfunction (either acute lung injury or ARDS). Of the 25 patients, 19 received 200 mg/kg/day of Procysteine for up to 21 days and six patients received a placebo. Prior to administration of Procysteine or the placebo, the patients in the study had lower blood glutathione concentrations than a healthy control population. Following administration, average glutathione concentration increased 13 percent in the patients receiving Procysteine and decreased one percent in placebo-treated patients.

     Consistent with the first Phase II trial, the results of the second Phase II trial indicated a trend toward a reduction in median days on mechanical ventilation among Procysteine-treated patients compared with placebo patients. However, the study was not designed to provide statistical evidence of efficacy and this trend did not reach statistical significance. The results of the study also indicated that, as measured by PaO(2)/FiO(2) (an established measure of lung function), Procysteine-treated patients regained efficiency of the lungs in transporting oxygen to the bloodstream to a greater degree than placebo-treated patients.

     Based on the results of the Phase II trials and on discussions with the FDA, Transcend plans to begin a pivotal Phase III trial in patients with ARDS by the end of the first quarter of 1997. The trial will be a randomized, double-blind, placebo-controlled trial of approximately 350 newly-diagnosed ARDS patients. Patients will receive either 210 mg/kg/day of Procysteine or a placebo for up to 14 days. The trial will involve approximately 40 centers and the Company expects to complete enrollment in the trial, once initiated, in approximately 18 months. The trial's primary endpoint is expected to be the number of days patients are alive and off-ventilator over a 30-day trial period. This endpoint is designed to provide an accurate and quantifiable measure of the clinical benefit as measured by reduction in ventilator days, while accounting for the high mortality rate in these patients. Secondary endpoints in the trial are expected to include the effect of Procysteine treatment on mortality, lung function and other organ function. The Company believes that the use of non-mortality endpoints has become generally accepted as a measure of clinical benefit in ARDS treatment studies. In anticipation of its Phase III trial, the Company has analyzed its initial Phase II trial results using the proposed Phase III trial primary endpoint and confirmed a trend, although not statistically significant, in favor of Procysteine-treated patients. The Company intends to rely on third parties to assist it in monitoring the Phase III trial and managing data generated in the trial. See "Risk Factors -- Uncertainty Associated with Clinical Trials."

     There can be no assurance that the Company's Phase III trial will be completed on a timely basis or at all, that the trial will demonstrate the safety and efficacy of Procysteine to the extent necessary to obtain regulatory approvals, that, even if the Phase III trial is successful, the FDA will approve Procysteine for the treatment of ARDS based on the Phase III trial or that the FDA will not require additional studies to support regulatory approval. In addition, in earlier trials sponsored by Transcend involving approximately 250 subjects, Procysteine was administered intravenously at doses of up to 300 mg/kg/day for one day and doses of up to 200 mg/kg/day for 21 days. There can be no assurance that administration of Procysteine at the dosage level contemplated in the Phase III trial proposed by Transcend, or at any other dosage level required for therapeutic efficacy, will result in a safety profile comparable to or more favorable than earlier studies. See "Risk Factors -- Uncertainty Associated with Clinical Trials."

     The Company has been granted orphan-drug designation by the FDA for Procysteine for the treatment of ARDS. See "Business -- Government Regulation."

     Multiple Organ Dysfunction

     The failure of one organ, such as the lungs, places other organs at risk of failure. The progressive failure of additional organs, known as multiple organ dysfunction or MOD, generally has catastrophic consequences for the patient. Other organ systems that are frequently involved in MOD include the kidneys (acute renal failure), the liver (acute hepatic failure) and the heart (cardiovascular collapse). While mortality due to the failure of a single organ is 30 to 40 percent, mortality rises to more than 60 percent with the failure of two organs and exceeds 90 percent with failure of a third organ. In addition, MOD exacts a significant cost on the healthcare system. MOD patients are treated in intensive care units, where costs average $100,000 per patient. The Company estimates that annually there are over 750,000 patients in the United States at risk of MOD. These patients include those patients with ARDS as well as those who suffer from acute conditions such as severe infection, multiple trauma and extensive burns. Because of the difficulty of determining which patients will develop MOD and due to the higher rate of mortality that occurs when a single organ dysfunction progresses to MOD, the Company believes it would be more effective to administer treatment prophylactically.

     Currently, there are no commercially available drugs to prevent MOD. As in ARDS, mechanical support for other failed organs (e.g., dialysis to support kidney function), and pharmacological treatments for complications arising from MOD, are the sole available therapies. Because most methods of mechanical intervention, such as dialysis, are invasive, they also carry additional risks to patients.

     Published clinical studies have indicated that the same process of oxidative damage that results in ARDS also contributes to the development of MOD. The Company believes, based on published and Company-sponsored preclinical studies, that Procysteine may be effective in the prevention of organ dysfunction in patients with acute conditions such as severe infection, multiple trauma and extensive burns. In the Company's first ARDS Phase II trial, there was a statistically significantly lower percentage of patients with new organ dysfunction (other than lung) in the group receiving Procysteine compared to the placebo group. In the second trial sponsored by the Company involving patients with ARDS (and who are at risk of MOD) a reduced level of glutathione, and a corresponding increase in the level of glutathione following the administration of Procysteine, was shown. Additional Phase II work will be required to complete a Phase II program for the use of Procysteine for the prevention of MOD. The Company's planned Phase III ARDS trial is also expected to provide data on the potential of Procysteine to prevent MOD.

     The Company currently does not intend to pursue separate clinical trials for MOD unless it receives additional data supporting the potential use of Procysteine for prevention of MOD from the Company's planned Phase III clinical trial for ARDS and until the Company has sufficient funds available to undertake such trials. The Company believes that, unlike in ARDS trials, non-mortality endpoints have not become generally accepted as measures of clinical benefit in MOD trials, and as a result, additional research will be necessary to define an appropriate endpoint. Further, since not all patients in a prevention trial develop MOD, a trial for the prevention of MOD would require a considerably larger number of patients than a trial for the treatment of ARDS. The Company will be required to raise substantial additional funds to pursue further research and development of the use of Procysteine for the prevention of MOD. If the Company undertakes such studies, there can be no assurance that the results of earlier studies on the use of Procysteine for the prevention of MOD will be predictive of results that will be obtained from more extensive clinical testing. See "Risk Factors -- Uncertainty Associated with Clinical Trials" and "Risk Factors -- Need for Substantial Additional Funds."

  PROCYSTEINE - ORAL FORMULATION

     Transcend is conducting pilot, proof-of-principle trials with Procysteine in two indications with an oral formulation of the product. If successful, the Company plans to select at least one indication to advance into Phase II clinical trials during 1997.

     Amyotrophic Lateral Sclerosis

     The inherited form of ALS, a fatal degenerative disorder, is widely believed to be the result of a malfunctioning enzyme that results in increased ROS. Tissue damage from ROS may also play a role in the progression of the non-inherited form of ALS. The Company believes, based on published preclinical studies, that increasing glutathione levels in nerve cells may reduce or prevent further oxidative damage. The Company is sponsoring a Phase I/II clinical trial to assess the pharmacokinetics of Procysteine in blood and cerebrospinal fluid in ALS patients. This study is designed to evaluate the effect of Procysteine on glutathione levels in cerebrospinal fluid. Such levels are believed to be an indication of intracellular glutathione levels within the brain. If the results of this study are positive, the study may provide a basis for Phase II trials in patients with ALS. There can be no assurance, however, that the results of this study will be positive. See "Risk Factors -- Uncertainty Associated with Clinical Trials."

     The Company has been granted orphan drug designation by the FDA for Procysteine for the treatment of ALS. See "Business -- Government Regulation."

     Atherosclerotic Cardiovascular Disease

     Atherosclerotic cardiovascular disease, a major risk factor for heart attack and stroke, is characterized by a narrowing of the arteries by lipid deposits and the loss of blood vessel elasticity. There is growing evidence in the medical literature that increased vascular oxidative stress is a primary mechanism of impaired blood vessel elasticity in patients with atherosclerosis. The Company believes, based on preclinical studies, that Procysteine administration may improve blood vessel elasticity. As a result, it may enhance blood flow, and reduce the risk and severity of heart attack in patients with coronary artery disease. The Company is sponsoring a Phase I/II clinical trial to assess the potential of Procysteine to rapidly restore blood vessel elasticity in patients in whom atherosclerotic cardiovascular disease has begun. There can be no assurance that the results of this study, if completed, will be successful.

  TR-500 COMPOUNDS (GLUTATHIONE-REPLETING AGENTS)

     The TR-500 compounds are a group of glutathione derivatives that enable the direct delivery of glutathione into cells. The Company believes that in clinical conditions, where glutathione cannot be repleted efficiently through the use of Procysteine, the TR-500 compounds may serve as second generation glutathione-repleting agents. The Company believes, based on preclinical studies, that the TR-500 compounds have potential therapeutic application in hemolytic anemias where ROS may play a role in blood cell damage. These anemias include inherited disorders such as sickle cell disease and thalassemia, and acquired anemias such as the hemolytic anemia associated with dialysis. During 1997, the Company plans to select one or more of these compounds for further preclinical development.

BUSINESS STRATEGY

     Transcend's strategy is to develop and commercialize novel pharmaceuticals to treat or prevent disorders involving oxidative stress and resulting tissue damage, with a particular therapeutic focus on products for the critical care market. The Company's strategy involves the following key elements:

     Exploit Glutathione Repletion Methodologies. The Company is currently concentrating on the preclinical and clinical development of the glutathione-repleting compounds in its portfolio. Transcend's priority is advancing the clinical program for Procysteine for the treatment of ARDS.

     Leverage Development Expertise. Transcend's management and scientific personnel have considerable experience in the development of novel pharmaceutical products. The Company uses this expertise to manage the development of its products through external resources, such as contract research organizations and contract manufacturers. The Company believes that the continued focus on development expertise will allow it to benefit from the commercialization of products without requiring a substantial investment in costly infrastructure.

     Commercialize Products through Collaborations. The Company intends to enter into strategic alliances and licensing arrangements with corporate partners in order to accelerate the development and commercialization of its product candidates. Specifically, the Company plans to establish alliances with pharmaceutical companies to complete clinical trials, prepare regulatory submissions and market and sell the Company's products. The Company expects to retain strategically important development, manufacturing, marketing or co-promotion rights in order to enhance its product development opportunities.

     Enhance Product Pipeline. The Company plans to build a product pipeline, with a particular therapeutic focus on critical care, through the licensing or acquisition of compounds from academic laboratories and research institutions. To date, Transcend has acquired compounds from Cornell and has an exclusive right to obtain an additional compound from the Massachusetts General Hospital and the University of Maryland. Transcend believes its scientific and development expertise provide the Company with an ability to recognize opportunities for commercial development at an early stage.

MANUFACTURING

     The Company contracts with third-party manufacturers to produce its compounds for preclinical research and for clinical trials. The Company expects to utilize third-party manufacturers for commercial production. The Company has established relationships with a third party to produce bulk quantities of Procysteine and with other parties to formulate the compound into i.v. and oral forms of Procysteine for clinical trials. Through third-party manufacturers and formulators, the Company has produced sufficient Procysteine for use in its planned Phase III clinical trial for the treatment of ARDS.

     The Company believes that it will be able to reach arrangements with third-party manufacturers and formulators on commercially reasonable terms, and that it will not be necessary for it to develop internal manufacturing capability in order to successfully commercialize Procysteine. The manufacturing process for Procysteine involves established technology, and the Company believes that other potential suppliers are available should the Company be unable to obtain reasonable terms in the future from its current vendors. However, in the event that the Company is unable to obtain contract manufacturing or formulation services on reasonable terms, it may need to acquire manufacturing capability or it may be unable to commercialize its products as planned. There can be no assurance that the Company's existing or future outside vendors or prospective corporate collaborators will be able to manufacture Procysteine or any other developed product on a commercial scale or that any collabora-tor or vendor will be able to manufacture such products on a timely basis, in quantities or at prices which will be commercially viable or beneficial for the Company. See "Risk Factors -- Limited Source of Supply; Dependence on Third-Party Manufacturers."

SALES AND MARKETING

     The Company has not yet developed sales, marketing and distribution capabilities. The Company plans to form strategic alliances with established pharmaceutical or biotechnology companies in order to finance the development of certain of its products. If the development of any planned products is successful, these companies may also provide the Company with access to established marketing and distribution organizations. The Company may elect to establish a sales force to market and distribute those products and indications over which it retains marketing rights or shares rights with corporate partners. There can be no assurance that the Company will be able to establish in-house sales, marketing or distribution capabilities or enter into one or more strategic relationships for sales, marketing and distribution on a timely basis, or at all. Even if the Company does develop or obtain sales, marketing and distribution capabilities, there can be no assurance that any product developed by the Company will be successfully marketed. See "Risk Factors -- Lack of Commercial Sales and Marketing Experience."

PATENTS AND PROPRIETARY RIGHTS

     The Company's commercial success will depend to a significant extent on obtaining and enforcing patent protection for its products and methods, including methods for treating or preventing human disease, or for such products and methods licensed from third parties, maintaining trade secret protection and operating without infringing the proprietary rights of third parties. As of August 20, 1996, the Company owns or has exclusively licensed 16 United States patents and 11 United States applications as well as counterparts of these patents and applications in various foreign jurisdictions. Of these, eight United States patents and two United States applications relate to the Company's business as described in this Prospectus. Specifically, the Company owns a pending United States patent application for the use of Procysteine in treating pulmonary disease, including ARDS. Corresponding applications have been filed in Canada, Australia and Japan and in the European Patent Office (designating countries including Austria, Denmark, France, Germany, Italy, Spain, Sweden, Switzerland and the United Kingdom). In June 1996, the Company was notified by the European Patent Office that certain claims to uses of Procysteine in the treatment and/or prevention of pulmonary disease, including ARDS, are allowable and that the application will be passed to grant.

     The patent positions of pharmaceutical and biotechnology firms, including the Company, are uncertain and involve complex legal and factual questions for which important legal principles are largely unresolved, particularly in regard to methods for treating or preventing human disease, and most particularly for diseases such as ARDS and MOD, for which there is currently no commercially available drug for treatment or prevention. Substantial periods of time pass before the USPTO responds on the merits to patent applications and submissions on behalf of the inventors. In addition, the coverage claimed in a patent application can be significantly reduced or modified before and after a patent is issued. Consequently, there can be no assurance that any of the Company's or any licensor's pending or future patent applications will result in the issuance of patents or, if any patents are issued, whether the patents will be subjected to further proceedings limiting their scope, and whether they will provide significant proprietary protection or competitive advantage, or will be circumvented or invalidated. Because patent applications in the United States are maintained in secrecy until patents issue and patent applications in certain other countries generally are not published until more than 18 months after they are filed, and since publication of inventions in scientific or patent literature often lags behind actual dates of invention, the Company cannot be certain that it or any licensor was the first inventor of inventions covered by pending patent applications or that it or such licensor was the first to file patent applications on such inventions.

     There can be no assurance that the Company's or its licensor's patents, if issued, would not be found invalid or unenforceable by a court or that such patents would cover products or technologies of the Company's competitors. Competitors or potential competitors may have filed applications for or received patents, and may obtain additional patents and proprietary rights relating to products or methods for treating or preventing human disease that are competitive with those of the Company. To protect its proprietary rights, the Company may be required to participate in interference proceedings declared by the USPTO to determine priority of invention, which could result in substantial cost to the Company. Moreover, even if the Company's or its licensor's patents issue, there can be no assurance that they will provide sufficient proprietary protection or will not be later limited, circumvented or invalidated.

     The Company may be required to obtain licenses to patents or other proprietary rights of third parties. No assurance can be given that any licenses required under any such patents or proprietary rights would be made available on terms acceptable to the Company, if at all. If the Company does not obtain such licenses, it could encounter delays in product market introductions while it attempts to design around such patents or other rights, or it may be unable to develop, manufacture or sell products. See "Risk Factors -- Patents and Proprietary Rights; Third Party Rights."

     There is substantial uncertainty concerning whether human clinical data will be required for the issuance of patents for methods of treating or preventing human disease, particularly for diseases such as ARDS and MOD, for which there is currently no commercially available drug for treatment or prevention. If such data is required, the Company's ability to obtain patent protection could be delayed or otherwise adversely affected. Although the USPTO issued new utility guidelines in July 1995 that address the requirements for demonstrating utility for biotechnology inventions, including for inventions relating to methods for treating or preventing human disease, there can be no assurance that USPTO patent examiners will follow such guidelines or that the USPTO' s position will not change with respect to what is required to establish utility for Procysteine or future potential products of the Company in the treatment of human diseases. In addition, there can be no assurance that compliance with such guidelines will result in valid and enforceable patents. Furthermore, the enactment of legislation implementing the General Agreement on Trade and Tariffs has resulted in certain changes to United States Patent laws that became effective on June 8, 1995. Most notably, the term of patent protection for patent applications filed on or after June 8, 1995 is no longer a period of 17 years from the date of grant. The new term of United States patents will commence on the date of issuance and terminate 20 years from the earliest effective filing date of the application. Because the time from filing to issuance of biotechnology patent applications is often more than three years, a 20-year term from the effective date of filing may result in a substantially shortened term of patent protection, which may adversely impact the Company's patent position. In addition, if this change results in a shorter period of patent coverage, and if the Company negotiates royalties based on the existence of a valid patent, the Company's business could be adversely affected.

     The Company also seeks to protect its proprietary technology, including technology which may not be patented or patentable, in part by confidentiality agreements and, if applicable, inventor's rights agreements with its collaborators, advisors, employees and consultants. There can be no assurance that these agreements will not be breached, that the Company will have adequate remedies for any breach, or that the Company's trade secrets will not be otherwise disclosed to, or discovered by, competitors. Moreover, the Company conducts a significant amount of research through academic advisors and collaborators who are prohibited from entering into confidentiality or inventor's rights agreements by their academic institutions. Any unauthorized dissemination of the Company's confidential information could have an adverse effect on the Company's business.

TECHNOLOGY AND LICENSE AGREEMENTS

     The Company was formed to develop and commercialize the pharmaceutical applications of Procysteine and related pharmaceutical applications (the "Glutathione Technology"). The Glutathione Technology was originally developed at Cornell and licensed to Baxter Healthcare Corporation ("Baxter"). In 1989, Baxter and Nestle SA ("Nestle") established Clintec Nutrition Company ("Clintec") and Baxter assigned its rights in the Glutathione Technology to Clintec. From 1988 to 1994, Baxter and Clintec completed various studies of Procysteine, including preclinical assay development, toxicology, formulation and several clinical studies. In April 1994, the Company acquired rights to the Glutathione Technology from Cornell and Clintec.

     Cornell Research Foundation

     In connection with a Contribution Agreement dated April 5, 1994 (the "Contribution Agreement") between the Company and Clintec, the Company obtained an exclusive worldwide license from Cornell (the "Cornell Agreement") to certain patents covering methods of using Procysteine to increase intracellular levels of glutathione and/or cysteine. The Company's rights under the Cornell Agreement include an exclusive license under a composition of matter patent for the TR-500 series of glutathione-repleting agents.

     In consideration for the licenses granted to Transcend under the Cornell Agreement, Cornell received 35,028 shares of Common Stock (of which 7,026 shares were returned to the Company in settlement of a dispute). See "Certain Transactions." In addition, Transcend agreed to (i) provide funding to Cornell Medical College of an aggregate of $400,000 over a three-year period; (ii) pay royalties on sales of products covered by the licensed patents, if any; and
(iii) pay annual minimum royalties which would be credited in any year against earned royalties due for such year. Under the Cornell Agreement, Transcend agreed to exercise due diligence in development and commercialization of products covered by the licensed patents. Any failure to exercise such diligence with respect to a particular technology licensed under the Agreement would permit Cornell to cause the license to become non-exclusive.

     Clintec Nutrition Company

     Pursuant to the Contribution Agreement, the Company granted to Clintec an exclusive, royalty-free license to the use of the Glutathione Technology for certain nutritional applications, while retaining exclusive rights to all pharmaceutical applications of the Glutathione Technology. The Company has agreed, until April 1999, not to develop compounds for use in certain nutritional applications, and Clintec has agreed, during the same period, not to develop compounds for use in pharmaceutical applications. The restrictions on the ability of each of the Company and Clintec to develop compounds for use in the other's field do not apply to development of compounds for use in both fields. Although no disputes have arisen to date regarding the exclusive rights of the Company and Clintec in their respective fields, such a dispute could have a material adverse effect on the Company's ability to enter into corporate alliances and license arrangements, and if resolved in a manner adverse to the Company would have a material adverse effect on the Company's business, financial condition and results of operations. See "Risk Factors -- Potential For Conflict With Clintec."

     In addition, the Company acquired various clinical supplies, data, records, contractual and intellectual property rights related to pharmaceutical applications of the Glutathione Technology from Clintec in exchange for 680,000 shares of Common Stock and 9,000 shares of Nonconvertible Redeemable Preferred Stock. The agreement also provides that if the Company should decide not to maintain the patents or decides to abandon the application which are the subject of the agreement, the Company will assign such patents and applications to Clintec. See "Certain Transactions."

     Massachusetts General Hospital/University of Maryland

     The Company holds an option to obtain an exclusive United States license for TR-810, a novel fusion protein, from Massachusetts General Hospital and the University of Maryland. TR-810 combines a hybrid recombinant protein having human superoxide dismutase (copper, zinc) activity with a non-toxic portion of tetanus toxin that is taken up by nerve cells. This hybrid protein retains certain functional properties of both molecules, and the Company believes the hybrid protein may have application in a number of central nervous system conditions where oxidative damage is believed to play a role, such as ischemic stroke. The option expires on December 31, 1996. There can be no assurance that the Company will exercise this option. Exercise of the option would require the Company to undertake certain diligence obligations and to make certain royalty payments. The Company will determine whether to exercise this option based on its analysis of the results of ongoing research being conducted by Massachusetts General Hospital and the University of Maryland with respect to TR-810 and the availability of funds.

COMPETITION

     The pharmaceutical and biotechnology industries are characterized by rapidly advancing technologies, intense competition and a strong emphasis on proprietary products. Many entities, including pharmaceutical and biotechnology companies, academic institutions and other research organizations are actively engaged in the discovery and development of products in the therapeutic areas pursued by the Company. Many of these entities have greater financial, technical, manufacturing and marketing resources than the Company. In addition, many of these competitors have become more active in seeking patent protection and licensing arrangements in anticipation of collecting royalties for use of technology that they have developed.

     The Company's ability to compete effectively will depend on its ability to advance its core technology, maintain a proprietary position on its technology and products, obtain required governmental approvals on a timely basis, attract and retain key personnel and develop effective products that can be manufactured cost-effectively and marketed successfully. The Company expects that competition among products approved for sales will be based, among other things, on efficacy, reliability, product safety, price and patent position.

     Currently there are no commercially available drugs to prevent or treat ARDS. However, Liposome initiated in September 1995 a Phase III trial for a drug designed to treat ARDS through a mechanism different from that of Procysteine. There can be no assurance that research and development by Liposome and others will not render any of the Company's planned products obsolete or uneconomical, or result in therapies superior to any developed by the Company, or that any products developed by the Company will be preferred to any existing or newly developed technologies. See "Risk Factors -- Competition."

GOVERNMENT REGULATION

     The production, marketing, sales and distribution of the Company's products and its research and development activities are subject to extensive regulation for safety, efficacy and quality by numerous governmental authorities in the United States and other countries. In the United States, drugs and certain biological products are subject to rigorous FDA regulation under the Federal Food, Drug and Cosmetic Act (the "FDCA"), and the regulations promulgated thereunder, as well as other federal and state statutes and regulations that govern, among others, the testing, manufacture, safety, efficacy, labeling, storage, record keeping, approval, advertising and promotion of the Company's products. Product development and approval within this regulatory framework can take a number of years and requires the expenditure of substantial resources. Any failure by the Company or its collaborators or licensees to obtain regulatory approval, or any delay in obtaining such approvals, could adversely affect the marketing of products being developed by the Company, its ability to receive product or royalty revenues and its liquidity and capital resources.

     Human therapeutics are normally subject to rigorous preclinical and clinical testing. The standard process required by the FDA before a drug may be marketed in the United States includes (i) preclinical laboratory tests; (ii) submission to the FDA of an investigational new drug application ("IND"), which must be approved before human clinical trials may commence; (iii) adequate and well-controlled human clinical trials to establish the safety and efficacy of the drug in its intended indication; (iv) submission to the FDA of an NDA; and
(v) FDA approval of the NDA prior to any commercial sale or shipment of the drug.

     Preclinical animal testing is generally conducted in the laboratory to evaluate the potential safety and efficacy of a drug. Although the results of preclinical testing may show the efficacy of a product tested in animals, and may support an application to begin clinical testing, subsequent clinical testing may not demonstrate comparable effectiveness in humans. The results of these animal studies are submitted to the FDA as part of the IND and NDA. See "Risk Factors -- Uncertainties Associated with Clinical Trials."

     Clinical trials involve the administration of the investigational new drug to healthy volunteers or to patients, under the supervision of a qualified principal investigator. Clinical trials must be conducted in accordance with good clinical practices under protocols that detail the objectives of the study, the parameters to be used to monitor safety and, if applicable, the efficacy criteria to be evaluated. Each protocol must be submitted to the FDA as part of the IND. Further, each clinical trial must be conducted under the auspices of an IRB at the institution at which the trial will be conducted. IRBs will consider, among other things, ethical factors, the safety of human subjects and the possible liability of the institution. Typically, clinical evaluation involves a three-phase process. In Phase I, trials are conducted with a small number of human subjects to determine the safety profile, the pattern of drug distribution and metabolism. In Phase II, trials are conducted with a larger group of patients afflicted with a specific condition in order to determine preliminary efficacy, optimal dosages and expanded evidence with respect to safety. In Phase III, large-scale, often multi-center, comparative trials are conducted with patients afflicted with a target disease in order to provide enough data for the statistical proof of safety and efficacy required by the FDA and other regulatory authorities. The pertinent IRB or the FDA may suspend clinical trials at any time if they believe that the subjects or patients are being exposed to an unacceptable health risk.

     The results of the pharmaceutical development, preclinical studies and clinical trials are submitted to the FDA in the form of an NDA. The testing and approval process is likely to require substantial time and effort and there can be no assurance that any approval will be granted on a timely basis, if at all. The FDA may deny an NDA if applicable regulatory criteria are not satisfied, require additional testing or information, or approve an NDA subject to postmarketing testing and surveillance or limitations on the indicated uses for which the subject drug may be marketed. Finally, product approvals may be withdrawn if compliance with regulatory standards is not maintained or if problems occur following initial marketing.

     Domestic manufacturing establishments are subject to inspection by the FDA and must comply with the FDA's cGMP. To supply products for use in the United States, foreign manufacturing establishments must comply with cGMP and are subject to periodic inspection by the FDA or by regulatory authorities in such countries under reciprocal agreements with the FDA.

     The Orphan Drug Act of 1983 generally provides incentives to manufacturers to undertake development and marketing of products to treat relatively rare diseases or diseases where fewer than 200,000 persons in the United States would be likely to receive the treatment. A drug that both receives orphan drug designation by the FDA and is the first product of a chemical moiety to receive FDA marketing approval for its indication is entitled to receive up to seven-year exclusive marketing period in the United States for that indication. A drug that is considered by the FDA to be different from a particular orphan drug is not barred from sale in the United States during such exclusive marketing period. Legislation has previously been introduced in Congress to limit the marketing exclusivity provided for certain orphan drugs. Although the outcome of that legislation, if reintroduced, is uncertain, there remains a possibility that future legislation will limit the incentives currently afforded to the developers of orphan drugs.

     The Company has been granted orphan drug designation for Procysteine for the treatment of ARDS and ALS. There can be no assurance, however, that a product considered by the FDA to be different from Procysteine will not be successfully introduced by a competitor of the Company. Any such product would not be barred from sale in the United States by the designation of Procysteine as an orphan drug. If such a drug proved to be safer, more effective or less costly than Procysteine, the Company's business could be materially adversely affected.

     If and when the Company markets its products outside the United States, whether or not FDA approval has been obtained, approval of a pharmaceutical product by comparable governmental regulatory authorities in foreign jurisdictions must be obtained prior to the commencement of human clinical trials or marketing approval for drugs. The requirements governing the conduct of clinical trials, product licensing, pricing and reimbursement vary widely from country to country. In addition, the Company's products may be subject to export control. See "Risk Factors -- No Assurance of FDA Approval; Comprehensive Government Regulation."

PRODUCT LIABILITY

     The testing, marketing and sale of human therapeutic products entail an inherent risk of exposure to product liability claims by consumers, health care providers, pharmaceutical and biotechnology companies or other sellers of the Company's products. There can be no assurance that substantial product liability claims will not be asserted against the Company. While the Company has liability insurance with respect to clinical trials, the Company does not have product liability insurance coverage for the commercial sale of Procysteine, the Company's lead product candidate. There can be no assurance that the Company will be able to maintain clinical trials liability insurance on acceptable terms or that such insurance will provide adequate coverage against potential liabilities. The Company will seek to obtain product liability insurance coverage for commercial sales if and when its products are commercialized. However, there can be no assurance that adequate insurance coverage will be available in sufficient amounts and at acceptable costs, if at all. In addition, pursuant to the terms of certain licensing agreements entered into by the Company, the Company has agreed to indemnify certain third parties with respect to losses incurred as a result of the manufacture, supply or sale of potential product candidates. Any indemnification or product liability claim or product recall could inhibit or prevent commercialization of products being developed by the Company and otherwise have a material adverse effect on the Company's business, financial condition and results of operations. See "Risk Factors -- Product Liability."

EMPLOYEES

     As of August 20, 1996, the Company employed 13 people, four of whom hold Ph.D. and/or M.D. degrees. The Company's employees are not members of a union, and the Company believes that it has good employee relations. All of the Company's employees have signed agreements obligating them to protect the proprietary nature of the Company's confidential information. See "Risk Factors
- -- Dependence on Key Personnel."

FACILITIES

     The Company currently holds an operating lease on and occupies approximately 7,700 square feet of leased office and administrative space at 640 Memorial Drive, Cambridge, Massachusetts. The Company pays approximately $180,000 annually under its facilities lease. The lease on these facilities expires in December 1999. The Company believes that these facilities should be sufficient to meet the Company's needs through December 1999.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The current executive officers and directors of the Company are as follows:

                NAME                   AGE                       POSITION
- -------------------------------------  ----   -----------------------------------------------
Hector J. Gomez, M.D., Ph.D. ........   57    President, Chief Executive Officer and Director
John J. Whalen, M.D. ................   49    Senior Vice President and Chief Scientific
                                              Officer
B. Nicholas Harvey, LL.B. ...........   36    Vice President, Finance, Chief Financial
                                              Officer and Secretary
Jerry T. Jackson(1)..................   55    Chairman of the Board
Philippe Chambon, M.D., Ph.D.(1).....   38    Director
Frank L. Douglas, M.D., Ph.D.(2).....   53    Director
Richard W. Hunt, C.P.A.(2)...........   42    Director
William C. Mills III(2)..............   41    Director
Gerard M. Moufflet(1)................   52    Director

- ---------------

(1) Member of the Compensation Committee.

(2) Member of the Audit Committee.

     HECTOR J. GOMEZ, M.D., PH.D. has served as President, Chief Executive Officer and a director of the Company since November 1994. He previously served as Vice President of Medical Affairs at Vertex Pharmaceuticals Incorporated, a rational drug design company, from May 1992 to November 1994. From December 1991 to May 1992, Dr. Gomez served as Associate Vice President at Immunomedics, Inc., a biotechnology company. From December 1988 to December 1991, he served as Executive Director of Cardiovascular Clinical Research at Ciba-Geigy Corporation ("Ciba-Geigy"), a pharmaceutical company. Previously, Dr. Gomez served as Director of Clinical Research from 1979 to 1984, and as Senior Director of Clinical Research from 1985 to December 1988, at Merck & Co., Inc. ("Merck"), a pharmaceutical company. During his tenures at Merck and Ciba-Geigy, Dr. Gomez successfully directed the clinical development phase of ten NDAs. His accomplishments include the management of the clinical program, from IND filing through marketing approval, for enalapril (Vasotec(R)) and lisinopril (Prinivil(R) and Zestril(R)), cardiovascular products. Dr. Gomez received his M.D. from National University in Bogota, Colombia, his Ph.D. in Pharmacology from Marquette University and his Diploma in Clinical Pharmacology from Tulane University.

     JOHN J. WHALEN, M.D. has served as Senior Vice President and Chief Scientific Officer of the Company since October 1995. In addition, he has served as Chairman of the Company's Scientific Advisory Board since October 1995. From 1990 to 1995, he served as Senior Vice President and General Manager of the Pharmaceutical Division at Alpha Therapeutic Corporation, a pharmaceutical company. He has also held senior management positions as Vice President of Clinical Research at G.H. Besselaar Associates ("Besselaar") and as Director of Clinical Research for Cardiovascular/Renal Products at Merck, Sharp & Dohme Research Laboratories. Dr. Whalen has an extensive background in directing clinical trials at Besselaar, Merck and Alpha Therapeutic Corporation. Dr. Whalen's achievements include the clinical development of Fluosol(R), Lotensin(R), Vasotec I.V.(R), Oncolym(R) and Venoglobulin S(R). Dr. Whalen received his B.S. in Physics from Rensselaer Polytechnic Institute and his M.D. from the University of Virginia and participated in a pulmonary fellowship at New York University.

     B. NICHOLAS HARVEY, LL.B. has served as Vice President, Finance, Chief Financial Officer and Secretary of the Company since December 1992. From February 1992 to December 1992, he was Treasurer at The Computer Power Group, a computer services and software company. From May 1986 to February 1989, he was Executive Director at Brunckhorst & Co., an Australian investment firm that he helped to found. Mr. Harvey received his B.Econ. and LL.B. from the Australian National University and his M.B.A. from the Harvard Business School in 1992.

     JERRY T. JACKSON has served as Chairman of the Board of the Company since May 1996 and has been a director of the Company since September 1995. He was an Executive Vice President of Merck from January 1993 until his retirement in January 1995. During 1994, Mr. Jackson had responsibility for Merck's International Human Health, Vaccines, AgVet and Astra/Merck U.S. divisions and for worldwide marketing. In 1993, he also served as President of the Merck Human Health Division and from February 1986 to December 1992, Mr. Jackson was Senior Vice President at Merck. Mr. Jackson also serves as a director of Cor Therapeutics, Inc. and SunPharm Corporation.

     PHILIPPE CHAMBON, M.D., PH.D. has been a director of the Company since November 1995. Dr. Chambon has been Vice President of Sprout Group ("Sprout"), a venture capital firm, since May 1995. From May 1993 to April 1995, Dr. Chambon served as a Manager in the Healthcare Practice of The Boston Consulting Group, a management consulting firm. Dr. Chambon was an executive with Sandoz Pharmaceuticals Corp., a leading pharmaceutical company, from September 1987 to April 1993, most recently serving as the Executive Director of New Product Management.

     FRANK L. DOUGLAS, M.D., PH.D. has been a director of the Company since September 1995. Dr. Douglas is Global Head of Research for Hoechst Marion Roussel, Inc. since 1995. Prior to its acquisition by Hoechst Marion Roussel, Dr. Douglas was Executive Vice President of the Research and Development Division and served as a director at Marion Merrell Dow, Inc. from 1992 to 1995. In 1992, he was also an Adjunct Professor of Medicine and Pharmacology at the University of Kansas. In 1991, Dr. Douglas was a Vice President and Partner of the Biocine Company, a joint venture between Ciba-Geigy and Chiron. From 1988 to 1991, he was Senior Vice President and Director of Research for Ciba-Geigy Pharmaceutical Corp.

     RICHARD W. HUNT, C.P.A. has been a director of the Company since November 1995. Mr. Hunt has been Vice President and Chief Financial Officer of Clintec International Inc., a joint venture of Baxter International Inc., a worldwide developer and manufacturer of health care products and systems, and Nestle in the development of clinical nutrition products, since January 1995. From January 1982 to January 1995, Mr. Hunt held various positions with Baxter International Inc., most recently as Vice President, Controller. From November 1978 to January 1982, Mr. Hunt served in various senior level financial positions with Searle Pharmaceuticals, Inc.

     WILLIAM C. MILLS III has been a director of the Company since April 1994 and was Chairman of the Board from April 1994 to May 1996. He served as interim Chief Executive Officer of the Company from April 1994 to November 1994. Since 1988, Mr. Mills has been a General Partner of The Venture Capital Fund of New England ("VCFNE"), a venture capital firm. From 1981 until 1988, he served as a Managing General Partner and General Partner at PaineWebber Ventures/Ampersand, a venture capital firm. Mr. Mills also serves as a director of Cytogen Corporation, where he served as Chairman of the Board from January 1995 to May 1996.

     GERARD MOUFFLET has been a director of the Company since April 1994. Since 1989, Mr. Moufflet has been Senior Vice President in charge of the medical sector for Advent International Corporation ("Advent"), a private equity investment firm. Mr. Moufflet has served in a number of senior management, financial and marketing positions at Baxter for the previous 17 years. He also serves as a director of Curative Health Services, Inc.

     Certain of the current directors of the Company were nominated and elected in accordance with a stockholder's voting agreement. This agreement will terminate upon the consummation of the Offering. See "Certain Transactions." Each officer serves at the discretion of the Board of Directors. There are no family relationships among any of the directors or executive officers of the Company.

CLASSIFIED BOARD OF DIRECTORS

     The Company's Restated Certificate of Incorporation will be amended upon the closing of the Offering to provide for a classified Board of Directors consisting of three classes, as nearly equal in number as possible, with the directors in each class serving staggered three-year terms. The Class I directors are Mr. Mills and Drs. Chambon and Douglas; the Class II directors are Messrs. Moufflet and Hunt; and the Class III directors are Dr. Gomez and Mr. Jackson. The terms of the Class I, Class II and Class III Directors will expire initially in 1997, 1998 and 1999, respectively. At each annual meeting of the stockholders of the Company, the successors to the class of directors whose term expires at such meeting will be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election. See "Description of Capital Stock -- Delaware Anti-Takeover Law and Certain Charter and By-Law Provisions."

BOARD COMMITTEES

     The Board of Directors has a Compensation Committee which has responsibility for reviewing the performance of the officers of the Company, making recommendations to the Board concerning salaries and incentive compensation for such officers and administering the Company's Amended and Restated 1994 Equity Incentive Plan. The Compensation Committee consists of Messrs. Moufflet and Jackson and Dr. Chambon.

     The Board of Directors also has an Audit Committee which has responsibility for reviewing the Company's financial statements and significant audit and accounting practices with the Company's independent auditors and making recommendations to the Board of Directors with respect thereto. The Audit Committee consists of Messrs. Mills and Hunt and Dr. Douglas.

BOARD COMPENSATION

     The Company's directors do not currently receive any cash compensation for service on the Board of Directors or any committee thereof, but directors are reimbursed for certain expenses in connection with attendance at Board of Directors and committee meetings. Two of the Company's non-employee directors, Dr. Douglas and Mr. Jackson, were each granted stock options to purchase 8,000 shares of Common Stock in 1996 with an exercise price of $.50 per share in connection with their service on the Board of Directors. Each option vests 50 percent on the first anniversary of the date of grant, and the remainder of each option vests monthly over the following year. The options terminate upon the earlier of the tenth anniversary of the date of grant or the termination of the director's service on the Board of Directors.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The current members of the Company's Compensation Committee are Messrs. Jackson and Moufflet and Dr. Chambon, none of whom is an employee of the Company.

SCIENTIFIC ADVISORY BOARD

     The Company has established a Scientific Advisory Board, whose members review the Company's research, development and clinical activities and are available for consultation with the Company's management and scientific staff relating to their respective areas of expertise. Dr. Whalen, Senior Vice President and Chief Scientific Officer of the Company, is Chairman of the Company's Scientific Advisory Board. The other members of the Company's Scientific Advisory Board and their primary academic or professional affiliations are listed below:

     GORDON R. BERNARD, M.D. chairs the Steering Committee for the National Institutes of Health ("NIH") ARDS Clinical Trials, and is currently a Professor of Medicine at the Vanderbilt University School of Medicine. In addition, Dr. Bernard has served as principal investigator for clinical trials of glutathione-repleting agents in ARDS.

     NORMAN K. HOLLENBERG, M.D., PH.D. is a Professor of Medicine at Harvard Medical School and the Brigham and Women's Hospital. Dr. Hollenberg's research interests include renal perfusion and function, and the genetic underpinnings of hypertension and renal injury.

     JOHN E. REPINE, M.D. is the Director of the Webb-Waring Institute for Biomedical Research, and Professor of Medicine and Associate Dean for Student Affairs at the University of Colorado Health Sciences Center. Dr. Repine has a distinguished research record on oxidative stress and disease pathology.

     ROBERT T. SCHOOLEY, M.D. is Professor of Medicine and Head of the Infectious Disease Division at the University of Colorado Health Services Center. His research includes work on AIDS, immunology, and infectious diseases. Dr. Schooley served as Chair of numerous groups at the NIH, including the Core Immunology Committee of the AIDS Clinical Trials Group.

     STEVEN R. TANNENBAUM, PH.D. is a Professor of Chemistry and Toxicology at the Massachusetts Institute of Technology. Dr. Tannenbaum's research efforts include the chemistry of free radicals in biological systems, and leading work on N-nitroso compounds and other environmental carcinogens and mutagens.

EXECUTIVE COMPENSATION

     The following table sets forth for the fiscal year ended December 31, 1995 the compensation for services rendered to the Company in all capacities with respect to its Chief Executive Officer and each of its other executive officers whose cash compensation in 1995 exceeded $100,000 (the Chief Executive Officer and such other executive officers are hereinafter referred to as the "Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE

                                                              LONG-TERM
                                                         COMPENSATION AWARDS
                                                         --------------------
                                  ANNUAL COMPENSATION    NUMBER OF SECURITIES
                                  --------------------        UNDERLYING           ALL OTHER
  NAME AND PRINCIPAL POSITION     SALARY($)   BONUS($)        OPTIONS(#)        COMPENSATION($)
- --------------------------------  ---------   --------   --------------------   ---------------
Hector J. Gomez, M.D., Ph.D.....  $230,000    $20,000                --             $ 1,755(1)
  President and Chief
     Executive Officer
John J. Whalen, M.D.(2).........    34,792     30,000            28,000               5,000(3)
  Senior Vice President and
  Chief Scientific Officer
B. Nicholas Harvey..............   118,346     20,000            10,000                  --
  Vice President, Finance
  and Chief Financial Officer

- ---------------

(1) Consists of premiums paid by the Company on a term life insurance policy on behalf of Dr. Gomez.
(2) Dr. Whalen joined the Company in September 1995. Dr. Whalen's estimated base salary for fiscal year 1996 is $160,000.
(3) Consists of relocation expenses reimbursed by the Company.

                       OPTION GRANTS IN LAST FISCAL YEAR

     The following table contains information concerning the grant of stock options to the Named Executive Officers during the fiscal year ended December 31, 1995.

                                                                                            POTENTIAL
                                                                                           REALIZABLE
                                                 INDIVIDUAL GRANTS                      VALUE AT ASSUMED
                              -------------------------------------------------------    ANNUAL RATES OF
                              NUMBER OF     PERCENT OF                                     STOCK PRICE
                              SECURITIES  TOTAL OPTIONS                                 APPRECIATION FOR
                              UNDERLYING    GRANTED TO       EXERCISE                   OPTION TERM($)(3)
                               OPTIONS     EMPLOYEES IN       PRICE       EXPIRATION    -----------------
            NAME              GRANTED(#)  FISCAL YEAR(1)   ($/SHARE)(2)      DATE         5%        10%
- ----------------------------- ----------  --------------  --------------  -----------   ------    -------
Hector J. Gomez, M.D.,
  Ph.D.......................       --         --%             $ --              --     $   --    $    --
John J. Whalen, M.D..........   28,000          41              .50         9/12/05      8,400     22,400
B. Nicholas Harvey, LL.B.....   10,000          16              .50          2/9/05      3,000      8,000

- ---------------

(1) Based on options to purchase 68,600 shares of Common Stock granted to employees in fiscal 1995.
(2) All options were granted at an exercise price equal to the fair market value of the Common Stock on the date of grant, as determined by the Board of Directors.
(3) The potential realizable value is based on the term of the option at its time of grant (ten years). It is calculated by assuming that the stock price on the date of grant appreciates at the indicated annual rate, compounded annually for the entire term of the option, and that the option is exercised and sold on the last day of its term for the appreciated stock price. Actual gains, if any, on stock option exercises will depend on the future performance of the Common Stock and the date at which the options are exercised.

                         FISCAL YEAR END OPTION VALUES

     The following table contains information concerning the value of unexercised options for each of the Named Executive Officers, as of December 31, 1995. No options were exercised by the Named Executive Officers during fiscal year ended December 31, 1995.

                                                                            NUMBER OF SHARES
                                                                         UNDERLYING UNEXERCISED
                                                                            OPTIONS AT FISCAL
                                                                               YEAR END(1)
                                                                        -------------------------
                                 NAME                                   EXERCISABLE/UNEXERCISABLE
- ----------------------------------------------------------------------  -------------------------
Hector J. Gomez, M.D., Ph.D...........................................        29,794/80,206
John J. Whalen, M.D. .................................................             0/28,000
B. Nicholas Harvey, LL.B..............................................        17,186/12,389

- ---------------

(1) The fair market value of the Common Stock as of December 31, 1995 was equal to the exercise price of $.50.

EMPLOYMENT AGREEMENTS

     On November 29, 1994, the Company entered into an employment agreement with Dr. Gomez, which provides for an annual base salary of $230,000, subject to increase upon annual review. Under the agreement, Dr. Gomez received an option to purchase 110,000 shares of Common Stock at an exercise price of $.50 per share. Such option vests monthly over four years and terminates on November 28, 2004. Upon termination of employment by the Company other than for cause (as defined in the agreement), the Company will pay Dr. Gomez his then current salary, less any consulting income earned by Dr. Gomez, until the earlier of six months from the date of such termination or the date upon which Dr. Gomez secures other employment. The agreement provides that, for a period of twelve months following termination of employment for any reason, Dr. Gomez will not engage, directly or indirectly, in activities which compete with those of the Company.

AMENDED AND RESTATED 1994 EQUITY INCENTIVE PLAN

     The Company's 1994 Equity Incentive Plan was initially adopted by the Board of Directors and approved by the stockholders in April 1994. The Amended and Restated 1994 Plan (the "1994 Equity

Incentive Plan") was adopted by the Board of Directors and approved by the stockholders in August 1996. Under the terms of the 1994 Equity Incentive Plan, the Company is authorized to make awards of restricted stock and to grant incentive stock options and non-statutory stock options to employees (including officers and employee directors) and directors of, and consultants and advisors to, the Company to purchase shares of the Common Stock of the Company. A total of 379,721 shares of Common Stock have been reserved for issuance upon exercise of outstanding options granted under the 1994 Equity Incentive Plan. An additional 471,639 shares of Common Stock have been reserved for future options or awards under the 1994 Equity Incentive Plan.

     Stock option grants under the 1994 Equity Incentive Plan entitle the optionee to purchase Common Stock from the Company, for a specified exercise price, during the periods specified in the applicable option agreement. The Compensation Committee of the Board of Directors will select the persons to whom options are granted, and determine the number of shares covered by each option, its exercise price, its vesting schedule and its expiration date. Options are generally not assignable or transferable except by will or the laws of descent and distribution.

     Restricted stock awards under the 1994 Equity Incentive Plan entitle the recipient to purchase Common Stock from the Company under terms which provide for vesting over a period of time and a right of repurchase of unvested stock when the recipient's relationship with the Company terminates. The Compensation Committee of the Board of Directors will select the recipients of restricted stock awards, determine the times at which restricted stock awards are made, and determine the number of shares of Common Stock subject to the award, the purchase price (which can be less than the fair market value of the Common Stock) and the vesting schedule for such shares. The recipients may not sell, transfer or otherwise dispose of shares subject to a restricted stock award until such shares are vested. Upon termination of the recipient's relationship with the Company, the Company will be entitled to repurchase those shares which are not vested on the termination date at a price equal to their original purchase price.

     As of August 20, 1996, the Company had 13 employees, all of whom were eligible to participate in the 1994 Equity Incentive Plan. The number of individuals receiving stock options varies from year to year depending on various factors, such as the number of promotions and the Company's hiring needs during the year.

     The Compensation Committee may, in its sole discretion, include additional provisions in any option or award granted or made under the 1994 Equity Incentive Plan, including without limitation restrictions on transfer, repurchase rights, commitments to pay cash bonuses, to make, arrange for or guaranty loans or to transfer other property to optionees upon exercise of options, or such other provisions as shall be determined by the Compensation Committee, provided they are not inconsistent with the 1994 Equity Incentive Plan and applicable law. The Compensation Committee may also, in its sole discretion, accelerate or extend the date or dates on which all or any particular option or options granted under the 1994 Equity Incentive Plan may be exercised.

                              CERTAIN TRANSACTIONS

     On April 5, 1994, the Company acquired the Glutathione Technology from Clintec, in exchange for 680,000 shares of Common Stock and 9,000 shares of the Company's Nonconvertible Redeemable Preferred Stock. Richard W. Hunt, a director of the Company, is Vice President and Chief Financial Officer of Clintec International Inc., a subsidiary of Clintec. Concurrently, the Company entered into a license agreement with Cornell related to the Glutathione Technology in return for 35,028 shares of Common Stock, payment of minimum royalties and a three-year research agreement with Cornell Medical College providing for the payment of $133,000 per year ending in July 1997. On October 4, 1995, Cornell agreed to return to the Company 7,026 shares of Common Stock in settlement of a dispute related to the abandonment by Cornell of a patent application in Japan. See "Business -- Technology and License Agreements."

     In connection with the organization of the Company in December 1992, the Company's two founding scientists from Clintec, Dr. Gary Pace and Dr. Dennis Goldberg, purchased from the Company 100 shares of Common Stock at a price of $.05 per share. On April 5, 1994, upon the Company's acquisition of the Glutathione Technology from Clintec, the previously issued and outstanding shares of Common Stock held by Dr. Pace and Dr. Goldberg were exchanged for 44,109 shares of Common Stock, effected in the form of a stock dividend.

     Also on April 5, 1994, the Company issued and sold an aggregate of 6,500,000 shares of Series A Convertible Preferred Stock at a price of $1.00 per share in a private placement to certain institutional investors, including 3,500,000 shares to entities affiliated with Advent, 1,000,000 shares to entities affiliated with Sprout, 1,000,000 shares to VCFNE, 500,000 shares to Baxter and 500,000 shares to an entity affiliated with Nestle (the "1994 Financing"). Gerard Moufflet, a director of the Company, is a Senior Vice President of Advent. Philippe Chambon, M.D., Ph.D., a director of the Company, is a Vice President of Sprout. William C. Mills III, a director of the Company, is a General Partner of FH & Co. III, L.P., the General Partner of VCFNE. The Company concurrently issued warrants (the "Series A Warrants") to purchase an aggregate of 1,625,000 shares of Series A Convertible Preferred Stock to the same investors at an exercise price of $1.00 per share (including warrants to purchase 875,000 shares to entities affiliated with Advent, 250,000 shares to entities affiliated with Sprout, 250,000 shares to VCFNE, 125,000 shares to Baxter and 125,000 shares to an entity affiliated with Nestle). In accordance with the terms of such warrants, on September 13, 1995, Series A Warrants for an aggregate of 250,000 shares of Series A Convertible Preferred Stock were cancelled. In connection with the August 1996 Financing, the Series A Warrants will be exercised pursuant to a net exercise provision resulting in the issuance of an aggregate of 789,894 shares of Series A Convertible Preferred Stock (including 502,659 shares to Advent, 143,617 shares to Sprout and 143,617 shares to VCFNE.

     In connection with the 1994 Financing, the Company entered into a Stockholders' Agreement with its stockholders, which was amended and restated on September 13, 1995 and further amended on May 31, 1996 (as so amended, the "Stockholders' Agreement"). Each party to the Stockholders' Agreement has agreed to vote all shares over which such party exercises control to elect as directors of the Company: (i) one representative designated by VCFNE; (ii) one representative designated by Advent; (iii) one representative designated by Sprout; (iv) one representative designated by Clintec; and (v) the Chief Executive Officer of the Company. Messrs. Mills, Moufflet and Hunt and Dr. Chambon currently serve as the designees of VCFNE, Advent, Clintec and Sprout, respectively. The Stockholders' Agreement will terminate upon the consummation of the Offering.

     Also in connection with the 1994 Financing, the Company became a party to a Right of First Refusal Agreement and a Right of First Refusal and Co-sale Agreement (collectively, the "Right of First Refusal Agreements") with certain stockholders of the Company (the "Holders"). The Right of First Refusal Agreements provide each of the Holders with a right of first refusal with respect to securities issued by the Company, a right of first refusal with respect to any proposed transfer of shares by another Holder and a right to participate in any proposed transfer of shares by any other Holder. The Right of First Refusal Agreements will terminate upon the consummation of the Offering. In addition, in connection with the 1994 Financing, the Company agreed to register in certain circumstances shares of its capital stock held by certain investors. See "Description of Capital Stock -- Registration Rights."

     On September 13, 1995, the Company sold Series A Notes in the aggregate principal amount of $2.0 million to certain institutional investors, including notes in the aggregate principal amount of $1.3 million to entities affiliated with Advent, $363,000 to entities affiliated with Sprout and $364,000 to VCFNE. The Series A Notes bear interest at 30 percent per annum, payable in every four months in the form of shares of Series A Convertible Preferred Stock (at one share per $1.00 of interest due and payable). The Series A Notes mature on January 15, 1997, and are convertible into shares of Series A Convertible Preferred Stock (at one share per $1.00 of principal outstanding) upon the closing of a private financing resulting in gross proceeds to the Company of $2.0 million or more. The Company has issued an aggregate of 397,806 shares of Series A Convertible Preferred Stock in lieu of interest on the Series A Notes to the holders thereof and at the closing of the 1996 Financing, the Company will issue 98,631 shares of Series A Convertible Preferred Stock in full payment of accrued and unpaid interest through the closing date (including 62,765 shares to entities affiliated with Advent, 17,933 shares to entities affiliated with Sprout and 17,933 shares to VCFNE). The Series A Notes will convert into an aggregate of 2,000,000 shares of Series A Convertible Preferred Stock upon the closing of the August 1996 Financing (including 1,272 shares to entities affiliated with Advent, 363,000 shares to entities affiliated with Sprout and 364,000 shares to VCFNE).

     In January 1996, the Company issued an aggregate of 130,000 shares of Series A Convertible Preferred Stock to two of its directors, Dr. Douglas and Mr. Jackson, and one former director of the Company. Such shares were issued (at $1.00 per share) for an aggregate of $130,000.

     On May 29, 1996, the Company issued Series B Notes in the aggregate principal amount of $1.0 million to certain institutional investors, including notes in the aggregate principal amount of $636,363 to entities affiliated with Advent, $181,818 to entities affiliated with Sprout and $181,818 to VCFNE. These Series B Notes were issued pursuant to the exercise of an option granted under the Series A Notes. The Series B Notes bear interest at 30 percent per annum, payable every four months in the form of Series B Convertible Preferred Stock (at one share per $1.50 of interest due and payable). The Series B Notes mature on January 15, 1997, and are convertible into shares of Series B Convertible Preferred Stock (at one share per $1.50 of principal) upon the closing of a private financing of $1.0 million. In addition, at the closing of the 1996 Financing, the Company will issue 24,109 shares of Series B Convertible Preferred Stock in full payment of accrued and unpaid interest on the Series B Notes through the closing date (including 15,342 shares to entities affiliated with Advent, 4,383 shares to entities affiliated with Sprout and 4,384 shares to entities affiliated with VCFNE). The Series B Notes will convert into an aggregate of 666,666 shares of Series B Convertible Preferred Stock upon the closing of the August 1996 Financing (including 424,242 shares to entities affiliated with Advent, 121,212 shares to entities affiliated with Sprout and 121,212 shares to VCFNE).

     Pursuant to the Nonconvertible Preferred Stock Exchange, which is expected to close on or about August 30, 1996, the Company has agreed to issue 3,404,255 shares of Series C Convertible Preferred Stock to Clintec in exchange for all of the outstanding shares of Nonconvertible Redeemable Preferred Stock. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

     Pursuant to the August 1996 Financing, which is expected to close on or about August 30, 1996, the Company has agreed to issue and sell an aggregate of 851,064 shares of Series C Convertible Preferred Stock (including 150,205 shares to the Advent Group, 42,953 shares to VCFNE and 19,342 shares to Sprout Group) at a price of $2.35 per share ($11.75 per share on a post-split common stock equivalent basis). See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of the Common Stock of the Company on a pro forma basis (as described below) as of August 20, 1996, and on a pro forma basis as adjusted to reflect the sale of the shares of Common Stock offered hereby, by (i) each person or entity known to the Company to own beneficially more than 5% of the Company's Common Stock; (ii) each of the Company's directors; (iii) each of the Named Executive Officers; and (iv) all directors and executive officers as a group. The number of shares beneficially owned is presented on a pro forma basis to give effect to the following transactions as if they had occurred as of August 20, 1996: (i) the sale of shares of Series C Convertible Preferred Stock in the August 1996 Financing; (ii) the Nonconvertible Preferred Stock Exchange; (iii) the conversion of Series A Notes and Series B Notes; and (iv) the exercise of the Series A Convertible Preferred Stock Warrants. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

                                                                                     PRO FORMA
                                                                                   PERCENTAGE OF
                                                               PRO FORMA              SHARES
                                                               NUMBER OF         OUTSTANDING(2)(3)
                                                                 SHARES        ---------------------
                                                              BENEFICIALLY     PRIOR TO      AFTER
          NAME AND ADDRESS OF BENEFICIAL OWNER(1)               OWNED(2)       OFFERING     OFFERING
- ------------------------------------------------------------  ------------     --------     --------
5% STOCKHOLDERS
Baxter Healthcare Corporation(4)............................    1,588,511        42.4%        27.6%
  One Baxter Parkway
  Deerfield, IL 60015
Clintec Nutrition Company...................................    1,360,851        36.3         23.7
  800 North Brand Boulevard
  Glendale, CA 91203
Advent Group(5).............................................    1,234,323        32.9         21.5
  101 Federal Street
  Boston, MA 02110
The Venture Capital Fund of New England III, L.P............      353,218         9.4          6.1
  160 Federal Street, 23rd Floor
  Boston, MA 02110
Sprout Capital VI, L.P.(6)..................................      348,490         9.3          6.1
  140 Broadway
  New York, NY 10005-1295
DIRECTORS
Jerry T. Jackson............................................       10,000           *            *
Philippe Chambon, M.D., Ph.D.(6)............................      348,490         9.3          6.1
Frank L. Douglas, M.D., Ph.D................................       10,000           *            *
Richard W. Hunt(7)..........................................    1,360,851        36.3         23.7
William C. Mills III(8).....................................      353,218         9.4          6.1
Gerard M. Moufflet(5).......................................    1,234,323        32.9         21.5
NAMED EXECUTIVE OFFICERS
Hector J. Gomez, M.D., Ph.D.(9).............................       50,418         1.3          1.0
John J. Whalen, M.D.(10)....................................        7,588           *            *
B. Nicholas Harvey(11)......................................       22,730         1.0            *
All directors and executive officers as a group
  (nine persons)(5)(6)(7)(8)(9)(10)(11).....................    3,397,619        88.7         58.2

- ---------------
*Less than 1%

 (1) Unless otherwise indicated, the address for each beneficial owner is c/o the Company, 640 Memorial Drive, Cambridge, Massachusetts 02139.

 (2) The inclusion herein of any shares of Common Stock as beneficially owned does not constitute an admission of beneficial ownership of those shares. Unless otherwise indicated, each person listed above has sole investment and voting power with respect to the shares listed. In accordance with the rules of the Securities and Exchange Commission, each person is deemed to beneficially own any shares issuable upon exercise of stock options held by such person that are currently exercisable or that become exercisable within 60 days after August 20, 1996, and any reference in these footnotes to shares subject to stock options held by the person in question refers only to such shares.

 (3) The number of shares deemed outstanding for purposes of calculating these
     percentages is comprised of the         shares outstanding as of August 20,
     1996, plus any shares subject to stock options held by the person in question.

 (4) Includes 1,360,851 shares held by Clintec, a joint venture between Baxter and Nestle SA.

 (5) Represents 791,981 shares held by Global Private Equity II Limited Partnership, 318,983 shares held by Rovent II Limited Partnership, 119,827 shares held by Advent Performance Materials Limited Partnership and 3,532 shares held by Advent International II Limited Partnership. Includes 1,234,323 shares held by members of the Advent Group. Mr. Moufflet is a Senior Vice President of Advent International Corporation, which is a general partner of Advent International Investors II Limited Partnership and of Advent International Limited Partnership, the general partner of each of the other members of the Advent Group.

 (6) Includes 300,848 shares held by Sprout Capital VI, L.P. and 47,642 shares held by DLJ Capital Corporation. DLJ Capital Corporation is the managing general partner of Sprout Capital VI, L.P. Dr. Chambon is Vice President of Sprout Group.

 (7) Represents 1,360,851 shares held by Clintec. Mr. Hunt is Vice President and Chief Financial Officer of Clintec International Corporation, a subsidiary of Clintec.

 (8) Includes 353,218 shares held by the VCFNE. Mr. Mills is a general partner of FH & Co. III, L.P., a general partner of the VCFNE.

 (9) Represents shares subject to a stock option held by Dr. Gomez.

(10) Represents shares subject to a stock option held by Dr. Whalen.

(11) Represents an aggregate of shares subject to stock options held by Mr. Harvey.

                          DESCRIPTION OF CAPITAL STOCK

     The Company's current Restated Certificate of Incorporation (the "Certificate of Incorporation"), authorizes 41,000,000 shares of capital stock, consisting of 25,000,000 shares of Common Stock, $.01 par value, and 16,000,000 shares of Preferred Stock, $.01 par value. In connection with the Offering, the Company's Certificate of Incorporation will be amended and restated (the "Restated Certificate of Incorporation"). Upon completion of the Offering, the Restated Certificate of Incorporation will authorize the issuance of 30,000,000 shares of capital stock, consisting of 25,000,000 shares of Common Stock, par value $.01 per share, and 5,000,000 shares of Preferred Stock, par value $.01 per share. Set forth below is a description of the capital stock of the Company.

COMMON STOCK

     As of August 20, 1996, assuming the conversion all outstanding shares of Preferred Stock into Common Stock, there were 3,749,126 shares of Common Stock issued and outstanding held of record by 21 stockholders and 249,520 shares of Common Stock issuable upon the exercise of outstanding stock options.

     The holders of Common Stock are entitled to one vote per share on all matters submitted to a vote of stockholders and are not entitled to cumulative voting rights with respect to the election of directors. Accordingly, holders of a majority of the shares of Common Stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor, subject to preferences that may be applicable to any outstanding Preferred Stock. In the event of liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to share ratably in all net assets remaining after payment of liabilities and the liquidation preference of any outstanding Preferred Stock. Holders of Common Stock have no preemptive, subscription, redemption, conversion or other subscription rights, and there are no sinking fund provisions applicable to the Common Stock. All currently outstanding shares of Common Stock are, and the shares of Common Stock being issued and sold in the Offering will be, duly authorized, validly issued, fully paid and nonassessable.

SERIES CONVERTIBLE PREFERRED STOCK

     The Company currently has outstanding 7,027,806 shares of Series A Convertible Preferred Stock and 666,666 shares of Series B Convertible Preferred Stock, and has entered into an agreement with respect to the issuance of 4,255,319 shares of Series C Convertible Preferred Stock, $.01 par value per share (respectively, the "Series A Preferred Stock," "Series B Preferred Stock" and "Series C Preferred Stock"). See "Certain Transactions." After giving effect to the one-for-five reverse stock split to be effected prior to the closing of the Offering, each share of Convertible Preferred Stock will automatically convert, into one-fifth of a share of Common Stock upon closing of the Offering.

     Following completion of the Offering and the conversion of all of the outstanding shares of Preferred Stock, the Board of Directors will have the authority to issue from time to time up to 5,000,000 shares of Preferred Stock in one or more series and to fix the powers, designations, preferences and relative, participating, optional or other rights thereof, including dividend rights, conversion rights, voting rights, redemption terms, liquidation preferences and the number of shares constituting each such series, without any further vote or action by the Company's stockholders. The issuance of Preferred Stock could adversely affect the rights of holders of Common Stock and could have the effect of delaying, deferring or preventing a change in control of the Company. The Company has no present plans to issue any of these shares of Preferred Stock.

NONCONVERTIBLE PREFERRED STOCK

     The Company has outstanding 9,000 shares of Nonconvertible Redeemable Preferred Stock, $.01 par value per share (the "Nonconvertible Preferred Stock"). The shares of Nonconvertible Preferred

Stock yield annual cumulative dividends of $70 per share, whether or not declared. Upon liquidation, dissolution or winding up of the Company, holders of Nonconvertible Preferred Stock are entitled to receive an amount equal to $1,000 per share prior to amounts being paid to holders of Common Stock, but after appropriate amounts are set aside and paid to the holders of Series A, Series B and Series C Preferred Stock. The Nonconvertible Preferred Stock is redeemable at a price equal to $1,000 per share, plus accrued and unpaid dividends, at the option of the Company at any time and at the option of the holders in the event of transfers aggregating more than 50 percent of the Company's Series A Preferred Stock to persons who are not stockholders of the Company, the original holders of Series A Preferred Stock or Clintec or affiliates. Except as required by law, the Nonconvertible Preferred Stock has no voting rights. Pursuant to the Nonconvertible Preferred Stock Exchange in August 1996, the Company and Clintec entered into an agreement to exchange all of the outstanding shares of Nonconvertible Preferred Stock for 3,404,255 shares of Series C Preferred Stock of the Company. The closing is expected to occur on or about August 30, 1996. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

SENIOR SECURED CONVERTIBLE NOTES

     The Company has issued $2.0 million in aggregate principal amount of Series A Notes. The Series A Notes bear interest at 30 percent per annum, are convertible into shares of Series A Preferred Stock at a price of $1.00 per share and will automatically convert upon the closing of one or more private financings resulting in gross proceeds to the Company of $2.0 million or more. Interest on the Series A Notes is payable in shares of Series A Preferred Stock at a rate equal to one share of Series A Preferred Stock for each $1.00 of interest.

     The Company has also issued $1.0 million in aggregate principal amount of Series B Notes. The Series B Notes bear interest at 30 percent per annum, are convertible into shares of Series B Preferred Stock at a price of $1.50 per share and will automatically convert upon the closing of one or more private financings resulting in gross proceeds to the Company of $1.0 million or more. Interest on the Series B Notes shall be paid in shares of Series B Preferred Stock at a rate equal to one share of Series B Preferred Stock for each $1.50 of interest.

     The Series A Notes and the Series B Notes, including principal and interest thereon, will automatically convert into an aggregate of 2,098,631 shares of Series A Preferred Stock and 690,775 shares of Series B Preferred Stock, respectively, upon the closing of the August 1996 Financing. See "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Liquidity and Capital Resources."

WARRANTS

     Upon the issuance of shares of Series A Preferred Stock in April 1994, the Company also issued the Series A Warrants to purchase an aggregate of 1,625,000 shares of Series A Preferred Stock at a price of $1.00 per share. Series A Warrants to purchase an aggregate of 250,000 shares of Series A Preferred Stock were cancelled in September 1995. The remaining Series A Warrants will be exercised pursuant to a net exercise provision for an aggregate of 789,893 shares of Series A Preferred Stock upon the closing of the August 1996 Financing. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

     In connection with the execution of a lease of real property from the Massachusetts Institute of Technology ("MIT") in October 1994, the Company issued a warrant to MIT to purchase 5,000 shares of Common Stock at a price of $5.00 per share. This warrant expires on October 28, 1999.

REGISTRATION RIGHTS

     At the completion of the Offering, certain stockholders of the Company (the "Rightsholders") will be entitled to certain rights with respect to the registration under the Securities Act of a total of 3,652,486 shares of Common Stock (the "Registrable Shares") pursuant to the terms of an agreement among the Company and the Rightsholders (the "Registration Rights Agreement"). Under the Registration Rights Agreement beginning 6 months after the effective date of the Company's registration statement relating to the Offering, on not more than one occasion and subject to certain limitations, the Company is required to use its best efforts to file a registration statement under the Securities Act if requested by the holders of (i) 35 percent of the outstanding shares of Preferred Stock held by Rightsholders immediately prior to the Offering (the "Preferred Rightsholders"); or (ii) 35 percent of the outstanding shares of Common Stock held by Rightsholders immediately prior to the Offering (the "Common Rightsholders"). In addition, at any time after the Company becomes eligible to use Form S-3, or not more than one occasion, the Company is required to use its best efforts to file a registration statement on Form S-3 if requested by (i) 35 percent of the Preferred Rightsholders or (ii) 35 percent of the Common Rightsholders. The Registration Rights Agreement also provides that in the event the Company proposes to file a registration statement under the Securities Act with respect to an offering by the Company, the Rightsholders shall be entitled to include Registrable Shares in such registration, subject to the right of the managing underwriter of any such offering to exclude some or all of such Registrable Shares from such registration if and to the extent that inclusion of such Shares would adversely affect the marketing of the shares to be sold by the Company. In such event, the amount of Registrable Shares to be offered for the accounts of the Rightsholders shall be reduced pro rata among all of the requesting Rightsholders based upon the number of shares requested to be included in such registration by all requesting Rightsholders. The Company is required to bear the expenses of the first registration requested by Preferred Rightsholders and the first registration requested by Common Rightsholders, except underwriting discounts and commissions and fees of more than one counsel to the Rightsholders. The Rightsholders are subject to certain lock-up agreements. See "Shares Eligible For Future Sale."

DELAWARE ANTI-TAKEOVER LAW AND CERTAIN CHARTER AND BY-LAW PROVISIONS

     The Company is subject to the provisions of Section 203 of the General Corporation Law of Delaware. Section 203 prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years did own, 15 percent or more of the corporation's voting stock.

     The Restated Certificate of Incorporation provides for the division of the Board of Directors into three classes as nearly equal in size as possible with staggered three-year terms. See "Management." In addition, the Restated Certificate of Incorporation provides that directors may be removed only for cause by the affirmative vote of the holders of two-thirds of the shares of capital stock of the corporation entitled to vote. Under the Restated Certificate of Incorporation, any vacancy on the Board of Directors, however occurring, including a vacancy resulting from an enlargement of the Board, may only be filled by vote of a majority of the directors then in office. The classification of the Board of Directors and the limitations on the removal of directors and filling of vacancies could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, control of the Company.

     The Restated Certification of Incorporation also provides that after the closing of the Offering, any action required or permitted to be taken by the stockholders of the Company at an annual meeting or special meeting of stockholders may only be taken if it is properly brought before such meeting and may not be taken by written action in lieu of a meeting. The Restated Certificate of Incorporation further provides that special meetings of the stockholders may only be called by the Chairman of the Board of Directors, the Chief Executive Officer or, if none, the President of the Company or by the Board of Directors. Under the Company's Amended and Restated By-Laws (the "By-Laws"), in order for any matter to be considered "properly brought" before a meeting, a stockholder must comply with certain requirements regarding advance notice to the Company. The foregoing provisions could have the effect of delaying until the next stockholders meeting stockholder actions which are favored by the holders of a majority of the outstanding voting securities of the Company. These provisions may also discourage another person or entity from making a tender offer for the Company's Common Stock, because such person or entity, even if it acquired a majority of the outstanding voting securities of the Company, would be able to take action as a stockholder (such as electing new directors or approving a merger) only at a duly called stockholders meeting, and not by written consent.

     The General Corporation Law of Delaware provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or by-laws, unless a corporation's certificate of incorporation or by-laws, as the case may be, requires a greater percentage. The Restated Certificate of Incorporation and the By-Laws require the affirmative vote of the holders of at least 66 2/3 percent of the shares of capital stock of the Company issued and outstanding and entitled to vote to amend or repeal any of the provisions described in the prior two paragraphs.

     The Restated Certificate of Incorporation contains certain provisions permitted under the General Corporation Law of Delaware relating to the liability of directors. The provisions eliminate a director's liability for monetary damages for a breach of fiduciary duty, except in certain circumstances involving wrongful acts, such as the breach of a director's duty of loyalty or acts or omissions which involve intentional misconduct or a knowing violation of law. Further, the Restated Certificate of Incorporation contains provisions to indemnify the Company's directors and officers to the fullest extent permitted by the General Corporation Law of Delaware. The Company believes that these provisions will assist the Company in attracting and retaining qualified individuals to serve as directors.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Common Stock
is                         .

                        SHARES ELIGIBLE FOR FUTURE SALE

     Prior to the Offering, there has not been any public market for the Common Stock and there can be no assurance that a significant public market for the Common Stock will be developed or be sustained after the Offering. Sales of substantial amounts of Common Stock in the public market after the Offering, or the possibility of such sales occurring, could adversely affect prevailing market prices for the Common Stock or the future ability of the Company to raise capital through an offering of equity securities. See "Risk Factors -- Shares Eligible for Future Resale."

     After the Offering, the Company will have outstanding 5,749,126 shares of Common Stock (6,049,126 shares if the Underwriters' over-allotment option is exercised in full). Of these shares, the 2,000,000 shares offered hereby will be freely tradable in the public market without restriction under the Securities Act, unless such shares are held by "affiliates" of the Company, as that term is defined in Rule 144 under the Securities Act.

     The remaining 3,749,126 shares of Common Stock outstanding upon completion of the Offering will be "restricted securities" as that term is defined in Rule 144 (the "Restricted Shares"). The Restricted Shares were issued and sold by the Company in private transactions in reliance upon exemptions from registration under the Securities Act. Restricted Shares may be sold in the public market only if they are registered or if they qualify for an exemption from registration under the Securities Act, including an exemption under Rule 144 or 701, which are summarized below.

     Pursuant to "lock-up" agreements, all of the Company's executive officers and directors and certain employees and stockholders of the Company, who collectively hold 3,652,486 of such Restricted Shares, have agreed not to offer, sell, or otherwise dispose of (i) any of their Restricted Shares for a period of 180 days from the date of this Prospectus (the "Initial Lock-Up Period"), and
(ii) in excess of 50 percent of such Restricted Shares for a period of 90 days following such 180-day period (the

"Secondary Lock-Up Period") without the prior written consent of Vector Securities International, Inc. The Company has also agreed that it will not offer, sell or otherwise dispose of Common Stock for a period of 180 days from the date of this Prospectus, other than pursuant to existing stock option plans, without the prior written consent of Vector Securities International, Inc. Upon termination of each of the Initial Lock-Up Period and the Secondary Lock-Up Period, approximately 1,409,415 of the Restricted Shares will be eligible for immediate sale in the public market, subject to certain volume, manner of sale, and other limitations under Rule 144. In addition, of the Restricted Shares not subject to lock-up agreements, approximately 44,109 shares will be eligible for immediate sale, without limitation under Rule 144(k), and approximately 52,531 of such Restricted Shares will be eligible for sale beginning 90 days after the date of this Prospectus, subject to certain volume, manner of sale and other limitations under Rule 144 and Rule 701.

     Following the expiration of such lock-up periods, certain shares issued upon exercise of options granted by the Company prior to the date of this Prospectus will also be available for sale in the public market pursuant to Rule 701 under the Securities Act. Rule 701 permits resales of such shares in reliance upon Rule 144 but without compliance with certain restrictions, including the holding period requirement, imposed under Rule 144. In general, under Rule 144 as currently in effect, beginning 90 days after the date of this Prospectus, a person (or persons whose shares of the Company are aggregated) who has beneficially owned Restricted Shares for at least two years (including the holding period of any prior owner who is not an affiliate of the Company) would be entitled to sell within any three-month period a number of shares that does not exceed the greater of (i) one percent of the then outstanding shares of Common Stock (approximately 57,491 shares immediately after the Offering), or
(ii) the average weekly trading volume of the Common Stock during the four calendar weeks preceding the filing of a report on Form 144 with respect to such sale. Sales under Rule 144 are also subject to certain manner of sale and notice requirements and to the availability of current public information about the Company. Under Rule 144(k), a person who is not deemed to have been an affiliate of the Company at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least three years (including the holding period of any prior owner who is not an affiliate of the Company) is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

     The Securities and Exchange Commission has recently proposed amendments to Rule 144 and Rule 144(k) that would permit resale of restricted shares under Rule 144 after a one-year, rather than a two-year holding period, subject to compliance with the other provisions of Rule 144, and would permit resale of restricted shares by non-affiliates under Rule 144(k) after a two-year, rather than a three-year holding period. Adoption of such amendments could result in resale of Restricted Shares sooner than would be the case under Rule 144 and Rule 144(k) as currently in effect.

     As of August 20, 1996, options to purchase a total of 379,721 shares of Common Stock were outstanding under the Company's 1994 Equity Incentive Plan. Of such shares, an aggregate of approximately 293,575 shares are subject to lock-up agreements as described above, and the remaining 86,146 shares will be available for sale in the public market 90 days after the date of this Prospectus pursuant to Rule 701. As of August 20, 1996, 471,639 shares were available for future option grants under the 1994 Equity Incentive Plan.

     The Company intends to file after the effective date of the Offering a Registration Statement on Form S-8 to register an aggregate of 970,218 shares of Common Stock reserved for issuance under the 1994 Equity Incentive Plan. Such Registration Statement will become effective automatically upon filing. Shares issued under the 1994 Equity Incentive Plan, after the filing of the Registration Statement on Form S-8, may be sold in the open market, subject, in the case of certain holders, to the Rule 144 limitations applicable to affiliates, the above-referenced lock-up agreements and vesting restrictions imposed by the Company.

     At the completion of the Offering, certain stockholders will be entitled to certain rights with respect to the registration of shares for resale under the Securities Act. See "Description of Capital Stock."

                                  UNDERWRITING

     Subject to the terms and conditions of the Underwriting Agreement, the underwriters (the "Underwriters") named below, for whom Vector Securities International, Inc. and Tucker Anthony Incorporated are acting as representatives (the "Representatives"), have severally agreed to purchase, subject to the terms and conditions of the Underwriting Agreement, and the Company has agreed to sell to the Underwriters, the following respective number of shares of Common Stock.

                                                                           NUMBER OF
                                  UNDERWRITERS                              SHARES
        -----------------------------------------------------------------  ---------
        Vector Securities International, Inc.............................
        Tucker Anthony Incorporated......................................
                                                                           ---------
             Total.......................................................  2,000,000
                                                                           =========

     The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent, including the absence of any material adverse change in the Company's business and the receipt of certain certificates, opinions and letters from the Company and its counsel and independent auditors. The nature of the Underwriters' obligation is such that they are committed to purchase all shares of Common Stock offered hereby if any of such shares are purchased.

     The Underwriters propose to offer the shares of Common Stock to the public at the offering price set forth on the cover page of this Prospectus, and to
certain dealers at such price less a concession not in excess of $     per
share. The Underwriters may allow to selected dealers and such dealers may
reallow a concession not in excess of $     per share to certain other dealers.
After the initial public offering of the shares of Common Stock, the offering price and other selling terms may be changed by the Representatives.

     The Company has granted to the Underwriters an option, exercisable at any time during the 30-day period after the date of this Prospectus, to purchase up to an additional 300,000 shares of Common Stock at the initial public offering price set forth on the cover page of this Prospectus, less underwriting discounts and commissions. The Underwriters may exercise such option solely for the purpose of covering over-allotments, if any, in connection with the Offering. To the extent such option is exercised, each Underwriter will be obligated, subject to certain conditions, to purchase approximately the same percentage of such additional shares as the number of shares set forth next to such Underwriter's name in the preceding table bears to the total number of shares listed in the table.

     The offering of the shares is made for delivery when, as and if accepted by the Underwriters and subject to prior sale and to withdrawal, cancellation or modification of the Offering without notice. The Underwriters reserve the right to reject an order for the purchase of shares in whole or in part.

     The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that the Underwriters may be required to make in respect thereof.

     The executive officers, directors and certain employees of the Company and other stockholders have agreed that they will not, without the prior written consent of Vector Securities International, Inc., offer, sell or otherwise dispose of (i) any shares of Common Stock, options or warrants to acquire shares of Common Stock, or securities exchangeable for or convertible into shares of Common Stock for a period of 180 days from the date of this Prospectus and (ii) in excess of 50 percent of such Common Stock, options or exchangeable securities, during the 90 days following such 180-day period. The Company has agreed that it will not, without the prior written consent of Vector Securities International, Inc., offer, sell, contract to sell, grant any option to purchase or otherwise dispose of any shares of Common Stock, options or warrants to acquire shares of Common Stock or securities exchangeable for or convertible into shares of Common Stock for a period of 180 days after the date of this Prospectus, except for securities issued under its option plan. See "Shares Eligible for Future Sale."

     Prior to the Offering, there has been no public market for the Common Stock. Consequently, the initial public offering price for the shares of Common Stock included in the Offering will be determined by negotiations between the Company and the Representatives. Among the factors considered in determining such price will be the history of and prospects for the Company's business and the industry in which it competes, an assessment of the Company's management and the present state of the Company's development, its past and present operations and financial performance, the prospects for future earnings of the Company, the present state of the Company's research programs, the current state of the economy in the United States and the current level of economic activity in the industry in which the Company competes and in related or comparable industries, and the current prevailing condition in the securities markets, including current market valuations of publicly traded companies that are comparable to the Company.

                                 LEGAL MATTERS

     Hale and Dorr, Boston, Massachusetts will pass upon the validity of the shares of Common Stock offered by the Company hereby for the Company. Skadden, Arps, Slate, Meagher & Flom, Chicago, Illinois, will pass upon certain legal matters relating to the Offering for the Underwriters.

                                    EXPERTS

     The financial statements of Transcend Therapeutics, Inc. at December 31, 1994 and 1995, and for each of the three years in the period ended December 31, 1995 appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as stated in their report thereon (which contains an explanatory paragraph with respect to the Company's ability to continue as a going concern) appearing elsewhere herein and are included in reliance upon such report, given upon the authority of such firm as experts in accounting and auditing.

     The statements in this Prospectus under the captions "Risk Factors -- Patents and Proprietary Rights; Third-Party Rights", "Business -- Patents and Proprietary Rights" relating to United States patent matters have been reviewed and approved by Pennie & Edmonds, New York, New York, patent counsel to the Company, and have been included herein in reliance upon the review and approval by such firm as experts in patent law.

                             ADDITIONAL INFORMATION

     As a result of the Offering, the Company will become subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith will file periodic reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The Company intends to furnish to its stockholders annual reports containing financial statements audited by an independent public accounting firm and [will make available copies of] quarterly reports containing unaudited financial statements for the first three quarters of each fiscal year.

     The Company has filed with the Commission, Washington, D.C. 20549, a Registration Statement (which term shall include all amendments, exhibits and schedules thereto) on Form S-1 under the Securities Act with respect to the shares of Common Stock offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission, to which Registration Statement reference is hereby made. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. The Registration Statement and the exhibits thereto may be inspected and copied at prescribed rates at the public reference facilities maintained by the Commission at N.W., Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. In addition, the Company is required to file electronic versions of these documents with the Commission through the Commission's Electronic Data Gathering, Analysis, and Retrieval (EDGAR) system. The Commission maintains a World Wide Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                       PAGE
                                                                                       ----
Report of Independent Auditors.......................................................  F-2
Balance Sheets.......................................................................  F-3
Statements of Operations.............................................................  F-4
Statements of Cash Flows.............................................................  F-5
Statements of Redeemable Preferred Stock and Stockholders' Deficit...................  F-6
Notes to the Financial Statements....................................................  F-7

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors and Stockholders
Transcend Therapeutics, Inc.

     We have audited the accompanying balance sheets of Transcend Therapeutics, Inc. (a development stage company) as of December 31, 1994 and 1995, and the related statements of operations, redeemable preferred stock and stockholders' deficit, and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Transcend Therapeutics, Inc. (a development stage company) as of December 31, 1994 and 1995, and the results of its operations and its cash flows each of the three years in the period ended December 31, 1995 in conformity with generally accepted accounting principles.

     As discussed in Note 1, the Company is a development stage company that has not and will not achieve revenues to support future operations without additional financing. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are discussed in Note 1. The 1995 and 1994 financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                          ERNST & YOUNG LLP

Boston, Massachusetts
January 18, 1996, except for Note 11
as to which the date is August 21, 1996

                          TRANSCEND THERAPEUTICS, INC.
                         (a development stage company)

                                 BALANCE SHEETS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                                   DECEMBER 31,
                                                                -------------------
                                                                 1994        1995
                                                                -------    --------     JUNE 30,       PRO FORMA
                                                                                          1996         JUNE 30,
                                                                                       -----------       1996
                                                                                       (UNAUDITED)    -----------
                                                                                                      (UNAUDITED)
                                                     ASSETS
Current assets:
     Cash and cash equivalents................................  $ 3,461    $  1,276     $     546      $   2,550
     Prepaid expenses and other current assets................      200          38            42             42
                                                                -------    --------      --------       --------
          Total current assets................................    3,661       1,314           588          2,592
Property and equipment, net...................................       40          53            52             52
Other assets:
     Patents and licenses, net................................      501         444           417            417
     Other assets.............................................       55          55            55             55
                                                                -------    --------      --------       --------
          Total assets........................................  $ 4,257    $  1,866     $   1,112      $   3,116
                                                                =======    ========      ========       ========
                                 LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
     Accounts payable and accrued expenses....................  $   320    $    404     $     427      $     427
     Accounts payable to related party........................       35
     Interest payable to related party........................                  178           105             --
     Notes payable to related party...........................      170
     Senior secured convertible notes.........................       --          --         3,000             --
                                                                -------    --------      --------       --------
          Total current liabilities...........................      525         582         3,532            427
Senior secured convertible notes..............................                2,000
Redeemable preferred stock:
     Series A Redeemable Convertible Preferred Stock, $.01 par
       value, 12,091,000 shares authorized, 6,500,000,
       6,500,000, 7,027,806, and no shares issued and
       outstanding, respectively (liquidation preference
       $6,500,000 at December 31, 1995).......................    6,500       6,500         7,028             --
     Series B Redeemable Convertible Preferred Stock, $.01 par
       value, 3,000,000 shares authorized at June 30, 1996, no
       shares issued and outstanding
     Redeemable Nonconvertible Preferred Stock, $.01 par
       value, 9,000 shares authorized, 9,000, 9,000, 9,000 and
       no shares issued and outstanding, respectively
       (liquidation preference $9,472,500 at December 31,
       1995)..................................................    1,600       3,081         3,822             --
Stockholders' equity (deficit):
     Common Stock, $.01 par value, 5,000,000 shares
       authorized, 759,135, 763,306, 768,641 and 3,749,126
       shares issued and outstanding, respectively............        8           8             8             37
     Additional paid-in capital...............................      366         368           371         20,509
     Accretion of dividend on Redeemable Nonconvertible
       Preferred Stock........................................     (473)     (1,103)       (1,418)            --
     Accretion of liquidation preference on Redeemable
       Nonconvertible Preferred Stock.........................     (638)     (1,489)       (1,915)            --
     Deficit accumulated during the development stage.........   (3,631)     (8,081)      (10,316)       (17,857)
                                                                -------    --------      --------       --------
          Total stockholders' equity (deficit)................   (4,368)    (10,297)      (13,270)         2,689
                                                                -------    --------      --------       --------
          Total liabilities and stockholders' equity
            (deficit).........................................  $ 4,257    $  1,866     $   1,112      $   3,116
                                                                =======    ========      ========       ========

                            See accompanying notes.

                          TRANSCEND THERAPEUTICS, INC.
                         (a development stage company)

                            STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                             JANUARY 1
                                                                  SIX MONTHS ENDED         1993 (DATE OF
                               YEAR ENDED DECEMBER 31,                JUNE 30,              INCEPTION)
                             ----------------------------    --------------------------     TO JUNE 30,
                              1993      1994       1995         1995           1996            1996
                             ------    -------    -------    -----------    -----------    -------------
                                                             (UNAUDITED)    (UNAUDITED)      (UNAUDITED)
Revenue..................... $6,095    $    --    $    --      $    --        $    --        $   6,095
Operating expenses:
     Research and
       development..........  4,498      2,627      2,739        1,116            941           10,805
     General and
       administrative.......  1,625      1,115      1,645          807            981            5,366
                             ------    -------    -------      -------        -------         --------
Total operating expenses....  6,123      3,742      4,384        1,923          1,922           16,171
Interest income.............               139        111           68             13              263
Interest expense............                         (177)                       (325)            (502)
                             ------    -------    -------      -------        -------         --------
Net loss....................    (28)    (3,603)    (4,450)      (1,855)        (2,234)         (10,315)
Accretion of dividends and
  liquidation preference on
  Redeemable Nonconvertible
  Preferred Stock...........     --     (1,111)    (1,481)        (741)          (741)          (3,333)
                             ------    -------    -------      -------        -------         --------
Net loss to common
  stockholders.............. $  (28)   $(4,714)   $(5,931)     $(2,596)       $(2,975)       $ (13,648)
                             ======    =======    =======      =======        =======         ========
Pro forma net loss per
  common share..............                      $ (1.55)     $  (.68)       $  (.78)
                                                  =======      =======        =======
Pro forma weighted average
  common shares
  outstanding...............                        3,833        3,831          3,833
                                                  =======      =======        =======

                            See accompanying notes.

                          TRANSCEND THERAPEUTICS, INC.
                         (a development stage company)

                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                              JANUARY 1,
                                                                    SIX MONTHS ENDED         1993 (DATE OF
                                  YEAR ENDED DECEMBER 31,               JUNE 30,              INCEPTION)
                                 --------------------------    --------------------------     TO JUNE 30,
                                 1993     1994       1995         1995           1996            1996
                                 ----    -------    -------    -----------    -----------    -------------
                                                               (UNAUDITED)    (UNAUDITED)      (UNAUDITED)
OPERATING ACTIVITIES:
Net loss........................ $(28)   $(3,603)   $(4,450)     $(1,855)       $(2,234)       $ (10,315)
Adjustments to reconcile net
  loss to cash provided by (used
  in) operating activities:
     Depreciation and
       amortization.............    2         49         64           32             33              148
     Loss on sale of property
       and equipment............   --         --          5           --             --                5
     Forgiveness of loan to
       related party............   --        304         --           --             --              304
     Change in operating assets
       and liabilities:
       Prepaid expenses and
          other current
          assets................   (7)      (193)       162          193             (4)             (42)
       Other assets.............   (4)       (50)         3           --             --              (51)
       Accounts payable and
          accrued expenses......   88        233         84         (233)           391              796
       Accounts payable to
          related party.........   48        (13)       143           --            (43)             135
                                 ----    -------    -------      -------        -------         --------
Net cash provided by (used in)
  operating activities..........   99     (3,273)    (3,989)      (1,863)        (1,857)          (9,020)
INVESTING ACTIVITIES:
Purchase of equipment and
  improvements..................  (33)       (18)       (29)          (1)            (6)             (86)
Proceeds from sale of
  equipment.....................   --         --          1           --             --                1
                                 ----    -------    -------      -------        -------         --------
Net cash used in investing
  activities....................  (33)       (18)       (28)          (1)            (6)             (85)
FINANCING ACTIVITIES:
Proceeds from issuance of
  debt..........................   --        170      2,000                       1,000            3,170
Payment on note payable to
  related party.................   --         --       (170)        (170)            --             (170)
Issuance of Series A Preferred
  Stock Warrants................   --         16         --           --             --               16
Issuance of Series A Redeemable
  Convertible Preferred Stock...   --      6,500         --           --            130            6,630
Proceeds from issuance of Common
  Stock.........................   --         --          2            2              3                5
                                 ----    -------    -------      -------        -------         --------
Net cash provided by (used in)
  financing activities..........   --      6,686      1,832         (168)         1,133            9,651
                                 ----    -------    -------      -------        -------         --------
Increase (decrease) in cash and
  cash equivalents..............   66      3,395     (2,185)      (2,032)          (730)             546
Cash and cash equivalents at
  beginning of period...........   --         66      3,461        3,461          1,276               --
                                 ----    -------    -------      -------        -------         --------
Cash and cash equivalents at end
  of period..................... $ 66    $ 3,461    $ 1,276      $ 1,429        $   546        $     546
                                 ====    =======    =======      =======        =======         ========

                            See accompanying notes.

                          TRANSCEND THERAPEUTICS, INC.
                         (a development stage company)
       STATEMENTS OF REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS' DEFICIT
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                             SERIES A
                                                            CONVERTIBLE        REDEEMABLE
                                                             PREFERRED       NONCONVERTIBLE
                                                          PREFERRED STOCK    PREFERRED STOCK     COMMON STOCK
                                                         -----------------  -----------------  -----------------  ADDITIONAL
                                                         NUMBER OF          NUMBER OF          NUMBER OF           PAID-IN
                                                          SHARES    AMOUNT   SHARES    AMOUNT   SHARES    AMOUNT   CAPITAL
                                                         ---------  ------  ---------  ------  ---------  ------  ----------
Issuance of Common Stock, December 1992.................                                         44,109     $1       $ (1)
Purchase of Treasury Stock..............................
Net loss................................................
                                                                                                            --
                                                                                                -------              ----
Balance at December 31, 1993............................                                         44,109      1         (1)
April 1994:
   Issuance of Common Stock from treasury for
     services...........................................
   Issuance of Series A Redeemable Convertible Preferred
     Stock.............................................. 6,500,000  $6,500
   Issuance of Redeemable Nonconvertible Preferred Stock
     for technology.....................................                      9,000    $ 489
   Issuance of Common Stock for technology..............                                        715,026      7        351
   Issuance of Series A Preferred Stock Warrants........                                                               16
Preferred dividend accretion............................                                 473
Preferred liquidation preference accretion..............                                 638
Net loss................................................
                                                                                                            --
                                                         ---------  ------    -----    ------   -------              ----
Balance at December 31, 1994............................ 6,500,000  6,500     9,000    1,600    759,135      8        366
Cancellation of common shares...........................                                         (7,026)    --
Extinguishment of Series A Preferred Stock Warrants.....                                                               (3)
Conversion of options to common shares..................                                         11,197     --          5
Preferred dividend accretion............................                                 630
Preferred liquidation preference accretion..............                                 851
Net loss................................................
                                                                                                            --
                                                         ---------  ------    -----    ------   -------              ----
Balance at December 31, 1995............................ 6,500,000  6,500     9,000    3,081    763,306      8        368
Issuance of Series A Redeemable Convertible Preferred
 Stock for cash (unaudited).............................  130,000     130
Issuance of Series A Redeemable Convertible Preferred
 Stock in lieu of interest due on senior secured
 convertible notes (unaudited)..........................  397,806     398
Conversion of options to common stock (unaudited).......                                          5,335     --          3
Preferred dividend accretion (unaudited)................                                 315
Preferred liquidated preference accretion (unaudited)...                                 426
Net loss (unaudited)....................................
                                                                                                            --
                                                         ---------  ------    -----    ------   -------              ----
Balance at June 30, 1996 (unaudited).................... 7,027,806  $7,028    9,000    $3,822   768,641     $8       $371
                                                         =========  ======    =====    ======   =======     ==       ====


                                                                             CUMULATIVE
                                                            CUMULATIVE      ACCRETION OF
                                                           ACCRETION OF      LIQUIDATION      DEFICIT
                                                            DIVIDEND ON     PREFERENCE ON   ACCUMULATED   TREASURY STOCK
                                                            REDEEMABLE       REDEEMABLE       DURING     -----------------
                                                          NONCONVERTIBLE   NONCONVERTIBLE   DEVELOPMENT  NUMBER OF
                                                          PREFERRED STOCK  PREFERRED STOCK     STAGE      SHARES    AMOUNT
                                                          ---------------  ---------------  -----------  ---------  ------
Issuance of Common Stock, December 1992.................
Purchase of Treasury Stock..............................                                                   24,795    $  0
Net loss................................................                                     $     (28)
                                                                                                                       --
                                                                                              --------    -------
Balance at December 31, 1993............................                                           (28)    24,795       0
April 1994:
   Issuance of Common Stock from treasury for
     services...........................................                                                  (24,795)      0
   Issuance of Series A Redeemable Convertible Preferred
     Stock..............................................
   Issuance of Redeemable Nonconvertible Preferred Stock
     for technology.....................................
   Issuance of Common Stock for technology..............
   Issuance of Series A Preferred Stock Warrants........
Preferred dividend accretion............................      $  (473)
Preferred liquidation preference accretion..............                       $  (638)
Net loss................................................                                        (3,603)
                                                                                                                       --
                                                              -------          -------        --------    -------
Balance at December 31, 1994............................         (473)            (638)         (3,631)         0       0
Cancellation of common shares...........................
Extinguishment of Series A Preferred Stock Warrants.....
Conversion of options to common shares..................
Preferred dividend accretion............................         (630)
Preferred liquidation preference accretion..............                          (851)
Net loss................................................                                        (4,450)
                                                                                                                       --
                                                              -------          -------        --------    -------
Balance at December 31, 1995............................       (1,103)          (1,489)         (8,081)         0       0
Issuance of Series A Redeemable Convertible Preferred
 Stock for cash (unaudited).............................
Issuance of Series A Redeemable Convertible Preferred
 Stock in lieu of interest due on senior secured
 convertible notes (unaudited)..........................
Conversion of options to common stock (unaudited).......
Preferred dividend accretion (unaudited)................         (315)
Preferred liquidated preference accretion (unaudited)...                          (426)
Net loss (unaudited)....................................                                        (2,235)
                                                                                                                       --
                                                              -------          -------        --------    -------
Balance at June 30, 1996 (unaudited)....................      $(1,418)         $(1,915)      $ (10,316)         0    $  0
                                                              =======          =======        ========    =======      ==

                            See accompanying notes.

                          TRANSCEND THERAPEUTICS, INC.
                         (a development stage company)

                         NOTES TO FINANCIAL STATEMENTS

1.  BASIS OF PRESENTATION

  COMPANY

     Transcend Therapeutics, Inc. (the "Company") was incorporated on December 23, 1992 and began operations in January 1993. The Company is a development-stage enterprise, as defined in Statement of Financial Accounting Standards No. 7, and is devoting its efforts to developing novel pharmaceuticals for the treatment of diseases resulting from oxidative stress and related tissue damage, with a particular therapeutic focus on critical care.

  GOING CONCERN

     The financial statements have been prepared on a going concern basis. For the current year ended December 31, 1995, the Company recorded a net loss of $4,450,000, as funds were primarily expended by the Company for the Procysteine clinical development program for the treatment of acute respiratory distress syndrome ("ARDS"), the prevention of multiple organ disfunction ("MOD"), and a number of proof-of-principle clinical studies of Procysteine(R) in other indications, including anystrophic lateral sclerosis ("ALS") and atherosclerotic cardiovascular disease ("ASCVD"). Management believes that to continue as a going concern, the Company will require additional funding to complete both its clinical development program and, ultimately, the marketing of its products.

     Management plans to fund the company with the December 31, 1995 cash on hand of $1,276,000 plus the proceeds from the sale of additional Senior Secured Convertible Notes, in whole or in part, to existing corporate and venture capital shareholders of the Company. The 1995 financial statements do not include any adjustments for the planned new fundraising.

2.  SIGNIFICANT ACCOUNTING POLICIES

  ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

  CASH AND CASH EQUIVALENTS

     The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

  PROPERTY AND EQUIPMENT

     Property and equipment are recorded at cost and are depreciated using the straight-line method over their estimated useful lives of five years. The cost and accumulated depreciation of property and equipment at December 31 are as follows:

                                                                    1994       1995
                                                                    ----       ----
                                                                    (IN THOUSANDS)
          Furniture and equipment.................................  $ 50       $ 69
          Less accumulated depreciation...........................   (10)       (16)
                                                                    ----       ----
          Furniture and equipment, net............................  $ 40       $ 53
                                                                    ====       ====

                          TRANSCEND THERAPEUTICS, INC.
                         (a development stage company)
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

  PATENTS AND OTHER INTANGIBLE ASSETS

     Patent costs are expensed as incurred as research and development costs.

     The carrying value of intangible assets are reviewed on an ongoing basis to assess if facts or circumstances suggest that the Company's intangible assets may be impaired. If this review indicates that intangible assets will not be recoverable, as determined based on the expected future cash flows to be generated by these assets over their remaining amortization period, the Company's carrying value of the intangible assets is reduced by the estimated shortfall of cash flows.

     In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," which establishes criteria for the recognition and measurement of impairment loss associated with longlived assets. The Company adopted this standard in the first quarter of 1996. The adoption did not have a material impact on the Company's financial position or results of operations.

  REDEEMABLE NONCONVERTIBLE PREFERRED STOCK

     The Company has recorded the 9,000 shares of Redeemable Nonconvertible Preferred Stock issued to Clintec Nutrition Company ("Clintec") as partial consideration for the intellectual property rights relating to the pharmaceutical applications of Procysteine and related technologies at their fair value of $500,000. The Company will accrete the value of the Redeemable Nonconvertible Preferred Stock, up to its redemption value of $9,000,000, plus any accrued dividends, over a ten-year period.

  PRO FORMA BALANCE SHEET (UNAUDITED)

     Upon the closing of this Offering, all outstanding shares of Series A, B and C Redeemable Convertible Preferred Stock will automatically convert into an aggregate 2,972,485 shares of Common Stock. The unaudited pro forma presentation of the balance sheet has been prepared assuming (i) the conversion of the Redeemable Convertible Preferred Stock, (ii) the prior conversion of the Nonconvertible Redeemable Preferred Stock into Redeemable Convertible Preferred Stock, (iii) the prior conversion of senior secured convertible notes and accrued interest thereon into Convertible Redeemable Preferred Stock, (iv) the anticipated sale of Series C Redeemable Convertible Preferred Stock, (v) the related conversion of the remaining Series A Preferred Stock Warrants and (vi) the exercise of options to purchase 8,000 shares of Common Stock. (See Note 11)

  REVENUE RECOGNITION

     Research and development revenue is recognized as related costs are incurred. During the year ended December 31, 1993, the Company received a contract research fee of $6,095,000 for various research and development services.

  STOCK-BASED COMPENSATION

     The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25) in accounting for its stock-based compensation plans, rather than the alternative fair value accounting method provided for under Financial Accounting Standards Board Statement No. 123, "Accounting for Stock-Based Compensation."

  PRO FORMA NET LOSS PER COMMON SHARE (UNAUDITED)

     Pro forma net loss per common share is computed using the weighted average number of common shares, convertible preferred shares assuming conversion at date of issuance and dilutive equivalent

                          TRANSCEND THERAPEUTICS, INC.
                         (a development stage company)
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

shares from stock options and warrants using the treasury stock method. Pursuant to the Securities and Exchange Commission Staff Accounting Bulletin No. 83, shares and equivalent shares issued by the Company at prices below the assumed public offering price during the twelve-month period prior to the proposed offering have been included in the calculation as if they were outstanding for all periods presented (using the treasury stock method and using the assumed midpoint of the initial public offering price range).

     The accretion of dividends and liquidation preference on Redeemable Nonconvertible Preferred Stock are added to the Company's net loss in order to arrive at net loss available to common stockholders in the calculation of net loss per common share. Had the anticipated exchange of all of the Redeemable Nonconvertible Preferred Stock for Series C Redeemable Convertible Preferred Stock valued by the Company at $8,000,000, as further described in Note 11, been effected during the six months ended June 30, 1996, the net loss to common stockholders and pro forma net loss per common share would have been as follows:

        Net loss...........................................................  $(2,234)
        Accretion of dividends and liquidation preference on Redeemable
          Nonconvertible Preferred Stock...................................     (741)
        Accretion to fair value of consideration transferred to holders of
          Redeemable Nonconvertible Preferred Stock........................   (4,178)
                                                                             -------
        Net loss to common stockholders....................................  $(7,153)
                                                                             =======
        Pro forma net loss per common share................................  $ (1.87)
                                                                             =======
        Pro forma weighted average common shares outstanding...............    3,833
                                                                             =======

  INTERIM FINANCIAL STATEMENTS (UNAUDITED)

     The balance sheet at June 30, 1996, the statements of operations and statements of cash flows for the six months ended June 30, 1995 and 1996 and the period from January 1, 1993 (date of inception) through June 30, 1996, and the statements of Redeemable Preferred Stock and Stockholders' Deficit for the six months ended June 30, 1996 are unaudited, but, in the opinion of management, include all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of results for these interim periods. The results of operations for the six months ended June 30, 1996 are not necessarily indicative of results to be expected for the entire year.

3.  ACCRUED LIABILITIES

     Included in accounts payable and accrued expenses were the following accrued expenses at December 31:

                                                                     1994          1995
                                                                --------------     ----
                                                                    (IN THOUSANDS)
        Accrued vacation......................................       $ 14          $ 33
        Accrued severance.....................................        125            --
        Accrued clinical costs................................         --           177
        Accrued other.........................................         --            98
                                                                     ----          ----
                  Total accrued expenses......................       $139          $308
                                                                     ====          ====

                          TRANSCEND THERAPEUTICS, INC.
                         (a development stage company)
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

4.  SENIOR SECURED CONVERTIBLE NOTES

     On September 13, 1995 the Company issued $2,000,000 in Senior Secured Convertible Notes to certain existing stockholders.

     Each note matures on January 15, 1997, bearing interest of 30% per annum, payable every four months beginning on January 13, 1996. Interest payments will be made in the form of Series A Convertible Preferred Stock, $.01 par value (the "Series A Stock"). At December 31, 1995, the Company recorded accrued interest of $178,000. All principal and accrued interest will be automatically converted into shares of the Company's Series A Convertible Preferred Stock in an amount equal to one share of preferred stock for each $1.00 of principal or interest upon the closing of sales of equity securities of the Company which yield cumulative gross proceeds of not less than $2,000,000.

     Because no market rate for similar financial instruments was available at December 31, 1995, it was not practicable to estimate the fair value of the outstanding notes, which are carried at their cost of $2,000,000.

5.  INCOME TAXES

     The Company accounts for income taxes in accordance with Financial Accounting Standards Board Statement No. 109 (FAS 109), "Accounting for Income Taxes." Under FAS 109, deferred taxes are recognized using the liability method, whereby tax rates are applied to cumulative temporary differences based on when and how they are expected to affect the tax return. Deferred tax assets and liabilities are adjusted for tax rate changes.

     At December 31, 1995, the Company had available tax loss carryforwards of approximately $7,800,000, which expire through 2008. The tax net operating loss may be subject to certain limitations when an "ownership change" occurs, as defined, under Section 382 of the Internal Revenue Code.

     Deferred income taxes reflect the net tax effect of temporary differences between carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Due to the Company's net loss position, a valuation allowance for 100% of its deferred tax assets has been established. The Company has the following deferred tax assets as of December 31:

                                                                    1994       1995
                                                                   ------     ------
                                                                    (IN THOUSANDS)
          Deferred tax assets:
               Net operating loss carryforwards..................  $1,440     $3,213
               Vacation accrual..................................       6          8
                                                                   -------    -------
          Total gross deferred tax assets........................   1,446      3,221
          Valuation allowance....................................  (1,446)    (3,221)
                                                                   -------    -------
          Net deferred tax assets................................  $    0     $    0
                                                                   =======    =======

     The net increases during 1994 and 1995 in the total valuation allowance were $1,438,000 and $1,775,000, respectively, as a result of the Company's unbenefited net loss.

                          TRANSCEND THERAPEUTICS, INC.
                         (a development stage company)
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

6.  STOCKHOLDERS' EQUITY

  COMMON STOCK

     On April 5, 1994, the Company acquired a exclusive license from Cornell Research Foundation ("Cornell") to intellectual property rights to Procysteine and related technologies for the issuance of 35,025 shares of Common Stock. In accordance with the same agreement, the Company issued 680,000 shares of Common Stock to Clintec as part consideration for the acquisition of the intellectual property rights to Procysteine and related technologies. The technology has been recorded at the Common Stock's fair value of $.10 per share at the time of the transaction.

  COMMON STOCK WARRANTS

     On October 28, 1994, as additional consideration for the execution of the lease on the office space, the Company issued to its lessor a warrant to purchase 5,000 shares of Common Stock, exercisable through October 28, 1999, at $5.00 per share.

  SERIES A REDEEMABLE CONVERTIBLE PREFERRED STOCK

     During 1994, the Company sold 6,500,000 shares of Series A Stock for $1.00 per share. The Series A Stock is convertible into shares of Common Stock, at a conversion price of $5.00 per share, and has a liquidation preference over the Redeemable Nonconvertible Preferred Stock and the Common Stock of up to $5.00 per share plus any accrued, but unpaid, dividends. In addition, the Series A Stock will participate on an as-converted basis with Common Stock in remaining assets in liquidation. The Series A Stock is redeemable, at the option of the holder, in certain circumstances. In addition, interest on the Senior Secured Convertible Notes is payable in Series A Stock.

  SERIES A PREFERRED STOCK WARRANTS

     In conjunction with the issuance of the Series A Stock, the Company sold 1,625,000 warrants to purchase Series A Stock at a price per share equal to the lesser of (i) the per share purchase price of the securities issued in the next financing round or (ii) $1.00. During 1995, warrants to purchase 250,000 shares of Common Stock were canceled by the Company in accordance with the terms and conditions stipulated in the Series A Preferred Stock Purchase Warrant agreement, dated April 4, 1994, as a result of the investor's failure to participate in a subsequent private placement offering.

  REDEEMABLE NONCONVERTIBLE PREFERRED STOCK

     The Company issued 9,000 shares of Redeemable Nonconvertible Preferred Stock to Clintec as partial consideration for the acquisition of the intellectual property rights to Procysteine and related technologies. The Redeemable Nonconvertible Preferred Stock is redeemable, upon certain conditions at the option of the holder, at a price of $1,000 per share plus any unpaid dividends which accrue at a rate of $70 per share per annum. The Redeemable Nonconvertible Preferred Stock has a liquidation preference over Common Stock of $1,000 per share, plus any accrued, but unpaid, dividends.

7.  STOCK OPTION PLAN

     The Company has a 1994 Equity Incentive Plan, which authorizes the Board of Directors to grant stock options to purchase up to an aggregate of 275,891 shares of Common Stock. Stock options granted under the 1994 Plan may qualify as "incentive stock options" under Section 422 of the Internal Revenue Code. The price at which shares may be purchased with an option shall be specified by the Board at the date the option is granted, but in the case of an incentive stock option, shall not be less than fair market value on the date of grant. The duration of any option shall be specified by the Board, but no option

                          TRANSCEND THERAPEUTICS, INC.
                         (a development stage company)
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

designated as an "incentive stock option" may be exercised beyond ten years from the date of grant. Options granted under the Plan vest ratably over two to four years beginning after one year of service.

     Stock option transactions are summarized as follows:

                                                                                       OPTION
                                                                       OPTIONS          PRICE
                                                                     OUTSTANDING      PER SHARE
                                                                     -----------     -----------
Options granted..................................................      203,838          $ .50
                                                                       -------           ----
Balances at December 31, 1994....................................      203,838            .50
     Options granted.............................................       96,600            .50
     Options exercised...........................................      (11,197)           .50
     Options terminated unexercised..............................      (26,786)           .50
                                                                       -------           ----
Balances at December 31, 1995....................................      262,455            .50
     Options granted (unaudited).................................          400            .50
     Options exercised (unaudited)...............................       (5,334)           .50
                                                                       -------           ----
Balances at June 30, 1996 (unaudited)............................      257,521            .50
                                                                       =======
Options exercisable at December 31, 1995.........................       90,507            .50
                                                                       =======

8.  LEASE OBLIGATIONS

     The Company leases office space under a five-year operating lease which commenced in December 1994, with the option to extend for an additional five years, subject to certain rights of first refusal held by other parties. The Company also leases certain office equipment. Future minimum lease payments under noncancelable lease agreements are as follows:

                                                                       (IN THOUSANDS)
                                                                       --------------
          1996.....................................................         $249
          1997.....................................................          241
          1998.....................................................          195
          1999.....................................................          185
          2000.....................................................            6
                                                                            ----
                                                                            $876
                                                                            ====

     Rent expense amounted to $70,000, $68,000 and $186,000 for the years ended December 31, 1993, 1994 and 1995, respectively.

     On November 15, 1994, the Company entered into a commitment for a $250,000 equipment lease line. Through December 31, 1995, the Company had leased equipment totaling approximately $145,000 over a three-year lease period.

9.  COMMITMENTS AND CONTINGENCIES

     The Company is committed to pay minimum royalties to Cornell under patent licenses of $60,000 per annum through 2000, net of certain patent costs. In addition, the Company has an ongoing research agreement with Cornell Medical College with $133,000 due in July 1996.

10.  RELATED-PARTY TRANSACTIONS

     During 1995, Baxter provided various services to the Company and billed $51,000 for the cost of those services. These services included clinical inventory storage and recordkeeping, stability operations, particle analysis, formulation development, quality management and laboratory services. These arrangements were terminated during 1995 and transferred to other vendors.

                          TRANSCEND THERAPEUTICS, INC.
                         (a development stage company)
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     During 1995, the Company repaid a note payable due to Clintec in the amount of $170,000 for fees paid by Clintec on behalf of the Company for delivery of certain clinical trial data.

11.  SUBSEQUENT EVENTS

     In August 1996, the Company effected a one-for-five reverse stock split of its Common Stock. All common share and per share amounts have been adjusted retroactively to reflect the stock split.

     In January of 1996, the Company received $130,000 from the sale of shares of Series A Preferred Stock at a price of $1.00 per share to three individual investors.

     On January 13, 1996, the Company issued 198,904 shares of Series A Preferred Stock in lieu of interest on the Senior Secured Convertible Notes for the period September 13, 1995 through January 13, 1996.

     On May 29, 1996, the Company issued Series B Notes in the aggregate principal amount of $1,000,000 to certain institutional investors. These Series B Notes were issued pursuant to the exercise of an option granted under the Series A Notes. The Series B Notes bear interest at 30 percent per annum, payable in three annual installments in the form of Series B Convertible Preferred Stock (at one share per $1.50 of interest due and payable). The Series B Notes mature on January 15, 1997, and are convertible into shares of Series B Convertible Preferred Stock. The Company will issue 24,109 shares of Series B Convertible Preferred Stock in full payment of accrued and unpaid interest through the closing date.

     In addition, in August 1996, the Company entered in to an agreement to issue and sell 851,064 shares of Series C Convertible Preferred Stock, respectively, at a price of $2.35 per share ($11.75 per share on a post-split common stock equivalent basis). These transactions are expected to close on or about August 30, 1996. Upon closing of the August 1996 Financing, (i) the Series A Notes will convert into an aggregate of 2,000,000 shares of Series A Preferred Stock and the Series B Notes will convert into an aggregate of 666,666 shares of Series B Preferred Stock; and (ii) the Series A Warrants will be exercised pursuant to a net exercise provision resulting in the issuance of an aggregate of 789,894 shares of Series A Convertible Preferred Stock.

     In August 1996, the Company entered into an agreement to exchange all of its Redeemable Nonconvertible Preferred Stock for 3,404,255 shares of Series C Redeemable Convertible Preferred Stock which have been valued by the Company at $8,000,000. The difference between the carrying value of the Redeemable Nonconvertible Preferred Stock and the value of the Series C Redeemable Convertible Preferred Stock of $4,178,000 will be an addition to the net loss to common stockholders in the calculation of net loss per share.

     In August 1996, the Company's Board of Directors approved an Amended and Restated Certificate of Incorporation, subject to stockholder approval, which provides that upon the closing of the initial public offering the Company's capital stock will consist of 25,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock.

     The Company's 1994 Equity Incentive Plan was initially adopted by the Board of Directors and approved by the stockholders in April 1994. The Amended and Restated 1994 Plan (the "1994 Equity Incentive Plan") was adopted by the Board of Directors and approved by the stockholders in August 1996. Under the terms of the 1994 Equity Incentive Plan, the Company is authorized to make awards of restricted stock and to grant incentive stock options and non-statutory stock options to employees (including officers and employee directors) and directors of, and consultants and advisors to, the Company to purchase shares of the Common Stock of the Company. A total of 379,721 shares of

                          TRANSCEND THERAPEUTICS, INC.
                         (a development stage company)
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

Common Stock have been reserved for issuance upon exercise of outstanding options granted under the 1994 Equity Incentive Plan. An additional 471,639 shares of Common stock have been reserved for future options or awards under the 1994 Equity Incentive Plan.

     During the period from May 1996 through August 20, 1996, the Board of Directors approved the grant of stock options to purchase 130,200 shares of Common Stock at exercise prices ranging from $1.50 to $2.50 per share. In the quarter ended September 30, 1996, the Company intends to record a deferred compensation amount of $1.1 million relating to the grant of these options, which amount will be amortized over the four-year vesting period of these options.

- ------------------------------------------------------
                          ------------------------------------------------------
- ------------------------------------------------------
                          ------------------------------------------------------

  NO DEALER, SALES REPRESENTATIVE OR ANY OTHER PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED HEREIN AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE COMMON STOCK OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                         ------------------------------
                               TABLE OF CONTENTS

                                            PAGE
                                            ----
Prospectus Summary........................    3
Risk Factors..............................    5
Use of Proceeds...........................   16
Dividend Policy...........................   16
Capitalization............................   17
Dilution..................................   18
Selected Financial Data...................   19
Management's Discussion and Analysis of
  Financial Conditions and Results of
  Operations..............................   20
Business..................................   23
Management................................   35
Certain Transactions......................   40
Principal Stockholders....................   43
Description of Capital Stock..............   45
Shares Eligible for Future Sale...........   48
Underwriting..............................   50
Legal Matters.............................   51
Experts...................................   51
Additional Information....................   51
Index to Financial Statements.............  F-1
            ------------------------
  UNTIL       , 1996 (25 DAYS AFTER THE DATE OF
  THIS PROSPECTUS), ALL DEALERS EFFECTING
TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT
PARTICIPATING IN THIS DISTRIBUTION, MAY BE
REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN
ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER
A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND
WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR
SUBSCRIPTIONS.

                                2,000,000 SHARES
                                      LOGO
                                  COMMON STOCK

                         ------------------------------

                                   PROSPECTUS
                         ------------------------------
                     Vector Securities International, Inc.
                                 Tucker Anthony
                                  Incorporated

                                          , 1996

- ------------------------------------------------------
                          ------------------------------------------------------
- ------------------------------------------------------
                          ------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the various expenses in connection with the sale and distribution of the securities being registered, other than the underwriting discounts and commissions. All amounts shown are estimates except for the Securities and Exchange Commission registration fee and the NASD filing fee.

                                       ITEM                                      AMOUNT
     -------------------------------------------------------------------------  --------
     SEC Registration Fee.....................................................  $ 11,104
     NASD Filing Fee..........................................................     3,270
     Nasdaq National Market Listing Fee.......................................    31,823
     Blue Sky Fees and Expenses...............................................    15,000
     Transfer Agent and Registrar Fees........................................     5,000
     Accounting Fees and Expenses.............................................   150,000
     Legal Fees and Expenses..................................................   250,000
     Printing, Engraving and Mailing Expenses.................................   120,000
     Miscellaneous............................................................    13,803
                                                                                --------
          Total...............................................................  $600,000
                                                                                ========

- ---------------

* To be completed by amendment

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Article VIII of the Registrant's Restated Certificate of Incorporation (the "Restated Certificate of Incorporation") provides that no director of the Registrant shall be personally liable for any monetary damages for any breach of fiduciary duty as a director, except to the extent that a Delaware General Corporation Law prohibits the elimination or limitation of liability of directors for breach of fiduciary duty.

     Article IX of the Registrant's Restated Certificate of Incorporation provides that a director or officer of the Registrant (a) shall be indemnified by the Registrant against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement incurred in connection with any litigation or other legal proceeding (other than an action by or in the right of the Registrant) brought against him by virtue of his position as a director or officer of the Registrant if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful and (b) shall be indemnified by the Registrant against all expenses (including attorneys' fees) and amounts paid in settlement incurred in connection with any action by or in the right of the Registrant brought against him by virtue of his position as a director or officer of the Registrant if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Registrant, except that no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the Registrant, unless a court determines that, despite such adjudication but in view of all of the circumstances, he is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that a director or officer has been successful, on the merits or otherwise, including, without limitation, the dismissal of an action without prejudice, he is required to be indemnified by the Registrant against all expenses (including attorneys' fees) incurred in connection therewith. Expenses shall be advanced to a director or officer at his request, provided that he undertakes to repay the amount advanced if it is ultimately determined that he is not entitled to indemnification for such expenses.

     Article VIII of the Registrant's Restated Certificate of Incorporation further provides that the indemnification provided therein is not exclusive, and provides that in the event that the Delaware General Corporation Law is amended to expand the indemnification permitted to directors or officers the Registrant must indemnify those persons to the fullest extent permitted by such law as so amended.

     Section 145 of the Delaware General Corporation Law provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

     The Company also currently has in place standard director and officer liability insurance which, subject to customary exclusions and specified limits, insures its directors and officers against certain losses and expenses suffered or incurred by such persons as a result of serving in such capacity.

     Under Section   of the Underwriting Agreement, the Underwriters are
obligated, under certain circumstances, to indemnify directors and officers of the Registrant against certain liabilities, including liabilities under the Securities Act. Reference is made to the form of Underwriting Agreement filed as
Exhibit 1 hereto.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

     Set forth in chronological order below is information regarding the number of shares of Common and Preferred Stock issued, and the number of options granted and warrants issued, by the Registrant since its incorporation. Further included is the consideration, if any, received by the Registrant for such shares and options, and information relating to the section of the Securities Act of 1933, as amended (the "Securities Act"), or rule of the Securities and Exchange Commission under which exemption from registration was claimed. Awards of options did not involve any sale under the Securities Act and none of these securities was registered under the Securities Act.

     1. In December 1992, the Registrant sold an aggregate of 100 shares of its Common Stock for $.01 per share to Dr. Gary Pace and Dr. Dennis Goldberg, founders of the Registrant.

     2. In April 1994, the previously issued and outstanding shares of Common Stock of the Registrant issued to Dr. Pace and Dr. Goldberg were exchanged for an aggregate of 44,109 shares of its Common Stock effected in the form of a stock dividend.

     3. In April 1994, the Registrant issued 680,000 shares of its Common Stock and 9,000 shares of its Nonconvertible Redeemable Preferred Stock to Clintec Nutrition Company upon receipt from Clintec of its rights in Procysteine and related pharmaceutical technologies.

     4. In April 1994, as part of a license agreement with Cornell Research Foundation ("Cornell"), the Registrant issued 35,024 shares of its Common Stock to Cornell. On October 4, 1995, Cornell agreed to return 7,026 such shares for cancellation in settlement of a dispute related to the abandonment by Cornell of a patent application in Japan licensed to the Registrant under the license agreement.

     5. In April 1994, the Registrant sold an aggregate of 6,500,000 shares of its Series A Convertible Preferred Stock to a group of investors at a purchase price of $1.00 per share for an aggregate of $6.5 million. As part of the same transaction, the investors also purchased from the Registrant warrants to purchase an aggregate of 1,625,000 shares of Series A Preferred Stock for $.01 per share of Series A Preferred Stock issuable upon the exercise of such warrants. The exercise price of the warrants was $1.00 per share.

     6. In October 1994, in connection with the Registrant's lease of office space from the Massachusetts Institute of Technology ("MIT"), the Registrant issued to MIT 5,000 shares of its Common Stock at an exercise price of $5.00 per share.

     7. In September 1995, the Registrant sold $2.0 million aggregate principal amount of its Senior Secured Convertible Notes ("Series A Notes") to a group of investors. The Series A Notes bear interest on the Series A Notes of 30 percent per annum is payable in, and the principal amount of such notes is convertible into, shares of Series A Convertible Preferred Stock (at one share per $1.00 of such interest or principal).

     8. In January 1994, the Registrant sold an aggregate of 130,000 shares of Series A Preferred Stock to Jerry Jackson and Frank Douglas, directors of the Registrant, and one former director of the Registrant, for an aggregate purchase price of $130,000 at $1.00 per share.

     9. In January 1996, the Registrant issued an aggregate of 198,903 shares of Series A Convertible Preferred Stock to a group of investors as interest due and payable on Series A Notes held by such investors.

     10. In May 1996, the Registrant issued an aggregate of 198,903 shares of Series A Preferred Stock to a group of investors as interest due and payable on Series A Notes held by such investors.

     11. In May 1996, the Registrant issued $1.0 million in aggregate principal amount of notes ("Series B Notes") to the holders of Series A Notes. Interest on the Series B Notes of 30 percent per annum is payable in, and the principal amount of such notes is convertible into, shares of Series B Convertible Preferred Stock (at one share per $1.50 of such interest or principal).

     12. In August 1996, the Registrant sold an aggregate of 851,064 shares of its Series C Convertible Preferred Stock to a group of investors at a purchase price of $2.70 per share for an aggregate of $2.0 million. As part of the same transaction, (a) the sole holder of 9,000 shares of the Registrant's Nonconvertible Redeemable Preferred Stock exchanged such shares for 3,404,255 shares of the Series C Convertible Preferred Stock, (b) holders of warrants to purchase shares of Series A Convertible Preferred Stock were issued an aggregate of 789,892 shares of Series A Convertible Preferred Stock pursuant to a net exercise of such warrants, and (c) $3.1 million in aggregate principal amount of, and interest on, the Series A Notes and Series B Notes were converted into an aggregate of 2,098,631 shares of Series A Convertible Preferred Stock and 690,775 shares of Series B Convertible Preferred Stock.

     13. From April 1994 through August 20, 1996, the Registrant granted options to purchase 379,721 shares of Common Stock at exercise prices ranging from $.50 to $2.50.

     No underwriters were engaged in connection with any of the foregoing sales of securities. The issuance of shares of capital stock and securities in the transactions described in paragraphs (1) through (12) above were offered and sold in reliance upon the exemption from registration under Section 4(2) of the Securities Act and/or Regulation D promulgated under the Securities Act, for sales by an issuer not involving any public offering. The issuances of securities in the transaction described in paragraph 13 above are deemed to be exempt from registration under the Securities Act by virtue of Rule 701 promulgated thereunder in that they were offered and sold pursuant to writen compensatory benefits plans or pursuant to written contract relating to compensation.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (A) EXHIBITS

    EXHIBIT
       NO.                                       DESCRIPTION
    --------   -------------------------------------------------------------------------------
      1*       Form of Underwriting Agreement.
      3.1      Restated Certificate of Incorporation of the Registrant, as amended.
      3.2*     Forms of Certificate of Amendment to Restated Certificate of Incorporation of
               the Registrant, as amended.
      3.3*     Form of Second Amended and Restated Certificate of Incorporation of the
               Registrant (to be filed prior to the consummation of the public offering).
      3.4*     Amended and Restated By-Laws of the Registrant.
      4.1*     Specimen certificate for shares of Common Stock, $.01 par value, of the
               Registrant.
      4.2*     Amended and Restated Registration Rights Agreement dated September 13, 1995, as amended December 22, 1995 and May 31, 1996, by and among the Registrant and The
               Venture Capital Fund of New England III, L.P., Advent International Investors
               II Limited Partnership, Advent Performance Materials Limited Partnership,
               Global Private Equity II Limited Partnership, Rovent II Limited Partnership,
               Paal C. Gisholt, Charles Hsu, Sprout Capital VI, L.P., DLJ Capital Corporation,
               Baxter Healthcare Corporation, Clinical Nutrition Holdings, Inc., Clintec
               Nutrition Company, the Massachusetts Institute of Technology, Jerry T. Jackson,
               Frank L. Douglas and Richard B. Egen (collectively, the "Holders").
      4.3*     Second Amended and Restated Registration Rights Agreement dated August   , 1996
               among the Registrant and the Holders.
      5 *      Opinion of Hale and Dorr with respect to the validity of the securities being offered.
     10.1*     Amended and Restated 1994 Equity Incentive Plan.
    +10.2      Contribution Agreement dated April 5, 1994 by and between the Registrant and
               Clintec Nutrition Company.
     10.4      Non-solicitation Agreement dated April 5, 1994 between the Registrant and
               Baxter Healthcare Corporation.
    +10.5      License Agreement dated April 5, 1994 between the Registrant and Clintec
               Nutrition Company.
    +10.6      Amended and Restated Exclusive License Agreement CRF D-416 and D-052, D-913, D-
               1069, D-1239, D-1258, D-1403, D-1426, dated August 12, 1996 between the
               Registrant and Cornell Research Foundation, Inc.
    10.7*      Letter Agreement dated October 28, 1994 between the Registrant and the
               Massachusetts Institute of Technology.
    10.8       Common Stock Purchase Warrant dated October 28, 1994 for 5,000 shares of Common
               Stock issued to the Massachusetts Institute of Technology.
    10.9       Lease dated October 28, 1994 between the Registrant and the Massachusetts
               Institute of Technology.
    10.10      Employment Agreement dated November 28, 1994 between the Registrant and Hector
               J. Gomez.
    10.11      Letter Agreement dated June 23, 1995 among the Registrant, The General Hospital
               Corporation and the University of Maryland.
    10.12      Letter Agreement dated October 4, 1995 between the Registrant and Cornell
               Research Foundation, Inc.

    EXHIBIT
       NO.                                       DESCRIPTION
    --------   -------------------------------------------------------------------------------
    10.13*     Series C Convertible Preferred Stock Purchase Agreement dated as of August   ,
               1996 among the Registrant and certain Holders.
    10.14*     Warrantholder Agreement dated as of August   , 1996 among the Registrant and
               certain Warrantholders
    11         Calculation of shares used in determining pro forma net loss per common share.
    23.1*      Consent of Hale and Dorr (included in Exhibit 5).
    23.2       Consent of Pennie & Edmonds
    23.3       Consent of Ernst & Young LLP.
    24         Powers of Attorney (included on page II-6).
    27         Financial Data Schedule

- ---------------

    * To be filed by amendment.

    + Confidential treatment requested as to certain portions, which portions are omitted and filed separately with the Commission.

     (B) FINANCIAL STATEMENT SCHEDULES

     All schedules have been omitted because they are not required or because the required information is given in the Financial Statements or Notes thereto.

ITEM 17.  UNDERTAKINGS

     The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cambridge, Commonwealth of Massachusetts, on this 21st day of August, 1996.

                                          TRANSCEND THERAPEUTICS, INC.

                                          By:      /s/  HECTOR J. GOMEZ

                                            ------------------------------------
                                               Hector J. Gomez, M.D., Ph.D.,
                                               President and Chief Executive
                                                           Officer

                        POWER OF ATTORNEY AND SIGNATURES

     We, the undersigned officers and directors of Transcend Therapeutics, Inc., hereby severally constitute and appoint Hector J. Gomez, B. Nicholas Harvey and Steven D. Singer, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the Registration Statement on Form S-1 filed herewith and any and all pre-effective and post-effective amendments to said Registration Statement (or any other registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act), and generally to do all such things in our names and on our behalf in our capacities as officers and directors to enable Transcend Therapeutics, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said Registration Statement and any and all amendments thereto.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

                SIGNATURE                                 TITLE                      DATE
- ------------------------------------------  ---------------------------------  ----------------
           /s/  HECTOR J. GOMEZ             President, Chief Executive         August 21, 1996
- ------------------------------------------  Officer and Director (Principal
       Hector J. Gomez, M.D., Ph.D.         Executive Officer)
         /s/  B. NICHOLAS HARVEY            Vice President, Finance and Chief  August 21, 1996
- ------------------------------------------  Financial Officer (Principal
            B. Nicholas Harvey              Financial and Accounting Officer)
          /s/  JERRY T. JACKSON             Chairman of the Board of           August 21, 1996
- ------------------------------------------  Directors
             Jerry T. Jackson
          /s/  PHILIPPE CHAMBON             Director                           August 21, 1996
- ------------------------------------------
      Philippe Chambon, M.D., Ph.D.
          /s/  FRANK L. DOUGLAS             Director                           August 21, 1996
- ------------------------------------------
      Frank L. Douglas, M.D., Ph.D.
           /s/  RICHARD W. HUNT             Director                           August 21, 1996
- ------------------------------------------
             Richard W. Hunt
        /s/  WILLIAM C. MILLS III           Director                           August 21, 1996
- ------------------------------------------
           William C. Mills III
         /s/  GERARD M. MOUFFLET            Director                           August 21, 1996
- ------------------------------------------
            Gerard M. Moufflet

                                 EXHIBIT INDEX

                                                                                     SEQUENTIALLY
    EXHIBIT                                                                            NUMBERED
       NO.                                 DESCRIPTION                                  PAGES
    --------   --------------------------------------------------------------------  ------------
      1*       Form of Underwriting Agreement. ....................................
      3.1      Restated Certificate of Incorporation of the Registrant, as
               amended. ...........................................................
      3.2*     Form of Certificate of Amendment to Restated Certificate of
               Incorporation of the Registrant, as amended. .......................
      3.3*     Form of Second Amended and Restated Certificate of Incorporation of
               the Registrant (to be filed prior to the consummation of the public offering). .........................................................
      3.4*     Amended and Restated By-Laws of the Registrant. ....................
      4.1*     Specimen certificate for shares of Common Stock, $.01 par value, of the Registrant. ....................................................
      4.2*     Amended and Restated Registration Rights Agreement dated September
               13, 1995, as amended December 22, 1995 and May 31, 1996, by and among the Registrant and The Venture Capital Fund of New England
               III, L.P., Advent International Investors II Limited Partnership,
               Advent Performance Materials Limited Partnership, Global Private
               Equity II Limited Partnership, Rovent II Limited Partnership, Paal
               C. Gisholt, Charles Hsu, Sprout Capital VI, L.P., DLJ Capital
               Corporation, Baxter Healthcare Corporation, Clinical Nutrition
               Holdings, Inc., Clintec Nutrition Company, the Massachusetts
               Institute of Technology, Jerry T. Jackson, Frank L. Douglas and
               Richard B. Egen (collectively, the "Holders"). .....................
      4.3*     Second Amended and Restated Registration Rights Agreement dated
               August   , 1996 among the Registrant and the Holders. ..............
      5 *      Opinion of Hale and Dorr with respect to the validity of the securities being offered. ..........................................
     10.1*     Amended and Restated 1994 Equity Incentive Plan. ...................
    +10.2      Contribution Agreement dated April 5, 1994 by and between the
               Registrant and Clintec Nutrition Company. ..........................
     10.4      Non-solicitation Agreement dated April 5, 1994 between the
               Registrant and Baxter Healthcare Corporation. ......................
    +10.5      License Agreement dated April 5, 1994 between the Registrant and
               Clintec Nutrition Company. .........................................
    +10.6      Amended and Restated Exclusive License Agreement CRF D-416 and
               D-052, D-913, D-1069, D-1239, D-1258, D-1403, D-1426, dated August
               12, 1996 between the Registrant and Cornell Research Foundation,
               Inc. ...............................................................
    10.7*      Letter Agreement dated October 28, 1994 between the Registrant and the Massachusetts Institute of Technology. .........................
    10.8       Common Stock Purchase Warrant dated October 28, 1994 for 5,000 shares of Common Stock issued to the Massachusetts Institute of
               Technology. ........................................................
     10.9      Lease dated October 28, 1994 between the Registrant and the
               Massachusetts Institute of Technology. .............................
    10.10      Employment Agreement dated November 28, 1994 between the Registrant and Hector J. Gomez. ...............................................
    10.11      Letter Agreement dated June 23, 1995 among the Registrant, The
               General Hospital Corporation and the University of Maryland. .......
    10.12      Letter Agreement dated October 4, 1995 between the Registrant and
               Cornell Research Foundation, Inc. ..................................
    10.13*     Series C Convertible Preferred Stock Purchase Agreement dated as of
               August   , 1996 among the Registrant and certain Holders. ..........
    10.14*     Warrantholder Agreement dated as of August   , 1996 among the
               Registration and certain Warrantholders. ...........................
    11*        Calculation of shares used in determining pro forma net loss per common share. ......................................................
    23.1*      Consent of Hale and Dorr (included in Exhibit 5). ..................
    23.2       Consent of Pennie & Edmonds ........................................
    23.3       Consent of Ernst & Young LLP. ......................................

                                                                                     SEQUENTIALLY
    EXHIBIT                                                                            NUMBERED
       NO.                                 DESCRIPTION                                  PAGES
    --------   --------------------------------------------------------------------  ------------
    24         Powers of Attorney (included on page II-6). ........................
    27         Financial Data Schedule ............................................

- ---------------

    * To be filed by amendment.

    + Confidential treatment requested as to certain portions, which portions are omitted and filed separately with the Commission.